Registration No. 333-44969
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------
                            DESA INTERNATIONAL, INC.
                              AND OTHER REGISTRANTS
                     (See Table of Other Registrants Below)
             (Exact name of registrant as specified in its charter)
                              --------------------

      DELAWARE                       3433                       22-2940760
  (State or other             (Primary Standard              (I.R.S. Employer
  jurisdiction of                 Industrial                 Identification No.)
   incorporation               Classificatio Code
   or organization)                 Number)


              2701 INDUSTRIAL DRIVE, BOWLING GREEN, KENTUCKY 42102
                                 (502) 781-9600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                                 ROBERT H. ELMAN
                            DESA INTERNATIONAL, INC.
                              2701 Industrial Drive
                          Bowling Green, Kentucky 42102
                                 (502) 781-9600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:
                             MICHAEL A. MATZKA, ESQ.
                            SULLIVAN & WORCESTER LLP
                             One Post Office Square
                                Boston, MA 02109
                                 (617) 338-2800
                              --------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act of 1933, as amended, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering.|_|

         If this form is a post-effective amendment filed pursuant to Rule 462(b) of the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. |_|

                              --------------------

                                                  CALCULATION OF REGISTRATION FEE

          Title of Each Class of            Amount to be    Proposed Maximum Offering       Proposed Maximum          Amount of
       Securities to be Registered           Registered          Price Per Unit         Aggregate Offering Price   RegistrationFee
97/8% Senior Subordinated Notes Due 2007    $130,000,000             100%(1)                 $130,000,000(1)          $38,350(3)

Guarantees of the 97/8% Senior Subordinated $130,000,000             None(2)                     None(2)                 ---
Notes Due 2007

(1)  Pursuant to Rule  457(f)(2)  under the Securities  Act of 1933,  the  registration  fee has been based on the book value of the securities  to be received by the  Registrant  in exchange for the  securities  to be issued  hereunder  in the Exchange  Offer described herein.
(2)  Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantees.
(3)  Paid with original filing.

                                ----------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.


                           TABLE OF OTHER REGISTRANTS

                                                        Standard                       Address, Including Zip Code, and
                                                        Industry       IRS Employer    Telephone Number, Including Area
                                    Jurisdiction of  Classification   Identification   Code, of the Principal Executive
        Name of Corporation          Incorporation        Code            Number                   Offices

DESA Holdings Corporation              Delaware           3433          61-1251518    2701 Industrial Drive, Bowling
                                                                                      Green, Kentucky 42102
                                                                                      (502) 781-9600


                   SUBJECT TO COMPLETION, DATED APRIL 30, 1998


                                OFFER TO EXCHANGE
                                 all outstanding
                    97/8% SENIOR SUBORDINATED NOTES DUE 2007
                   ($130,000,000 principal amount outstanding)
                                       for
                    97/8% SENIOR SUBORDINATED NOTES DUE 2007
                                       of
                            DESA INTERNATIONAL, INC.
                                 ---------------

       The Exchange Offer will expire at 5:00 p.m., New York City time on
                       ____________, 1998, unless extended
                                 ---------------


         DESA International, Inc. a Delaware corporation ("DESA" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its 97/8% Senior Subordinated Notes Due 2007 (the "New Notes"), in an offering which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus constitutes a part, for an equal principal amount of its outstanding 97/8% Senior Subordinated Notes Due 2007 (the "Old Notes"), of which an aggregate of $130,000,000 in principal amount is outstanding as of the date hereof (the "Exchange Offer"). The New Notes and the Old Notes are sometimes referred to herein collectively as the "Notes." The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company entitled to the benefits of the Indenture, dated as of November 26, 1997 (the "Indenture"), by and among the Company, Desa Holdings Corporation, a Delaware corporation and the parent of the Company ("Holdings"), and Marine Midland Bank as trustee (the "Trustee"), relating to the Notes. See "Description of the New Notes." Following the completion of the Exchange Offer, none of the New Notes will be entitled to any rights under the Registration Rights Agreement, dated as of November 26, 1997 (the "Registration Rights Agreement"), by and among the Company, Holdings and the Initial Purchasers named therein. The Company's payment obligations under the Old Notes is, and under the New Notes will be, fully and unconditionally guaranteed on a Senior Subordinated basis by Holdings.

         See "Risk Factors" beginning on page 22 for a discussion of certain factors that should be considered in evaluating an investment in the New Notes.
                                 ---------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

      THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT
       SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDIC-
           TION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF
                WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR
                       BLUE SKY LAWS OF SUCH JURISDICTION.

                 The date of this Prospectus is __________,1998.

         The Old Notes were issued in a transaction (the "Prior Offering") pursuant to which the Company issued an aggregate of $130,000,000 principal amount of the Old Notes to the Initial Purchasers on November 26, 1997 (the "Closing Date") pursuant to a Purchase Agreement, dated November 26, 1997 (the "Purchase Agreement") among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company, Holdings and the Initial Purchasers also entered into the Registration Rights Agreement, dated November 26, 1997, pursuant to which the Company granted certain registration rights for the benefit for the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer-Purchase and Effect."

         The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of November 26, 1997 (the "Indenture"), among the Company, Holdings and Marine Midland Bank, as trustee (the "Trustee"), and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and will not be entitled to registration rights, (ii) holders of New Notes will not be entitled to liquidated damages for the Company's failure to register the Old Notes or New Notes under the Registration Rights Agreement, and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to Marine Midland Bank, as registrar of the Old Notes (in such capacity, the "Registrar") under the Indenture, of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer-Termination of Certain Rights," "-Procedures for Tendering Old Notes" and "Description of Notes." In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture.

         The New Notes will bear interest at a rate of 97/8% per annum. Interest on the New Notes is payable semiannually, commencing June 15, 1998, on June 15 and December 15 of each year (each, an "Interest Payment Date") and shall accrue from November 26, 1997 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. The New Notes will mature on December 15, 2007. See "Description of Notes."

         The New Notes will not be redeemable at the Company's option prior to December 15, 2002. Thereafter, the New Notes will be redeemable by the Company at the redemption prices and subject to the conditions set forth in "Description of Notes-Optional Redemption." Notwithstanding the foregoing, at any time on or before December 15, 2000, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of Notes with the net proceeds from one or more Public Equity Offerings (as defined) at the redemption price set forth herein, plus accrued and unpaid interest, if any, through the redemption date; provided, however, that at least 65% of the original aggregate principal amount of Notes remain outstanding following such redemption. See "Description of Notes-Redemption-Optional Redemption." Upon a Change of Control (as defined herein), the Company (i) will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase and (ii) prior to December 15, 2002 will have the option to redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date plus the Applicable Premium (as defined herein). There can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchases of Notes. See "Risk Factors -- Potential Inability to Fund Change of Control Offer," "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "-- Optional Redemption upon Change of Control." Depending upon the circumstances prevailing at the time of such a Change of Control, there is a risk that the Company may be unable to satisfy such obligations. See "Risk Factors-Potential Inability to Fund Change of Control Offer."

         The Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture), including all obligations of the Company under the New Credit Facility, and will be pari passu in right of payment with any senior subordinated indebtedness of the Company. As of November 29, 1997, the Company had outstanding consolidated indebtedness of $262.9 million, including $132.9 million outstanding under the New Credit Facility (excluding letters of credit in the aggregate amount of $0.9 million). See "Capitalization." In addition, subject to the limitations set forth in the Indenture, the Company and its subsidiaries may incur up to $38.5 million additional indebtedness (including Senior Indebtedness), including up to $42.1 million under the New Credit Facility. Indebtedness under the New Credit Facility is secured by (i) substantially all of the assets of Holdings, the Company and their domestic subsidiaries, (ii) 100% of the outstanding capital stock of each of the Company and the domestic subsidiaries of Holdings and the Company and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company or Holdings. The Company conducts certain operations through subsidiaries and, accordingly, the Notes will be effectively subordinated to indebtedness and other liabilities of such subsidiaries. See "Description of Notes-General." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

         The Company's obligations under the Notes will be jointly and severally guaranteed (the "Guarantees") on a senior subordinated basis by the Company's parent, DESA Holdings Corporation ("Holdings") and each subsidiary of Holdings that guarantees any indebtedness of the Company or any other obligor under the Notes (the "Guarantors"). Other than a small amount of goodwill, Holdings presently has no assets or operations independent of the Company. The Guarantees will be general unsecured obligations of the Guarantors, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including all obligations of the Guarantors under the New Credit Facility and will rank pari passu in right of payment with any senior subordinated indebtedness of the Guarantors. As of November 29, 1997, Holdings had outstanding indebtedness of $262.9 million. In addition, subject to the limitations set forth in the Indenture, Holdings may incur up to $38.5 million in additional indebtedness (including Senior Indebtedness). Indebtedness under the New Credit Facility is secured by (i) substantially all of the assets of Holdings, the Company and their domestic subsidiaries, (ii) 100% of the outstanding capital stock of each of the Company and the domestic subsidiaries of Holdings and the Company and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company or Holdings.

         Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in "no-action" letters issued to third parties in other transactions, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer-Resales of the New Notes." For a period of 180 days from the date of expiration of the Exchange Offer, as set forth in the Letter of Transmittal (the "Expiration Date"), the Company will make this Prospectus, as amended or supplement available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, each Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors-Lack of Public Market."

         The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). The use of the Global

Old Note to represent certain of the Old Notes permits the Depositary's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note" and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depositary. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

         Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders (other than to certain Holders under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors-Consequences of a Failure to Exchange."

         This Prospectus, together with the Letter of Transmittal is being sent to all registered Holders of Old Notes as of __________, 1998.

         The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

                                TABLE OF CONTENTS



                                                                           Page
Available Information.................................................       5
Prospectus Summary....................................................       6
Risk Factors..........................................................      22
The Exchange Offer....................................................      27
Capitalization of the Company.........................................      34
Pro Forma Condensed Consolidated Financial Data of Holdings...........      35
Selected Financial Data...............................................      42
Management's Discussion and Analysis of
Financial Condition and Results of Operations.........................      45
Business..............................................................      52
Management............................................................      66
Security Ownership of Certain Beneficial Owners and Management........      69
Certain Transactions..................................................      70
Description of Notes..................................................      71
Description of New Credit Facility....................................     101
Description of Holding Preferred Stock................................     103
Legal Matters.........................................................     114
Experts...............................................................     114
Index to Financial Statements.........................................     F-1

                              AVAILABLE INFORMATION

         The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

         Upon the effectiveness of the Registration Statement filed with the Commission, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, will be required to file reports and other information with the Commission. In addition, upon registration of the guarantees of the New Notes in connection with the Exchange Offer, each Subsidiary Guarantor will also become subject to the reporting requirements of the Exchange Act, subject to obtaining exemptive relief from the Commission or no-action advise from the Commission staff.

         The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Such information may also be accessed electronically by means of the
Commission's homepage on the Internet at http://www.sec.gov., which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and related notes thereto, appearing elsewhere in this Prospectus. As used herein, references to "DESA" or the "Company" are to DESA International, Inc. and its subsidiaries. References to "fiscal year" are to the Company's fiscal year which ends on the Saturday closest to February 28 in each year.

                                   The Company

         DESA is a leading manufacturer and marketer of zone heating/home comfort products and specialty products in the United States. Through its ability to consistently offer consumers quality products with innovative features at attractive price points, the Company has developed leading market positions in (i) vent-free indoor heaters, (ii) vent-free hearth products, (iii) outdoor heaters, (iv) consumer powder-actuated fastening systems and (v) electric chain saws. In fiscal 1997, approximately 90% of the Company's sales were generated in the United States and 10% were generated in international markets. Over 85% of the domestic sales were in product categories where DESA is the market leader. The Company has grown rapidly with sales increasing from $83.0 million in fiscal 1992 to $209.1 million in fiscal 1997, representing a compound annual growth rate ("CAGR") of 20%. The Company's EBITDA increased from $10.6 million, or 12.8% of sales, in fiscal 1992, to $37.5 million, or 17.9% of sales, in fiscal 1997, representing a CAGR of 29%. In addition, the Company's operating profit and cash flows provided by (used in) operating, financing and investing activities increased from $8,175, $6,518, ($2,513) and ($3,791), respectively, in 1992 to $32,958, $18,398, $10,599 and $2,882, respectively, in
1997. For the twelve months ended November 29, 1997, the Company had sales of $228.9 million and EBITDA of $39.2 million.


         The Company sells its products through multiple consumer and commercial channels of distribution including the leading home centers, mass merchants, warehouse clubs, hardware cooperatives, specialty heating distributors, construction and industrial equipment dealers, farm supply outlets and natural gas utilities under brand names well-recognized by its customers. The Company's strategy is to aggressively target the fastest growing retailers/distributors in each channel and service these customers through a multi-brand approach to capture the largest possible share of a given product market. In addition, the Company has an established record of success in new product development and product line extensions. Over the last five years, DESA has introduced over 100 new products and line extensions which generated approximately 56% of the Company's sales growth over that time period.

Zone Heating Products (80% of Fiscal 1997 Domestic Gross Sales)

         The zone heating market is comprised of indoor gas heaters, hearth products (gas logs, fireplaces and stoves) and outdoor heaters. DESA is a leading manufacturer of vent-free indoor and outdoor zone heating products in the United States. DESA's domestic zone heating business has experienced a CAGR of over 27% with gross revenues increasing from $46.2 million in fiscal 1992 to $155.1 million in fiscal 1997. DESA markets its zone heating products under well-known brand names such as Reddy(R), Vanguard(R) and Comfort Glow(R). The Company's zone heating business is organized into two primary product categories:

o Indoor vent-free heating appliances and hearth products (40% of Fiscal 1997 Domestic Gross Sales): Indoor heating appliances include vent-free liquid propane and natural gas space heaters which provide economical supplemental heat to a specific area as distinguished from central heating systems which are used to heat entire buildings. Vent-free hearth products such as gas logs, fireplaces and stoves are utilized for both decorative and economic heating. Vent-free products utilize a more efficient burner system which avoids the need for outside venting, whereas vented products require a discharging of emissions outside of the building.

o    Outdoor  heating  appliances  (40% of Fiscal 1997  Domestic  Gross  Sales):
     Outdoor heating products consist of portable units which generate heat by either using a fan to discharge heated air to a specific area (forced air heaters) or emitting heat throughout the surrounding area without the assistance of a fan (convection heaters).

     Forced air heaters are fueled by either kerosene, propane or natural gas, while convection heaters are fueled only with propane or natural gas. Outdoor heaters are used in both residential and commercial applications. Residential applications include heating otherwise unheated garages and workshops. Commercial applications include heating factories, warehouses, construction sites and agricultural areas.


Specialty Products (20% of Fiscal 1997 Domestic Gross Sales)

         DESA's domestic specialty products business has experienced a CAGR of 11% with gross revenues increasing from $23.0 million in fiscal 1992 to $38.8 million in fiscal 1997. Specialty products include powder actuated fastening systems (tools and accessories) used to fasten wood to concrete or steel, stapling/rivet tools and electrical products such as chain saws and portable generators. These products are marketed under well-known brand names such as Remington(R), Master(R) and Powerfast(R).


Competitive Strengths

         Leading Market Positions in High Growth Segments. DESA is the domestic market leader in outdoor heating appliances (70% market share), vent-free indoor gas heating (59% market share), vent-free hearth products (31% market share), powder actuated fastening systems (86% share of the consumer market, which constitutes 26% of the total domestic market) and electric chain saws (36% market share). By leveraging its strong market positions and customer relationships in established product lines, DESA has increased sales by introducing related products or line extensions of existing products such as vent-free gas logs (introduced in fiscal 1993), vent-free fireplaces (introduced in fiscal 1995) and fireboxes (introduced in fiscal 1997).

         DESA's targeted market segments in the zone heating market have exhibited strong historical growth. Vent-free indoor gas heater and hearth products, the most rapidly growing segments in the $1.1 billion zone heating market, have grown at a CAGR of approximately 44% over the last four years driven primarily by the increasing consumer trend towards heating with natural gas and liquid propane. The outdoor heater market has achieved a CAGR of 22% over the same period.

         Strong Relationships with a Diversified Distribution and Customer Base. DESA has organized its sales and marketing organizations by channels of distribution. The Company has built strong, long-term relationships with some of the most rapidly growing retailers, including Home Depot, Lowe's, Sears, Wal-Mart, W.W. Grainger, Ace Hardware and TruServ. The Company's products are designed to appeal to a variety of end-users, ranging from do-it-yourself
("DIY") consumers to professional home builders. By building strong relationships with the leading retailers and distributors within each of the Company's channels, DESA is well-positioned to participate in the continued growth of these key customers.

         Broad Portfolio of Products with Well-Recognized Brand Names. DESA provides a broad offering of quality products under numerous brand names which are well-recognized by its customers. The Company's key brands include Reddy(R), Remington(R), Vanguard(R) and Comfort Glow(R) for zone heating products and Remington(R) for powder actuated fastening systems and electric chain saws. The Company also manufactures products on a private label basis for W.W. Grainger, Sears, John Deere and Homelite. DESA leverages its brand equity with its DIY consumers, professionals and specialty dealers by continually providing its customers new product offerings and product line extensions under its established brand names.

     New Product Development Process. DESA has a proven ability to consistently offer consumers products with innovative features at attractive price points. The quality and breadth of DESA's customer relationships provide the Company with valuable market data that serves as the foundation for the Company's new product development and product line extension process. For example, the Company's line of hearth products was initially introduced as the result of shifting consumer preferences away from (i) wood-burning hearth products to gas technology and (ii) vented gas products to vent-free units. Over the last five years, new product introductions and product line extensions have accounted for approximately 56% of the Company's sales growth.

         Effective Cost Reduction Program and Strong Cash Flow. A core component of the Company's strong financial performance over the last five years has been a focused program to enhance margins through cost reduction. The Company has exceeded its annual cost reduction goal of 3% of cost of sales in each of the last three years. This cost reduction program has contributed to an increase in gross profit margin from 33.6% in fiscal 1992 to 37.4% in fiscal 1997.


         The Company has been able to achieve its sales growth while efficiently managing working capital and maintaining low capital expenditures generating $127.7 million in free cash flow (EBITDA less capital expenditures) for the last five years.

         Strong Management Team. DESA was founded in 1969 by a group including Robert H. Elman, DESA's current Chairman and CEO. The top three executives of the Company have worked together as a team for the last 13 years. These individuals have served as the catalyst for instilling a spirit of "continuous improvements" and achievement as a cultural standard within the Company. Senior management is well-complemented by a broad team of experienced managers who have been with DESA since 1985.

Business Strategy

         DESA's objective is to continue to leverage its competitive strengths to increase revenues and EBITDA. In addition, the Company believes there are significant additional opportunities to enhance its overall market and competitive position as follows:

         Continue Aggressive Growth through DESA's Primary Channels and Customers. DESA's distribution strategy is twofold: (i) establish breadth across distribution channels; and (ii) achieve depth within each channel by fostering and enhancing relationships with some of the most rapidly growing retailers in such channel (such as Home Depot and Lowe's in the home center channel and Wal-Mart and Sears in the mass merchant channel). While DESA has managed to gain access to multiple channels of distribution, significant opportunities remain to sell the Company's full product line through each of these customers.

         Penetrate New Distribution Channels. Although DESA currently sells its products through a broad distribution network, the Company believes there are opportunities to increase the penetration in some of the Company's newer channels such as plumbing supply stores, building supply chains and fireplace specialty stores. Management believes that these newer channels represent attractive markets across the United States.

         Capitalize on Favorable Trends for Vent-Free Gas Products. Recent housing construction data reveals that over two-thirds of new homes today use gas as the primary heating source compared to one-third of new homes ten years ago. The American Gas Association estimates that approximately 60 million homes currently use gas and the number of homes utilizing gas will grow to 80 million by the year 2010. This growing preference for gas represents a significant growth opportunity for DESA as all of its indoor heating products are fueled by natural or propane gas. Additionally, by focusing on vent-free gas products, which have lower installation costs and provide increased fuel efficiency compared to vented products, the Company is well-positioned to benefit from the fastest growing segments of the zone heating market.

         Increase Penetration of International Markets. Similar to the trend in the United States, the global DIY markets are experiencing attractive growth rates. Five of the ten largest home improvement retailers in the world are based outside of the United States. However, international sales comprised only 10% of DESA's total sales in fiscal 1997.

         Make Selected Acquisitions. The Company intends to seek selective acquisitions where it can expand its existing product portfolio, utilize its diversified distribution channels and achieve operational synergies. Over the last five years, only 9% of the Company's sales growth has come through acquisitions. Management believes that the markets in which it operates are highly fragmented and there are numerous manufacturers of complementary products which would make attractive acquisition candidates.

         The principal executive offices for the Company and Holdings are located at 2701 Industrial Drive, Bowling Green, Kentucky 42102, telephone:
(502) 781-9600.

                              The Recapitalization


         Holdings, its stockholders at the time (the "Existing Stockholders") and J.W. Childs Equity Partners, L.P. ("Childs") entered into a Recapitalization Agreement dated as of October 8, 1997 (the "Recapitalization Agreement") which provided for the recapitalization of Holdings. Pursuant to the Recapitalization Agreement, on November 26, 1997, Holdings purchased from the Existing Shareholders all outstanding shares of Holdings' capital stock.

         Financing requirements for the Recapitalization, the retirement of existing debt of the Company and the payment of fees and expenses, were $365.5 million (including $27.3 million in seasonal borrowings) and were satisfied through the purchase by Childs and certain other investors, including UBS Capital LLC (the "Equity Investors"), and the Existing Stockholders of an aggregate $100.0 million in Holdings' equity securities and an aggregate $265.5 million in borrowings as follows: (i) the purchase by Childs, and the other Equity Investors of shares of Holdings' Common Stock (representing 89.6% of the outstanding shares) for $73.8 million (the "Holdings Common Equity Contribution"); (ii) the purchase by Childs and the other Equity Investors of $14.6 million for cumulative exchangeable redeemable preferred stock issued by Holdings (the "Holdings Preferred Stock"); (iii) the purchase by Existing Stockholders of the Holdings Common Stock (representing 10.4% of the outstanding shares) for $8.6 million; (iv) the issuance of 463,232 Warrants (with an allocated fair value of $3.0 million) to purchase Holdings' non-voting common stock at an exercise price of $.01 per share to Childs and the other Equity Investors; (v) $130.0 million from the proceeds of the Prior Offering; (vi) $100.0 million of borrowings under a senior secured term loan facility among the Company, Holdings, the several lenders from time to time parties thereto (collectively, the "Banks"), and NationsBank, N.A., as administrative agent ("NationsBank"), and Union Bank of Switzerland, New York Branch, as co-agent (the "Term Loan Facility"); and (vii) $35.5 million of borrowings under a $75.0 million senior secured revolving credit facility among the Company, Holdings, the Banks, and NationsBank (the "Revolving Credit Facility" and, together with the Term Loan Facility and certain other facilities, the "New Credit Facility"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Notes," "Description of New Credit Facility" and "Description of Holdings Preferred Stock."

         The purchase of shares from the Existing Stockholders, the retirement of existing debt of the Company, the issuance and sale by Holdings of the Holdings Common Equity Contribution and of the Holdings Preferred Stock, the borrowing by the Company of funds under the New Credit Facility, the Prior Offering and the payment of related fees and expenses are referred to herein collectively as the "Recapitalization." The Company has treated the Recapitalization as a recapitalization transaction for accounting purposes.

Sources and Uses of Funds

     The following table sets forth the sources and uses of funds in connection with the Recapitalization:

                                                                     (dollars in
                                                                     thousands)
Sources of Funds:
Cash Sources:
     New Credit Facility:
         Revolving Credit Facility(1)                                 $  35,500
         Term Loan Facility                                             100,000
     Issuance of Notes                                                  130,000
     Equity investment:
         Issuance of Holdings Preferred Stock(2)                         14,598
         Issuance of Holdings Warrants                                    3,002
         Issuance of Holdings Common Stock                               73,815
     Holdings Common Stock purchased by Existing Stockholders             8,585
                                                                     ----------
                                                                       $365,500
                                                                     ==========
Uses of Funds:
     Recapitalization consideration(3)                                 $165,022
     Repayment of existing debt                                         183,095
     Payment of accrued interest on existing debt                           255
     Fees and expenses                                                   16,772
     Working capital                                                        356
                                                                     ----------
                                                                       $365,500
                                                                     ==========
----------
(1)  The  Revolving  Credit  Facility  provides  for  borrowing  of up to  $75.0
     million.  Giving  effect  to  the  Recapitalization,   average  outstanding
     borrowings  under the  Revolving  Credit  Facility  would  have been  $10.7 million during the twelve months ended November 29, 1997. This amount excludes letters of credit issued to replace outstanding letters of credit established to facilitate merchandise purchases, which had an aggregate outstanding balance of $0.9 million as of November 29, 1997.

(2)  Holdings  may issue junior  subordinated  notes (the  "Exchange  Notes") in exchange for the outstanding Holdings Preferred Stock under certain circumstances. The Exchange Notes have substantially the same terms as the Holdings Preferred Stock. See "Description of Holdings Preferred Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- After the Recapitalization."


(3) Net of $150,000 paid by Existing Shareholders for the exercise of stock options at the time of the Recapitalization.

The Equity Investors

Childs

     J.W. Childs Equity Partners, L.P., is a $463 million institutional equity fund managed by J.W. Childs Associates, L.P. ("JWCA"), a Boston-based private investment firm. Childs acquires equity positions primarily in established small and middle-market growth companies through friendly, management-led acquisitions and recapitalizations. Childs' investment strategy is to leverage on the operating and financial experience of its partners and to invest, along with management, in growing companies with a history of profitable operations. In addition to four partners with financial backgrounds, JWCA has three "operating" partners who have each had prior experience as the chief executive officer of a successful leveraged buyout. Childs invests in a wide variety of industries, but places particular focus on those in which the partners with operation backgrounds have had direct managerial experience: branded and non-branded consumer products, specialty retailing, energy and light manufacturing.

UBS Capital

     UBS Capital LLC ("UBS Capital") is a merchant banking affiliate of the Union Bank of Switzerland. Headquartered in New York, New York, UBS Capital engages in a wide range of private equity transactions including management buyouts, growth equity investments and recapitalizations. UBS Capital and its merchant banking affiliates have investments in over 40 portfolio companies and manage a proprietary capital allocation from the Union Bank of Switzerland of over $1.2 billion. UBS Capital and its affiliates have invested in a wide variety of industries, including branded consumer products, specialty paper, industrial products, sporting goods, telecommunications, retailing and software.

                               THE PRIOR OFFERING

         The outstanding $130.0 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on the Closing Date pursuant to the Purchase Agreement among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company, the Subsidiary Guarantors and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."

                               THE EXCHANGE OFFER

The Exchange Offer         The Company is offering upon the terms and subject to
                           the   conditions   set  forth   herein   and  in  the
                           accompanying  letter of  transmittal  (the "Letter of
                           Transmittal"), to exchange $1,000 in principal amount
                           of its 97/8% Senior  Subordinated Notes due 2007 (the
                           "New  Notes,"  with the Old  Notes  and the New Notes
                           collectively  referred to herein as the  "Notes") for
                           each $1,000 in  principal  amount of the  outstanding
                           Old Notes  (the"Exchange  Offer").  As of the date of
                           this   Prospectus,   $130.0   million  in   aggregate
                           principal amount of the Old Notes is outstanding. See
                           "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date            5:00 p.m., New York City time, on  ___________,  1998
                           as  the  same  may be  extended.  See  "The  Exchange
                           Offer--Expiration Date; Extensions; Amendments."

Conditions of
the Exchange Offer         The  Exchange  Offer  is  not  conditioned  upon  any
                           minimum principal amount of Old Notes being tendered for exchange. The only condition to the Exchange
                           Offer is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part. See "The Exchange
                           Offer--Conditions of the Exchange Offer."

Termination of
Certain Rights             Pursuant to the Registration Rights Agreement and the
                           Old Notes,  holders  of Old Notes (i) have  rights to
                           receive  Liquidated  Damages  and (ii)  have  certain
                           rights  intended  for  the  holders  of  unregistered
                           securities.  "Liquidated  Damages"  means  damages of
                           $0.05  per week per  $1,000  principal  amount of Old
                           Notes (up to a maximum  of $0.50 per week per  $1,000
                           principal  amount)  during  the  period  in  which  a
                           Registration  Default is  continuing  pursuant to the
                           terms of the Registration  Rights Agreement.  Holders
                           of New Notes will not be and,  upon  consummation  of
                           the  Exchange  Offer,  holders  of Old Notes  will no
                           longer be,  entitled  to (i) the right to receive the
                           Liquidated Damages or (ii) certain other rights under
                           the  Registration   Rights  Agreement   intended  for
                           holders of unregistered securities. See "The Exchange
                           Offer--Termination    of    Certain    Rights"    and
                           "--Procedures for Tendering Old Notes."

Accrued Interest           The New Notes will bear  interest  at a rate equal to
                           97/8%  per  annum.   Interest   shall   accrue   from
                           _____________   or  from  the  most  recent  Interest
                           Payment  Date with  respect to the Old Notes to which
                           interest   was  paid  or  duly   provided   for.  See
                           "Description   of   Notes--Principal,   Maturity  and
                           Interest."

Procedures for
Tendering Old Notes        Unless a tender of Old Notes is effected  pursuant to
                           the procedures  for  book-entry  transfer as provided
                           herein,  each holder  desiring to accept the Exchange
                           Offer   must   complete   and  sign  the   Letter  of
                           Transmittal, have the signature thereon guaranteed if
                           required  by the Letter of  Transmittal,  and mail or
                           deliver the Letter of Transmittal,  together with the
                           Old Notes or a Notice of Guaranteed  Delivery and any
                           other  required   documents   (such  as  evidence  of
                           authority  to act,  if the Letter of  Transmittal  is
                           signed  by   someone   acting  in  a   fiduciary   or
                           representative capacity), to the Exchange Agent (as defined) at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York
                           City time, on the  Expiration  Date.  Any  Beneficial
                           Owner (as defined) of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. See "The
                           Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed
Delivery Procedures        Holders  of Old Notes  who wish to  tender  their Old
                           Notes and (i)  whose  Old  Notes are not  immediately
                           available or (ii) who cannot  deliver their Old Notes
                           or any  other  documents  required  by the  Letter of
                           Transmittal  to  the  Exchange  Agent  prior  to  the
                           Expiration   Date  (or  complete  the  procedure  for
                           book-entry  transfer on a timely  basis),  may tender
                           their Old Notes according to the guaranteed  delivery
                           procedures  set forth in the  Letter of  Transmittal.
                           See   "The   Exchange    Offer--Guaranteed   Delivery
                           Procedures."

Acceptance of Old
Notes and Delivery
of New Notes               Upon  effectiveness of the Registration  Statement of
                           which  this   Prospectus   constitutes   a  part  and
                           consummation of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New
                           Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes.
                           See "The Exchange  Offer--Acceptance of Old Notes for
                           Exchange; Delivery of New Notes."

Withdrawal Rights          Tenders  of Old  Notes may be  withdrawn  at any time
                           prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal
                           Rights."

The Exchange Agent         Marine  Midland Bank is the  exchange  agent (in such
                           capacity,  the  "Exchange  Agent").  The  address and
                           telephone  number of the Exchange Agent are set forth
                           in   "The   Exchange   Offer--The   Exchange   Agent;
                           Assistance."

Fees and Expenses          All expenses  incident to the Company's  consummation
                           of  the  Exchange  Offer  and  compliance   with  the
                           Registration Rights Agreement will be borne by the Company. The Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The
                           Exchange Offer--Fees and Expenses."

Resales of
the New Notes              Based on existing interpretations by the staff of the
                           Commission  set forth in no-action  letters issued to
                           third  parties,  the Company  believes that New Notes
                           issued  pursuant to the Exchange Offer to a holder in
                           exchange  for Old Notes may be  offered  for  resale,
                           resold and otherwise  transferred  by a holder (other
                           than (i) a broker-dealer  who purchased the Old Notes
                           directly from the Company for resale pursuant to Rule
                           144A under the Securities Act or any other  available
                           exemption  under the  Securities Act or (ii) a person
                           that  is an  affiliate  of  the  Company  within  the
                           meaning  of  Rule  405  under  the  Securities  Act),
                           without   compliance   with  the   registration   and
                           prospectus delivery provisions of the Securities Act,
                           provided  that such holder is acquiring the New Notes
                           in  the  ordinary  course  of  business  and  is  not
                           participating,    and   has   no    arrangement    or
                           understanding  with any person to  participate,  in a
                           distribution  of the New  Notes.  Each  broker-dealer
                           that  receives  New Notes in exchange  for Old Notes,
                           where such Old Notes were  acquired by such broker as
                           a  result   of   market-making   or   other   trading
                           activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New
                           Notes.  See "The Exchange  Offer--Resales  of the New
                           Notes" and "Plan of Distribution."

Effect of Not
Tendering Old Notes
for Exchange               Old  Notes  that  are not  tendered  or that  are not
                           properly tendered will, following the expiration of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The
                           Company will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offer, bear interest at the same rate as the New Notes.

                            Description of New Notes

         The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to Liquidated Damages and (iii) holders of the New Notes will not be, and upon consummation of the Exchange Offer, holders of the Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. See "Exchange Offer--Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of the New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "Procedures for Tendering Old Note;" and "Description of Notes."

Securities Offered.........   $130.0  million in aggregate  principal  amount of
                              97/8%  Senior  Subordinated  Notes  due 2007  (the
                              "Notes").

Maturity...................   December 15, 2007

Interest...................   The Notes will bear  interest at the rate of 97/8%
                              per annum, payable semiannually on June 15 and December 15, commencing June 15, 1998.

Optional Redemption........   The Notes  may be  redeemed  at the  option of the
                              Company, in whole or in part, on or after December
                              15, 2002 at a premium declining to par in 2005, plus accrued and unpaid interest and Liquidated
                              Damages, if any, through the redemption date.

                              On or before December 15, 2000, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of Notes with the net proceeds from one or more Public Equity Offerings (as defined) at the redemption price set forth herein, plus accrued and unpaid interest, if any, through the redemption date; provided, however, that at least 65% of the original aggregate principal amount of Notes remain outstanding following such redemption.

Change of Control..........   Upon a Change of Control (as defined herein),  the
                              Company  (i) will be  required to make an offer to
                              repurchase  all  outstanding  Notes at 101% of the
                              principal  amount  thereof plus accrued and unpaid
                              interest thereon and Liquidated  Damages,  if any,
                              to the  date  of  repurchase  and  (ii)  prior  to
                              December  15,  2002 will have the option to redeem
                              the Notes,  in whole or in part,  at a  redemption
                              price equal to the principal amount thereof,  plus
                              accrued  and  unpaid   interest   and   Liquidated
                              Damages, if any, to the redemption date plus the Applicable Premium (as defined herein). There can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchases of Notes. See "Risk Factors -- Potential Inability to
                              Fund  Change of Control  Offer,"  "Description  of
                              Notes  --  Repurchase  at the  Option  of  Holders
                              --Change of Control" and "-- Optional Redemption upon Change of Control."

Ranking....................   The Notes will be general unsecured obligations of
                              the  Company,  will be  subordinated  in  right of
                              payment  to  all   existing   and  future   Senior
                              Indebtedness   (as  defined  in  the   Indenture),
                              including all obligations of the Company under the
                              New  Credit  Facility,  and will be pari  passu in
                              right  of  payment  with any  senior  subordinated
                              indebtedness of the Company.  The Company conducts
                              certain    operations    through    its    foreign
                              subsidiaries and,  accordingly,  the Notes will be
                              effectively subordinated to indebtedness and other
                              liabilities  of  such  foreign  subsidiaries.   At
                              November 29, 1997, the aggregate  principal amount
                              of Senior  Indebtedness  of the Company would have
                              been  approximately  $132.9 million,  all of which
                              would   have   been   Indebtedness    secured   by
                              substantially all of the assets of Holdings and the Company pursuant to the New Credit Facility, and the Company's foreign subsidiaries would have had aggregate liabilities of $2.7 million.

Guarantees.................   The Company's  obligations under the Notes will be
                              jointly    and    severally     guaranteed    (the
                              "Guarantees")  on a senior  subordinated  basis by
                              Holdings  and each  subsidiary  of  Holdings  that
                              guarantees any  indebtedness of the Company or any
                              other obligor under the Notes (the  "Guarantors").
                              The   Guarantees   will   be   general   unsecured
                              obligations   of   the    Guarantors,    will   be
                              subordinated  in right of payment to all  existing
                              and future Senior  Indebtedness of the Guarantors,
                              including all obligations of the Guarantors  under
                              the New Credit  Facility  and will rank pari passu
                              in right of payment  with any senior  subordinated
                              indebtedness  of the  Guarantors.  On the date the
                              Notes   are   issued,   none   of  the   Company's
                              subsidiaries will guarantee the Notes.

Covenants..................   The indenture  pursuant to which the Notes will be
                              issued   (the   "Indenture")    contains   certain
                              covenants  that,  among  other  things,  limit the
                              ability  of  the   Company,   Holdings  and  their
                              subsidiaries to incur additional  Indebtedness and
                              issue preferred stock, pay dividends or make other
                              distributions,  create certain  liens,  enter into
                              certain transactions with affiliates,  sell assets
                              of the  Company,  Holdings or their  subsidiaries,
                              issue or sell Equity Interests of the Company's or
                              Holdings'   subsidiaries  or  enter  into  certain
                              mergers and consolidations. In addition, under certain circumstances, the Company and Holdings will be required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined). See "Description of Notes."

                                  Risk Factors

         See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

       Summary Unaudited Pro Forma Consolidated Financial Data of Holdings

     The following sets forth summary unaudited pro forma consolidated financial data of Holdings derived from the unaudited pro forma financial data contained elsewhere herein. Certain management assumptions and adjustments relating to the Recapitalization are set forth in the notes accompanying such unaudited pro forma financial data. The following unaudited pro forma consolidated Statement of Operating Data for the year ended March 1, 1997 gives effect to the Recapitalization and the acquisition of the Heath/Zenith business as if they had occurred on March 3, 1996 (see "Recent Developments" included elsewhere herein). The following unaudited pro forma consolidated Statement of Operating Data for the thirty-nine weeks ended November 29, 1997 gives effect to the Recapitalization as if it had occurred on March 2, 1997. Holdings' historical consolidated Balance Sheet Data at November 29, 1997 already reflects the Recapitalization. The Unaudited Pro Forma Condensed Consolidated Balance Sheet Data of Holdings reflects the pro forma adjustments related to the Heath/Zenith acquisition as though it had occurred on November 29, 1997. The historical information utilized for Heath/Zenith is based upon its financial statements for the twelve months ended December 31, 1996 and the nine months ended October 5, 1997. This pro forma information is not necessarily indicative of the results that would have occurred had the Recapitalization been completed on the dates indicated or the Company's actual or future results or financial position. Holdings is a holding company which does not carry on operations and the sole asset of which is 100% of the capital stock of the Company. The summary pro forma consolidated financial data should be read in conjunction with the information contained in the financial statements and notes thereto, "Pro Forma Condensed Consolidated Financial Data," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



                                                                                 Pro Forma
                                                                    -------------------------------------
                                                                                         Thirty-nine
                                                                       Fiscal Year       Weeks Ended
                                                                          Ended          November 29,
                                                                      March 1, 1997         1997(2)
                                                                      -------------      ------------
                                                                        (in thousands, except ratios)
Statement of Operating Data:
Net sales (1)...................................................          $253,520           $234,555
Cost of sales...................................................           165,439            154,500
                                                                           -------            -------
Gross profit....................................................            88,081             80,055
Selling and administrative expenses.............................            51,803             42,888
                                                                          --------           --------
Operating profit ...............................................            36,278             37,167
Less dividends on preferred stock...............................             2,112              1,580
                                                                          --------           --------
Operating profit available for common stockholders..............          $ 34,166           $ 35,587
                                                                          ========           ========
Other Data:
EBITDA (3)..................................                              $ 41,947           $ 42,048
EBITDA margin(4)............................                                 16.6%              17.9%
Capital expenditures........................                              $  3,240           $  4,074
Depreciation................................                                 2,699              2,693
Amortization................................                                 2,970              2,188
Cash interest expense (5)...................                                23,852             19,019
Ratio of EBITDA to cash interest expense....                                  1.8x               2.2x
Ratio of EBITDA less capital expenditures to cash
  interest expenses.........................                                  1.6x               2.0x
Ratio of earnings to fixed charges (6)......                                  1.5x               1.9x
Balance Sheet Data at November 29, 1997:
Working capital (7).........................                                                 $ 38,534
Total assets................................                                                  210,672
Long-term debt (less current portion).......                                                  269,500
Stockholders' equity (deficit)..............                                                 (153,455)

                                       17

----------
(1)  Net sales constitute gross sales net of accruals for returns and allowances and cash discounts.

(2)  The thirty-nine weeks ended November 29, 1997 excludes an extraordinary  charge of $2,308,000,  net of an income tax benefit of
     $1,495,000,  attributable to the write-off of unamortized  deferred financing costs related to the 1996  Recapitalization.  The fiscal year ended March 1, 1997 excludes a non-recurring  charge of $2,286,000  related to a litigation  settlement of a patent infringement suit related to Heath/Zenith. See "Pro Forma Condensed Consolidated Financial Data of Holdings."

(3)  EBITDA is defined as income before income taxes plus interest expense and depreciation,  as well as amortization of intangibles and deferred charges. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness  and because  management  believes  that EBITDA is a relevant  measure of the  Company's  ability to generate cash without regard to the Company's  capital  structure or working  capital needs.  However,  EBITDA should not be considered as an alternative to net income as a measure of a company's operating results or to cash flows from operating activities as a measure of liquidity.  EBITDA as presented may not be comparable to similarly titled measures used by other  companies,  depending upon the non-cash  charges  included.  When  evaluating  EBITDA,  investors  should also consider  other factors which may influence operating  and  investing  activities,  such as changes in  operating  assets and  liabilities  and  purchases  of property and equipment.

(4)  EBITDA margin is defined as EBITDA divided by net sales.

(5)  Pro forma cash interest  expense includes  interest  expense on the Notes,  borrowings under the Term Loan Facility and average borrowings under the Revolving Credit Facility for the applicable period and excludes  amortization of debt issuance costs. See note 2 to "Unaudited Pro Forma Condensed Consolidated Statement of Income Data."

(6)  For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges.  Fixed charges consist of interest  expense,  amortization  of deferred  financing  cost and 33% of the rent expense from  operating  leases which the
     Company believes is a reasonable approximation of the interest factor included in the rent.

(7)  The Company's business is subject to a pattern of seasonal  fluctuation.  As such, the Company's needs for working capital tend to peak in the second and third fiscal quarters.

                             Summary Financial Data


     Set forth below are selected historical financial data and other historical operating data of Holdings. The summary historical Statements of Operating Data and Balance Sheet Data below for each of the years in the three year period ended March 1, 1997 and as of March 2, 1996 and March 1, 1997 have been derived from the audited consolidated financial statements of Holdings which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The summary historical Statement of Operating Data below for the year ended February 26, 1994 is presented as the consolidated income statement data of Holdings from its date of incorporation, December 1, 1993, through February 26, 1994 and the income statement data of the Company from February 28, 1993 through November 30, 1993, which statements for the three and nine month periods, have also been audited by Ernst & Young LLP, but which are not included elsewhere herein. The summary historical Balance Sheet Data at February 26, 1994 has been derived from the audited consolidated balance sheet of Holdings which has also been audited by Ernst & Young LLP, but which is not included elsewhere herein. The summary historical Statement of Operating Data and Balance Sheet Data at and for the year ended February 27, 1993 have been derived from the audited consolidated financial statements of the Company which have also been audited by Ernst & Young LLP, but which are not included elsewhere herein. The summary historical Statement of Operating Data for the thirty-nine weeks ended November 30, 1996 and November 29, 1997 and the summary historical Balance Sheet Data at November 29, 1997 have been derived from Holdings' unaudited consolidated financial statements for those periods included elsewhere in the Prospectus and, in each case, include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results of operations for the thirty-nine weeks ended November 29, 1997 are not necessarily indicative of the results that may be expected for the entire year. The information presented below is qualified in its entirety by, and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                   Predecessor       |                           Successor
                            ------------------------ | ------------------------------------------------------------
                                                     |                                           Thirty-nine Weeks
                                                     |                     Fiscal Year                 Ended
                                                     |             ----------------------------  ------------------
                                                     |   Three
                                        Nine months  |   months
                                           Ended     |   Ended                                    November November
                            Fiscal Year November 30, |  February                                     30,     29,
                               1993       1993 (1)   |  26, 1994     1995   1996(1)(2)   1997       1996   1997(1)
                            ----------  ------------ | ----------  ------- ----------  -------- ---------  -------
                                             (in thousands, except ratios)
Statement of Operating Data:                         |                                              (unaudited)
Net sales(3)                 $ 98,712      $  93,349 |  $  29,428 $ 172,501 $ 186,324 $ 209,105 $ 173,587 $193,404
Cost of sales                  66,902         60,860 |     19,584   107,484   116,217   130,890   108,587  123,243
                             --------      --------- |   --------  --------  --------  --------            -------
Gross profit                   31,810         32,489 |      9,844    65,017    70,107    78,215    65,000   70,161
Selling and administrative                           |
 expenses                      22,320         19,301 |      7,582    35,975    37,828    45,257    33,913   37,559
                             --------      --------- |   --------  --------  --------  --------  --------  -------
Operating profit                9,490         13,188 |      2,262    29,042    32,279    32,958    31,087   32,602
Interest expense                4,186          2,893 |      1,455     5,777     7,073    14,509    11,105   11,321
                             --------      --------- |   --------  --------  --------  --------  --------  -------
Income before income taxes      5,304         10,295 |        807    23,265    25,206    18,449    19,982   21,281
Income taxes                    2,154          4,356 |        346    10,064    10,703     7,733     8,378    8,769
                             --------      --------- |   --------  --------  --------  --------  --------  -------
Income before extraordinary                          |
 item                           3,150          5,939 |        461    13,201    14,503    10,716    11,604   12,512
Extraordinary item(4)              --          4,150 |        238        --     2,638        --        --    2,308
                             --------      --------- |   --------  --------  --------  --------  --------  -------
Net income                      3,150          1,789 |        223    13,201    11,865    10,716    11,604   10,204
Less dividends on preferred                          |
 stock                             --            211 |         --       900       853        --        --       17
                             --------      --------- |   --------  --------  --------  --------  --------  -------
Net income available for                             |
 common stockholders         $  3,150      $   1,578 |  $     223 $  12,301 $  11,012 $  10,716 $  11,604 $ 10,187
                             ========      ========= |   ========  ========  ========  ========  ========  =======
Ratio of earnings to fixed                           |
charges(5)                        2.1x           4.2x|        1.5x      4.4x     4.0x       2.2x      2.6x     2.7x
Other Data:                                          |
EBITDA (6)                   $ 11,752      $  14,998 |  $   3,176 $  33,156 $  36,574 $  37,494 $  34,785 $ 36,535
EBITDA margin(7)                 11.9%          16.1%|      10.8%     19.2%     19.6%      17.9%     20.0%   18.9%
Capital expenditures         $  1,655            964 |  $     456 $   1,499 $   2,122 $   2,770 $   1,570 $  3,690
Net cash provided by (used                           |
 in operating activites         4,365         (4,258)|     16,150    18,337    19,375    18,398   (13,439) (35,493)
Net cash provided by (used                           |
 in investing activites        (2,170)          (964)|       (456)   (2,176)   (2,060)   (2,882)   (1,490)  (3,296)
Net cash provided by (used                           |
 in financing activities       (2,116)         5,320 |    (14,186)   (1,651)  (17,989)  (10,599)   15,186   34,086
Depreciation                    1,927          1,548 |        391     2,148     2,332     2,432     2,036    2,363
Amortization                      335            262 |        523     1,966     1,963     2,104     1,568    1,570
Balance Sheet Data (at period                        |
  end):                                              |
Cash and cash equivalents    $    462                |  $   1,597 $  16,170 $     145 $   5,058 $     393 $    201
Working capital (deficit)(8)    5,563                |      6,680     9,738    (1,194)   (8,566)   26,130   34,758
Total assets                   27,867                |     84,055   107,259    85,545    91,984   137,105  157,780
Long-term debt (less current                         |
  portion)                     27,956                |     62,000    49,700   149,709   130,600   163,194  240,500
Stockholders' equity (deficit)(13,210)               |      2,279    16,194   (95,402)  (84,754)  (83,577) (159,85)

----------

(1)  Holdings was party to  recapitalizations  in November  1993,  January 1996 and November 1997 which impacted  interest  expense, stockholders' equity and long-term debt.

(2)  53 week fiscal year.

(3)  Net sales constitute gross sales net of accruals for returns and allowances and cash discounts.

                                       20

(4)  Extraordinary  items relate to the write-off of unamortized  deferred  financing  costs at the time the Company  refinanced its existing debt obligations and other expenditures related to the recapitalization transactions in fiscal years 1994 and 1996.

(5)  For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges.  Fixed charges consist of interest  expense and  amortization of deferred  financing cost and 33% of the rent expense from operating  leases which the
     Company believes is a reasonable approximation of the interest factor included in the rent.

(6)  EBITDA is defined as income before taxes plus interest  expense and  depreciation,  as well as  amortization of intangibles and deferred  charges.  EBITDA is presented because it is a widely accepted  financial  indicator of a company's ability to service indebtedness  and because  management  believes  that EBITDA is a relevant  measure of the  Company's  ability to generate cash without regard to the Company's  capital  structure or working  capital needs.  However,  EBITDA should not be considered as an alternative to net income as a measure of a company's operating results or to cash flows from operating activities as a measure of liquidity.  EBITDA as presented may not be comparable to similarly titled measures used by other  companies,  depending upon the non-cash  charges  included.  When  evaluating  EBITDA,  investors  should also consider  other factors which may influence operating  and  investing  activities,  such as changes in  operating  assets and  liabilities  and  purchases  of property and equipment.

(7)  EBITDA margin is defined as EBITDA divided by net sales.

(8)  The Company's business is subject to a pattern of seasonal  fluctuation.  As such, the Company's needs for working capital tend to peak in the second and third fiscal quarters.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, holders of the Notes should consider the specific factors set forth below.

Significant Leverage and Debt Service


         The  Company  and  its  subsidiaries   have   significant   outstanding
indebtedness and are significantly leveraged. As of November 29, 1997, the Company had outstanding consolidated indebtedness of $262.9 million (excluding letters of credit in the aggregate amount of $0.9 million). See "Capitalization." In addition, subject to the limitations set forth in the Indenture, the Company and its subsidiaries may incur additional indebtedness (including Senior Indebtedness), including up to $42.1 million under the New Credit Facility. In addition, the Indenture permits Holdings, under certain circumstances, to exchange all outstanding Holdings Preferred Stock for Exchange Notes in an aggregate principal amount equal to the aggregate liquidation preference of the Holdings Preferred Stock so exchanged. The Exchange Notes will require Holdings to make semi-annual interest payments thereon at a rate of 12% per annum. Subject to compliance with the debt agreements of Holdings and the Company, such payments must be made in cash. The Indenture restricts, but does not prohibit, Holdings from making such cash interest payments. Under the Exchange Notes, Holdings may defer the payment of interest payable on or before November 30, 2002, with any such deferred interest bearing interest at 12% per annum, compounded semi-annually. Holdings will be required to make a catch-up payment immediately prior to the first interest payment date after the fifth anniversary of the date of issuance to the extent the aggregate amount of such deferred interest exceeds an amount equal to one year's interest on the originally issued Exchange Notes. The Indenture restricts the ability of Holdings to make such catch-up payment. See "Description of the Notes -- Certain Covenants -- Restricted Payments" and "Description of Holdings Preferred Stock -- Exchange Notes".


         The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including (i) the Company's vulnerability to adverse general economic and industry conditions, (ii) the Company's ability to obtain additional financing for future capital expenditures, general corporate or other purposes and (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

         The Company's ability to make scheduled payments on the principal of, or interest or Liquidated Damages (if any) on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or successor facilities. However, based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with amounts available under the New Credit Facility and its other sources of liquidity, will be adequate to meet its anticipated cash requirements for the foreseeable future for working capital, capital expenditures, interest payments and principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its existing indebtedness, including the Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company. Finally, in order to pay the principal balance of the Notes due at maturity, the Company may have to obtain alternative financing.

Subordination of Notes

         The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including borrowings under the New Credit Facility. In addition, the Company conducts certain operations through its foreign subsidiaries, and accordingly, the Notes will be effectively subordinated to indebtedness and other liabilities of its foreign subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances the Company will not be able to make payment of its obligations under the Notes in the event of a default under certain Senior Indebtedness. The aggregate principal amount of Senior Indebtedness of the Company, as of November 29, 1997, is $132.9 million. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of Notes -- Subordination."

Future Acquisitions

         The Company expects to pursue strategic acquisitions. On February 4, 1998, the Company acquired Heath Company and its Heath/Zenith business from Heath Holding Corp. The Company has also entered into letters of intent to acquire Fireplace Manufacturers, Incorporated ("FMI") and to form a strategic alliance with Universal Heating, Inc. ("UHI"). No assurance may be given that such transactions will ultimately be consummated. See "Business--Recent Developments."

         Except for the proposed acquisition of FMI and the proposal strategic alliance with UHI, the Company has no present understandings, commitments or agreements with respect to any such acquisitions, the Company continually evaluates potential acquisition opportunities. The Company is unable to predict whether any of these opportunities will result in acquisitions. Acquisitions by the Company could result in the incurrence of additional indebtedness, which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. In the event that any such acquisition were to occur, there can be no assurance that the Company's business, financial condition and results of operations would not be materially adversely affected. See "Business -- Business Strategy."

Dependence on Brand Names

         In fiscal 1997, the majority of the Company's net sales are sales of products bearing the Company's principal proprietary names of Reddy(R), Remington(R), Vanguard(R), Comfort Glow(R), Master(R), and Powerfast(R). Accordingly, the Company's future success may depend in part upon the goodwill associated with the Company's principal brand names. Most of the Company's brand names are registered in the United States and certain foreign countries. The Company owns the rights to all of the registrations with the exception of Remington, (used in connection with approximately 15% of sales), which is used pursuant to a perpetual, royalty-free license. In addition, Heath Company uses the name Zenith(R) in its Heath/Zenith business pursuant to a perpetual, royalty-free license from Zenith Electronics Corporation. See "Business--Recent Developments."

         No assurance can be given that the Company will be able to develop or acquire licenses to use other popular trademarks in the future. Further, there can be no assurance that the steps taken by the Company or any licensor to protect the proprietary rights in such brand names will be adequate to prevent the misappropriation thereof in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States.

Risk of Loss of Material Customers

         In fiscal year 1997, sales to Home Depot and Lowe's accounted for 13% and 11% of the Company's net sales, respectively. For the nine months ended November 29, 1997, sales to Home Depot and Lowe's accounted for 16% and 14% of the Company's net sales, respectively. In fiscal year 1997, sales to the Company's top ten customers accounted for 49% of the Company's total sales.

         Consistent with industry practices, the Company does not operate under long-term written supply contracts with any of its customers. The business, financial condition, and results of operations of the Company could be materially adversely affected by loss of Home Depot or Lowe's as continuing major customers of the Company.

Seasonality of Business

         The Company's business is subject to seasonal fluctuation. In fiscal 1997, sales and operating income during the second and third quarters of the year averaged approximately 71% and 90% respectively, of the annual totals. The Company's needs for working capital and the corresponding debt levels tend to peak in the second and third fiscal quarters. The amount of the Company's sales generated during the second and third fiscal quarters generally depends upon a number of factors, including the level of retail sales for heating products during the fall and winter, weather conditions affecting the level of sales of heating products, general economic conditions and other factors beyond the Company's control.

Dependence on Key Personnel

         The Company's business is managed by a number of key personnel, the loss of which could have a material adverse effect on the Company. In addition, as the Company's business develops and expands, the Company believes that its future success will depend greatly on its continued ability to attract and retain highly skilled and qualified personnel. The Company has entered into employment agreements with Robert H. Elman (Chairman, Chief Executive Officer and Director), Terry G. Scariot (President, Director) and John M. Kelly (Executive Vice President) in conjunction with the Recapitalization. See "Management -- Employment Agreements with Executive Officers." However, there can be no assurance that key personnel will continue to be employed by the Company after the expiration of such amended employment agreements or that the Company will be able to attract and retain qualified personnel in the future. Failure by the Company to retain or attract such personnel could have a material adverse effect on the Company.

Control by Investors

         The Company is controlled by Childs, which beneficially owns shares representing approximately 67.5% of the common equity in Holdings. Accordingly, Childs and affiliates have the power to elect the Holdings' board of directors (which, in turn, elects the Company's board of directors), appoint new management and cause the approval of any action requiring the approval of the holders of the Company's Common Stock, including adopting amendments to the
Company's Articles of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors caused to be elected by Childs have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional indebtedness and the declaration of dividends.

Restrictive Covenants

         The New Credit Facility and the Indenture contain restrictive covenants, which limit the discretion of the management of the Company with respect to certain business matters. These covenants place certain restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The New Credit Facility also contains a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a "change of control" would constitute an event of default. See "Description of Notes -- Certain Covenants" and "Description of New Credit Facility." A failure to comply with the obligations contained in the New Credit Facility or the Indenture, if not cured or waived, could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In the case of an event of default under the New Credit Facility, the lenders under the New Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law. If the Company were obligated to repay all or a significant portion of its indebtedness, there can be no assurance that the Company would have sufficient cash to do so or that the Company could successfully refinance such indebtedness. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the New Credit Facility or the Notes.

Potential Inability to Fund Change of Control Offer

         Upon a Change in Control (as defined in the Indenture), each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control." However, there can be no assurance that sufficient funds will be available to the Company at the time of the Change of Control to make any required repurchases of Notes tendered. Moreover, restrictions in the New Credit Facility may prohibit the Company from making such required purchases; therefore, any such repurchases would constitute an event of default under the New Credit Facility absent a waiver. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time.

Fraudulent Conveyance and Preference Considerations

         Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, if, among other things, the Company or any of the Guarantors, at the time it incurred the indebtedness evidenced by the Notes or its Guarantees, as the case may be, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction of which the assets remaining with the Company or such Guarantor were unreasonably small or constitute unreasonably small capital or (c) intended or intends to incur, or believed, believes or should have believed that it would incur, debts beyond its ability to repay such debts as they mature and (ii) the Company or such Guarantor received or receives less than the reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes and the Guarantees could be invalidated or subordinated to all other debts of the Company or such Guarantors, as the case may be. The Notes or Guarantees could also be invalidated or subordinated if it were found that the Company or the Guarantor party thereto, as the case may be, incurred indebtedness in connection with the Notes or its Guarantees with the intent of hindering, delaying or defrauding current or future creditors of the Company or such Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to a Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company, as the case may be.

         The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the sum of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debt, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

         Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Guarantor with respect to the Notes or a Guarantees, respectively, or after the issuance of a Guarantees, or if the Company or such Guarantor anticipated becoming insolvent at the time of such payment or issuance, all or a portion of such payment or such Guarantees could be avoided as a preferential transfer, and the receipt of any such payment could be required to return such payment.

         To the extent any Guarantees were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantees was not avoided or held unenforceable. In such event, the claims of holders of Notes against the issuer of an invalid Guarantees would be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of holders of Notes relating to any voided portions of any Guarantees. The Company currently has no significant subsidiaries.

         On the basis of its historical financial information, recent operating history and projected financial data, the Company believes that, after giving effect to the indebtedness incurred in connection with the Recapitalization, it is not insolvent, does not have unreasonably small assets or capital for the businesses in which it is engaged and does not have debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

                               THE EXCHANGE OFFER

General

         In connection with the sale of the Old Notes, the Company, Holdings and the Initial Purchasers entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement under the Securities Act with respect to an issue of senior subordinated notes of the Company with terms identical to the Old Notes (except with respect to restrictions on transfer) and to use their best efforts to cause such registration statement to become effective under the Securities Act by no later than March 26, 1998 and, upon the effectiveness of such registration statement, to offer to the holders of the Old Notes the opportunity, for a period of 30 business days (or longer if required by applicable law) from the date the notice of the Exchange Offer is mailed to holders of the Old Notes, to exchange their Old Notes for a like principal amount of New Notes. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

         Under existing interpretations of the staff of the Commission enunciated in no-action letters issued to third parties, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer

         Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The Commission has taken the position, in no-action letters issued to third parties, that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sales of Old Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company and the Guarantors are required to allow Participating Broker-Dealers (and other persons, if any, subject to similar prospectus delivery requirements) to use the prospectus contained in the Registration Statement in connection with the resale of such New Notes, provided, however, they shall not be required to amend or supplement such prospectus for a period exceeding 180 days after the consummation of the Exchange Offer.

         If (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company and the Guarantors fail to Consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company and the Guarantors will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. Liquidated Damages accrued as of any interest payment date will be payable on such date. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 in principal amount of New Notes (and integral multiples in excess thereof) in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in any denomination of $1,000 or in integral multiples in excess thereof.

         Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

         The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture.

         As of the date of this Prospectus, $130,000,000 million aggregate principal amount of the Old Notes are outstanding and CEDE & Co., the nominee of DTC, is the only registered holder thereof. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the PORTAL Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule
144A, and to be issued and transferable in book-entry form through the facilities of DTC. The New Notes will also be issuable and transferable in book-entry form through DTC.

         This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of __________, 1998 (the "Record Date").

         The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

         Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean 5:00 p.m. New York City time, on ___________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

         In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

         The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner ,deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

         Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the New Notes

         The New Notes will bear interest from the last Interest Payment Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from November 26, 1997. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

          The New Notes will bear interest at a rate of 97/8% per annum. Interest on the New Notes will be payable semi-annually, in arrears on each Interest Payment Date following the consummation of the Exchange Offer.
Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 97/8% per annum after the Expiration Date.

Procedures for Tendering

         To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless the book-entry transfer procedures described below are used) and any other required documents, to the Exchange Agent for receipt prior to 5:00 p.m., New York City time, on the Expiration Date.

         Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make bookentry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account and deliver an Agent's Message (as defined below) on or prior to the Expiration Date in accordance with DTC's procedure for such transfer and delivery. If delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgement states that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. Holders of Old Notes whose certificates are not immediately available, or who are unable to deliver their certificates or confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at DTC (the "Book-Entry Confirmation") and all other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth below.

         The tender (as set forth above) by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

         The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

         Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry Transfer at DTC.

         Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") that is a participant in a recognized medallion signature guarantee program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

          If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

         In addition,  the Company  reserves the right in its sole discretion to
(a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

Guaranteed Delivery Procedures

         Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

         (a) the tender is made through an Eligible Institution;

         (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (unless the book-entry transfer procedures are to be used) to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

          To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

Termination

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

         If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

Exchange Agent

         The Marine Midland Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

       By Mail, By Overnight Courier                     By Facsimile:
                or By Hand:                    (For Eligible Institutions Only)
            Marine Midland Bank                         (212) 658-2292
           140 Broadway, Level A
       New York, New York 10005-1180                 Confirm by Telephone:
  Attention:  Corporate Trust Operations                (212) 658-5931

Fees and Expenses

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or by telephone.

         The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

         The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                          CAPITALIZATION OF THE COMPANY


         The following table sets forth, as of November 29, 1997, the consolidated capitalization of the Company. This table should be read in conjunction with "Description of the Notes," "Description of New Credit Facility," "Description of Holdings Preferred Stock" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                                    (dollars
                                                                       in
                                                                    thousands)
                                                                 --------------
New Credit Facility Revolving Credit Facility(1)................      $  32,855
Term Loan Facility..............................................        100,000
Senior Subordinated Notes.......................................        130,000
                                                                        -------
  Total Long-Term Debt..........................................        262,855
Stockholders' equity (deficit)(2)...............................       (23,872)
                                                                 --------------
  Total Capitalization..........................................       $238,983
                                                                 ==============
----------

(1) The Revolving Credit Facility provides for borrowing of up to $75.0 million. Giving effect to the Recapitalization, average outstanding borrowings under the Revolving Credit Facility would have been $10.7 million during the twelve months ended November 29, 1997. This amount excludes letters of credit issued to replace outstanding letters of credit established to facilitate merchandise purchase, which had an aggregate outstanding balance of $0.9 million as of November 29, 1997.

(2)      The   following   are  the   components   to  reconcile  the  Company's
         Stockholders' Equity (Deficit) to historical Holdings' Stockholders' Equity (Deficit):



                                                   November 29, 1997
                                   -------------------------------------------

                                       DESA            DESA       DESA Holdings
                                   International     Holdings      Consolidated
                                   --------------  ------------- ---------------
                                          (dollars in thousands)

Common Stock.......................    $     10      $      127     $      127
Capital in Excess of Par...........      31,890          79,786         79,786
Carryover Predecessor Adjustment...     (32,030)           (279)       (32,309)
Retained Earnings (Deficit)........     (23,280)       (183,717)(3)   (206,997)
Cumulative Transaction Adjustment..        (462)                          (462)
                                       --------       ---------    -----------
Stockholders' Equity (Deficit).....    $(23,872)      $(104,083)     $(159,855)
                                       ========       =========      =========

(3)      Includes   cumulative   amortization   of  goodwill  of  $129,000   and
         organization costs of $891,000 plus dividends of $115,136,000 and recapitalization consideration of $67,561,000.

           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF HOLDINGS

         The following Unaudited Pro Forma Condensed Consolidated Financial Data are based on the historical audited consolidated financial statements of Holdings included elsewhere in this Prospectus, adjusted to give effect to the pro forma adjustments described in the notes thereto. The Unaudited Pro Forma Condensed Consolidated Statement of Income Data of Holdings for the year ended March 1, 1997 gives effect to the Recapitalization and the acquisition of the Heath/Zenith business as if they had occurred on March 3, 1996. The Unaudited Pro Forma Condensed Consolidated Statement of Income Data of Holdings for the thirty-nine weeks ended November 29, 1997 give effect to the 1996 Recapitalization and the acquisition of the Health/Zenith business as if they had occurred on March 2, 1997. The Unaudited Pro Forma Condensed Consolidated Statements of Income Data exclude an extraordinary charge of $2,308,000, net of an income tax benefit of $1,495,000, attributable to the write-off of unamortized deferred financing costs related to the 1996 Recapitalization and a non-recurring charge of $2,286,000 related to a litigation settlement of a patent infringement suit related to Health/Zenith. The Unaudited Pro Forma Condensed Consolidated Balance Sheet Data of Holdings reflects the pro forma adjustments related to the Heath/Zenith acquisition as though it had occurred on November 29, 1997. The historical information utilized for Heath/Zenith is based upon its financial statements for the twelve months ended December 31, 1996 and the nine months ended October 5, 1997.

         The pro forma adjustments are based upon available data and certain assumptions that Holdings believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Data are not necessarily indicative of Holdings' financial position or results of operations that might have occurred had the Recapitalization or the Heath/Zenith acquisition been completed as of the dates indicated above and do not purport to represent what Holdings' consolidated financial position or results of operations might be for any future period or date. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of Holdings and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


      The Recapitalization was accounted for as a recapitalization.

                                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                             STATEMENT OF INCOME DATA

                                             Year Ended March 1, 1997
                                                  (in thousands)



                                                   Pro Forma                                         Pro Forma
                                                   Pro Forma                                      Adjustments for
                                    DESA        Adjustments for                   Heath/Zenith      Heath/Zenith
                                 Historical     Recapitalization    Pro Forma      Historical       Acquisition        Pro Forma
                               ---------------  ---------------- -------------------------------  ----------------  ----------------
Net sales......................   $209,105          $                 $209,105      $ 44,415          $                 $253,520
Cost of sales..................    130,890                             130,890        34,758              (209)(9)       165,439
                                  --------                           ---------      --------          --------         ---------
Gross profit...................     78,215                              78,215         9,657               209            88,081
Selling and administrative
     expenses                       45,257              (950)(1)        44,302         7,687              (984)(8)(9)     51,803
                                                         (45)(3)                                           (28)(10)
                                                          40 (4)                                           826 (7)
                                  --------         ---------         ---------      --------          --------         ---------
Operating profit...............     32,958               950            33,913         1,970               395            36,278
Interest expense...............     14,509             6,814 (2)        21,323           559             1,970(6)         23,852
                                  --------         ---------         ---------      --------          --------         ---------
Income before income taxes.....     18,449            (5,859)           12,590         1,411            (1,575)           12,426
Income taxes...................      7,733            (2,461)(5)         5,272           494              (563)(5)         5,203
                                  --------         ---------         ---------      --------          --------         ---------
Income before extraordinary item
     and non-recurring charge..   $ 10,716          $ (3,398)         $  7,318      $    917          $ (1,012)         $  7,223
                                  ========         =========         =========      ========          ========         =========


                See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income Data

                                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                             STATEMENT OF INCOME DATA

                                     Thirty-nine Weeks Ended November 29, 1997
                                                  (in thousands)

                                                   Pro Forma                                         Pro Forma
                                                   Pro Forma                                      Adjustments for
                                    DESA        Adjustments for                   Heath/Zenith      Heath/Zenith
                                 Historical     Recapitalization    Pro Forma      Historical       Acquisition        Pro Forma
                               ---------------  ---------------- -------------------------------  ----------------  ----------------
Net sales......................   $193,404          $                 $193,404      $ 41,151          $                 $234,555
Cost of sales..................    123,243                             123,243        31,409              (152)(9)       154,500
                                  --------                           ---------      --------          --------         ---------
Gross profit...................     70,161                              70,161         9,742               152            80,055
Selling and administrative
     expenses                       37,559              (700)(1)        36,854         6,150              (714)(8)(9)     42,888
                                                         (35)(3)                                           (21)(10)
                                                          30 (4)                                           619 (7)
                                  --------         ---------         ---------      --------          --------         ---------
Operating profit...............     32,602               705            33,307         3,592               268            37,167
Interest expense...............     11,321             5,748 (2)        17,069           587             1,363(6)         19,019
                                  --------         ---------         ---------      --------          --------         ---------
Income before income taxes.....     21,281            (5,043)           16,238         3,005            (1,095)           18,148
Income taxes...................      8,769            (1,981)(5)         6,788           901               (99)(5)         7,590
                                  --------         ---------         ---------      --------          --------         ---------
Income before extraordinary item
     and non-recurring charge..   $ 12,512          $ (3,062)         $  9,450      $  2,104          $   (996)         $ 10,558
                                  ========         =========         =========      ========          ========         =========

                 See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income Data

                                      NOTES TO UNAUDITED PRO FORMA CONDENSED

                                       CONSOLIDATED STATEMENT OF INCOME DATA
                                                  (In thousands)

                                                                                                       Thirty-nine
                                                                                 Fiscal Year Ended      Weeks Ended
                                                                                   March 1, 1997     November 29, 1997
                                                                                 ------------------  -----------------
Pro Forma Adjustments:
(1)   To eliminate historical payments made under existing management bonus plan and to  reflect  payments  under the  management  bonus  plan  adopted  in connection with the Recapitalization, as follows:

      Management incentive compensation plan adopted by the Company                     $      500       $      500
      Less: Existing management incentive compensation plan                                 (1,450)          (1,200)
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $     (950)      $     (700)
                                                                                        ===========      ===========
(2)   The pro forma  adjustment  to interest  expense  for the  Recapitalization reflects the following:
      Interest expense related to new debt:
        New Revolving Credit Facility                                                   $       43       $      926
        New Term Loans                                                                       8,074            6,226
        New Senior Subordinated Notes                                                       12,838            9,627
        Commitment Fee: Line of Credit                                                         181              180
        Other interest and bank charges                                                        187              110
                                                                                        -----------      -----------
          Subtotal                                                                          21,323           17,069
      Less: Interest expense relating to Existing Credit Facility                          (14,509)         (11,321)
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $    6,814       $    5,748
                                                                                        ===========      ===========

(3)   To  eliminate  historical  management  fees and  related  expenses  and to reflect management fees to be paid subsequent to the Recapitalization,  as follows:
      Management fee subsequent to the Recapitalization                                 $      240       $      180
      Less: Historical management fee                                                         (285)            (215)
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $      (45)      $      (35)
                                                                                        ===========      ===========

(4)   To eliminate  amortization of historical  deferred  financing costs and to reflect  amortization  of deferred  financing costs incurred in connection with the Recapitalization:
      Amortization of deferred financing costs incurred in connection with the
      Recapitalization                                                                  $    1,016       $      762
      Less: Amortization of historical deferred financing costs                               (976)            (732)
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $       40       $       30
                                                                                        ===========      ===========



                                       38

                                                                                                       Thirty-nine
                                                                                 Fiscal Year Ended      Weeks Ended
                                                                                   March 1, 1997     November 29, 1997
                                                                                 ------------------  -----------------
(5)   To record the income tax benefit related to pro forma adjustments computed using an effective  tax rate of 42% for the  Recapitalization  and 36% for the Health/Zenith acquisition.

(6)   The  pro  forma  adjustment  to  interest  expense  for  the  Heath/Zenith acquisition reflects the following:
      Interest expense related to new debt:
      Working capital advance                                                           $      726       $      561
      Acquisition advance                                                                    1,653            1,276
      Note payable                                                                             150              113
                                                                                        -----------      -----------
        Subtotal                                                                             2,529            1,950
      Less: Interest expense relating to Existing Credit Facility                             (559)            (587)
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $    1,970       $    1,363
                                                                                        ===========      ===========

(7)   To  eliminate   amortization   of  historical   goodwill  and  to  reflect
      amortization  over 40 years of goodwill  incurred in  connection  with the
      Heath/Zenith acquisition:
      Amortization of goodwill incurred in connection with the acquisition              $      677       $      508
      Less: Amortization of historical negative goodwill                                       149              111
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $      826       $      619
                                                                                        ===========      ===========

(8)   To  eliminate  historical  management  fees and  related  expenses  and to reflect  management  fees  to  be  paid  subsequent  to  the  Heath/Zenith acquisition, as follows:
      Management fee subsequent to the acquisition                                      $       --       $       --
      Less: Historical management fee                                                         (217)            (169)
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $      217       $      169
                                                                                        ===========      ===========

(9)  To reflect savings from consolidation of Heath/Zenith warehouse with
     DESA warehouse and related freight cost savings                                    $      209       $      152
     Reduction of salaries and fringe benefits of Heath Company
       employees who did not become employees of the Company                                   767              545
                                                                                        -----------      -----------
     Pro forma adjustment                                                               $     (976)      $     (697)
                                                                                        ===========      ===========

(10) To eliminate depreciation recorded in Selling, General & Administrative                                    (28
     expenses related to the real estate not acquired in the Heath/Zenith
     acquisition:                                                                       $      (28)      $      (21)
                                                                                        -----------      -----------
      Pro forma adjustment                                                              $      (28)      $      (21)
                                                                                        ===========      ===========

                                           UNAUDITED PRO FORMA CONDENSED

                                            CONSOLIDATED BALANCE SHEET
                                                  (in thousands)


                                                                      As of November 29, 1997
                                             ------------------------------------------------------------------------
                                                 DESA       Heath/Zenith              Pro Forma         Pro Forma
                                              Historical   Historical(A)              Adjustments        Holdings
                                              ----------   -------------              -----------        --------
                                                                           Heath/Zenith
                                                                           Acquisition         Other
                                                                           -----------         -----
Assets
Current assets:
  Cash and cash equivalents.............       $    201       $    131     $             $               $    332
  Accounts receivable (net)
   Trade................................         65,586          8,268         (350) (4)                   73,504
   Other................................             --          1,079                                      1,079
  Inventories...........................         27,133         10,539         (120) (4)                   37,552
  Other current assets..................          2,331          1,721                                      4,052
                                              ---------      ---------     --------                      --------
Total current assets....................         95,251         21,738         (470)                      116,519

  Fixed assets (net)....................         11,409          1,040                       (713)(2)      11,736
  Goodwill(B)(C)........................         39,999         (1,651)      29,108 (4)     1,651 (2)      69,107
  Other assets..........................         11,121          1,561          628 (4)                    13,310
                                              ---------      ---------     --------      --------        --------
  Total assets..........................      $ 157,780      $ 22,688      $ 29,266      $    938        $210,672
                                              =========      =========     ========      ========        ========

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable......................       $ 25,114       $  4,580                   $ (1,273)(1)    $ 28,421
  Accrued liabilities...................         10,319          6,121        1,099 (4)                    17,539
  Note payable..........................             --          7,160                     (7,160)(1)       2,000
                                                                                            2,000 (3)
  Income taxes payable..................          2,705             --                                      2,705
  Current portion of long-term debt.....         22,355            221                       (221)(1)      27,320
                                                                                            4,965 (3)
                                              ---------      ---------     --------      --------        --------
Total current liabilities...............         60,493         18,082        1,099        (1,689)         77,985
                                                                                             (313)(1)     269,500
Long-term debt..........................        240,500            313                     29,000 (3)

Deferred tax liabilities................          1,663             --                                      1,663
Other liabilities.......................            381             --                                        381
                                              ---------      ---------     --------      --------        --------
Total liabilities.......................        303,037         18,395        1,099        26,998         349,529

Commitments.............................

Preferred stock.........................         14,598             --                                     14,598

Stockholders' equity (deficit)..........       (159,855)         4,293                      6,400 (3)    (153,455)
                                                                                           (4,293)(5)
                                              ---------      ---------     --------      --------        --------
Total liabilities and stockholders' equity
  (deficit).............................      $ 157,780      $  22,688     $  1,099      $ 29,105        $210,672
                                              =========      =========     ========      ========        ========

              (A) Heath/Zenith based upon October 5, 1997 financial statements

              (B) Heath/Zenith historical goodwill is negative goodwill

              (C) Amount of goodwill is different from amount calculated at date of acquisition, February 4, 1998, as shown on F-23, Note 15.

                       See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                           CONSOLIDATED BALANCE SHEET

Pro Forma Adjustments:


(1) To adjust for items that were settled by Heath Company immediately prior to acquisition

         Account Payable                                     $(1,273)
         Repayment of debt - Note payable                     (7,160)
                             Current portion of long-term
                               debt                             (221)
                             Long-term debt                     (313)

(2) To eliminate items included in historical balance sheet of Heath/Zenith but not purchased by DESA International

         Fixed assets                                          $(713)
         Negative goodwill                                     1,651

(3) To reflect the financing of Heath/Zenith by DESA International

         New Credit Facility-Revolving                       $13,965
         New Credit Facility-Acquisition Facility             20,000
         Sale of Common Stock                                  6,400
         Note payable                                          2,000
                                                            --------
                                                             $42,365
                                                            ========

(4) To record adjustments to historical Heath/Zenith amounts

         Accounts receivable                                  $(350)
         Inventories                                           (120)
         Accrued liabilities                                  1,099
         Deferred tax (other assets)                            628
         Goodwill                                            29,108

(5) To eliminate historical Heath/Zenith stockholders' equity.

                             SELECTED FINANCIAL DATA


         Set forth below are selected historical financial data and other historical operating data of Holdings. The summary historical Statements of Operating Data and Balance Sheet Data below for each of the years in the three year period ended March 1, 1995 and as of March 2, 1996 and March 1, 1997 have been derived from the audited consolidated financial statements of Holdings which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The summary historical Statement of Operating Data below for the year ended February 26, 1994 is presented as the consolidated income statement data of Holdings from its date of incorporation, December 1, 1993, through February 26, 1994 and the income statement data of the Company from February 28, 1993 through November 30, 1993, which statements for the three and nine month periods have also been audited by Ernst & Young LLP but which are not included elsewhere herein. The summary historical Balance Sheet Data at February 26, 1994 has been derived from the audited consolidated balance sheet of Holdings which has also been audited by Ernst & Young LLP, but which is not included elsewhere herein. The summary historical Statement of Operating Data and Balance Sheet Data at and for the year ended February 27, 1993 have been derived from the audited consolidated financial statements of the Company which have also been audited by Ernst & Young LLP, but which are not included elsewhere herein. The summary historical Statement of Operating Data for the thirty-nine weeks ended November 30, 1996 and November 29, 1997 and the summary historical Balance Sheet Data at November 29, 1997 have been derived from Holdings' unaudited consolidated financial statements for those periods included elsewhere in the Offering Memorandum and, in each case, include, in the opinion of management, all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results of operations for the thirty-nine weeks ended November 29, 1997 are not necessarily indicative of the results that may be expected for the entire year. The information presented below is qualified in its entirety by, and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                        Predecessor                                     Successor
                                  ----------------------- |---------------------------------------------------------------------
                                               9 Months   |  3 Months                                   Thirty-nine Weeks Ended
                                                 Ended    |   ended              Fiscal Year            -----------------------
                                               November   |  February            -----------            November 30,November 29,
                                     1993      30, 1993   | 26, 1994(1)   1995     1996(1)(2)    1997       1996      1997(1)
                                     ----      --------   | -----------   ----     ----          ----   ------------------------
                                                          |   (in thousand, except ratios)
Statement of Operating Data:                              |                                                     (Unaudited)
Net sales(3).....................     $98,712     $93,349 |   $29,428    $172,501   $186,324    $209,105    $173,587    $193,404
Cost of sales....................      66,902      60,860 |    19,584     107,484    116,217     130,890     108,587     123,243
                                      -------     ------- |   -------    --------   --------    --------    --------    --------
Gross profit.....................      31,810      32,489 |     9,844      65,017     70,107      78,215      65,000      70,161
Selling and administrative expenses    22,320      19,301 |     7,582      35,975     37,828      45,257      33,913      37,559
                                      -------     ------- |   -------    --------   --------    --------    --------    --------
Operating profit.................       9,490      13,188 |     2,262      29,042     32,279      32,958      31,087      32,602
Interest expense.................       4,186       2,893 |     1,455       5,777      7,073      14,509      11,105      11,321
                                      -------     ------- |   -------    --------   --------    --------    --------    --------
Income before income taxes.......       5,304      10,295 |       807      23,265     25,206      18,449      19,982      21,281
Income taxes.....................       2,154       4,356 |       346      10,064     10,703       7,733       8,378       8,769
                                      -------     ------- |   -------    --------   --------    --------    --------    --------
Income before extraordinary item.       3,150       5,939 |       461      13,201     14,503      10,716      11,604      12,512
Extraordinary item(4)............          --       4,150 |       238          --      2,638          --          --       2,308
                                      -------     ------- |   -------    --------   --------    --------    --------    --------
Net income.......................       3,150       1,789 |       223      13,201     11,865      10,716      11,604      10,204
Less dividends on preferred stock          --         211 |        --         900        853         716          --          17
                                      -------     ------- |   -------    --------   --------    --------    --------    --------
Net income available for common                           |
  stockholders...................     $ 3,150     $ 1,578 |   $   223    $ 12,301   $ 11,012    $ 10,716    $ 11,604    $ 10,187
                                      =======     ======= |   =======    ========   ========    ========    ========    ========
Ratio of earnings to fixed charges(5)    2.1x        4.2x |      1.5x        4.4x       4.0x        2.2x        2.6x        2.7x
Other Data:                                               |
EBITDA(6)........................     $11,752     $14,998 |    $3,176     $33,156    $36,574     $37,494     $34,785     $36,534
EBITDA margin(7).................       11.9%       16.1% |     10.8%       19.2%      19.6%       17.9%       20.0%       18.9%
Capital expenditures.............      $1,655        $964 |      $456      $1,499     $2,122      $2,770      $1,570      $3,690
Depreciation.....................       1,927       1,548 |       391       2,148      2,332       2,432       2,036       2,363
Amortization.....................         335         262 |       523       1,966      1,963       2,104       1,568       1,570
Net cash provided by (used in)                            |
operating  activities............       4,365      (4,258)|    16,150      18,337     19,375      18,398    (13,439)     (35,493)
Net cash provided by (used in)                            |
investing activities.............      (2,170)       (964)|      (456)     (2,176)    (2,060)     (2,882)     (1,490)     (3,296)
Net cash provided by (used in)                            |
financing activities.............      (2,116)      5,320 |   (14,186)     (1,651)   (17,989)    (10,599)     15,186      34,086
Balance Sheet Data (at period end):                       |
Cash and cash equivalents........        $462             |    $1,597     $16,170       $145      $5,058        $393        $201
Working capital (deficit)(8).....       5,563             |     6,680       9,738     (1,194)     (8,566)     26,130      34,758
Total assets.....................      27,867             |    84,055     107,259     85,545      91,984     137,105     157,780
Long-term debt (less current                              |
 portion)........................      27,956             |    62,000      49,700    149,709     130,600     163,194     240,500
Stockholders' equity (deficit)...     (13,210)            |     2,279      16,194    (95,402)    (84,754)    (83,577)   (159,855)

----------
(1)      Holdings was party to a  recapitalization  in January 1996 which impacted interest expense,  stockholders'  equity and long term debt.

(2)      53-week fiscal year.

(3)      Net sales constitute gross sales net of an accrual for returns and allowances and cash discounts.

(4)      Extraordinary items relate to the write-off of unamortized  deferred financing costs at the time the Company refinanced its existing debt obligations and other expenditures related to the recapitalization transactions in fiscal year 1994 and 1996.

(5)      For purposes of computing  this ratio,  earnings  consist of income before income taxes plus fixed  charges.  Fixed charges consist of interest  expense,  amortization of deferred  financing cost and 33% of rent expense from operating leases which the Company believes is a reasonable approximation of the interest factor included in the rent.

                                       43


(6)      EBITDA is defined as income before taxes plus interest  expense and depreciation as well as amortization of intangibles and deferred charges.  EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur  indebtedness  and because  management  believes that EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. However, EBITDA should not be  considered  as an  alternative  to net income as a measure of a company's  operating  results or to cash flows from operating activities as a measure of liquidity. EBITDA as presented may not be comparable to similarly titled measures used by other companies,  depending upon the non-cash charges included.  When evaluating EBITDA,  investors should also consider other factors which may influence operating and investing  activities,  such as changes in operating assets and liabilities and purchases of property and equipment.

(7)      EBITDA margin is defined as EBITDA divided by net sales.

(8)      The Company's  business is subject to a pattern of seasonal  fluctuation.  As such, the Company's needs for working capital tend to peak in the second and third fiscal quarters.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         The following discussion should be read in conjunction with "Selected Financial Data" and the audited Consolidated Financial Statements of Holdings and the notes thereto included elsewhere in this Prospectus.

         The Company is organized into two primary product categories: (a) Zone Heating Products (80% of domestic fiscal 1997 gross sales), which includes indoor room heaters, hearth products and outdoor heaters, and (b) Specialty Tools (20% of domestic fiscal 1997 gross sales), which includes powder actuated fastening systems (tools and accessories) and electrical products. The Company records sales upon shipment of products to its customers. Net sales constitute gross sales net of an accrual for returns and allowances and cash discounts.

         The Company has experienced strong historical growth, with net sales and EBITDA increasing at CAGRs of 20% and 29%, respectively, from fiscal 1992 to fiscal 1997. In addition, the Company's operating profit and cash flows provided by (used in) operating, financing and investing activities increased from $8,175, $6,518, ($2,513) and ($3,791), respectively, in 1992 to $32,958,
$18,398, $(10,599) and $(2,882), respectively, in 1997. The Company's growth has been driven by strong performance across all product categories from both new product introductions and internally generated growth. The Company has made only three small acquisitions from fiscal 1992 to fiscal 1997. Since fiscal 1992, new product introductions have generated approximately 56% of the Company's sales growth. The Company focuses on its new product development efforts on products that (i) are complementary to its current product offerings or that utilize the Company's established technologies, and (ii) can be sold through the Company's well-established distribution channels. The Company's strategy is to introduce its new hearth products in the specialty heating channel (i.e., liquid propane distributors and natural gas utilities) and then expand the distribution to the consumer channel (i.e., home centers and mass merchandisers). As part of this strategy, the Company began selling its line of vent-free fireplace products, introduced to the specialty heating channel in fiscal 1995, to Lowe's in fiscal 1997 and to Home Depot in fiscal 1998.

         Zone heating product revenues have been driven by factors such as (i) the effectiveness of zone heating products for area heating, (ii) the increased availability of these products as a result of the growth in home improvement retailers, (iii) the cost efficiency of natural gas and propane as heating fuels, (iv) favorable regulatory trends and (v) seasonal weather conditions. Specialty tools revenues have been driven by demand of DIY consumers and commercial contractors.

         In fiscal 1997, approximately $19.6 million or 9.4% of DESA's net sales were generated outside the U.S. DESA adapts its domestic product line to accommodate local requirements, government regulations and user preferences in each international market.

         Principally due to sales of zone heating products, DESA's business is seasonal, as depicted by the following table which sets forth certain operating results of DESA for each of the four consecutive fiscal quarters in the periods ending March 1, 1997 and March 2, 1996 (dollars in thousands):

                            First           Second            Third           Fourth
                           Quarter          Quarter          Quarter          Quarter            Total
                           -------          -------          -------          -------            -----
Fiscal 1997
      Total Net Sales.. $   24,267       $   60,021       $   89,299       $   35,518       $   209,105
      Operating Profit.        319           12,220           18,546            1,873            32,958
Fiscal 1996
      Total Net Sales.. $   25,986       $   68,138       $   65,925       $   26,275       $   186,324
      Operating Profit.      3,291           15,051           13,306              631            32,279

         Approximately 70% of annual sales occur in the second and third fiscal quarters (June- November) as the Company's zone heating customers place early booking orders for shipment in anticipation of the winter selling season. Approximately 60% of the Company's annual sales volume are booked in the five-month period of March through July.

         DESA has not historically been capital intensive. The Company has focused on investing in programs which either reduce operating costs or facilitate new product development. The Company has a long-standing cost reduction program and has exceeded its annual cost reduction goal of 3% of cost of sales in each of the last three fiscal years. Historically, the Company's cost reduction efforts have been focused on indoor vent-free heaters and outdoor heaters. In fiscal 1998, the Company's cost reduction efforts are focused on some of its newer products, such as vent-free hearth products.

                         Historical Capital Expenditures
                             (dollars in thousands)


                                                                               Fiscal Year
                                                         -----------------------------------------------------------
                                                          1992        1993        1994     1995       1996      1997
                                                          ----        ----        ----     ----       ----      ----
Replacement Expenditures, Cost Reduction Programs, New
  Products and Capacity                                  $1,331      $1,132      $1,420   $1,499      $2,122   $2,770
Acquisitions/Buildings/Other                                754(1)      523(2)        0      664(3)        0        0
                                                         ------      ------      ------   ------      ------   ------
Total Capital Expenditures                               $2,085      $1,655      $1,420   $2,163      $2,122   $2,770
                                                         ======      ======      ======   ======      ======   ======

(1)  Acquisition of a vented heater product line and an electric generator product line

(2)  Bowling Green, Kentucky office building expansion to replace leased offices

(3)  Acquisition of an outdoor heater product line

Results of Operations

     The following table sets forth certain income statement information for Holdings for the fiscal years ended February 25, 1995, March 2, 1996 and March 1, 1997 and the thirty-nine week periods ended November 30, 1996 and November 29, 1997:

                                                         Fiscal Year Ended                        Thirty-nine Weeks Ended
                     ----------------------------------------------------------------- ---------------------------------------------
                                Percentage            Percentage           Percentage    November  Percentage   November  Percentage
                                    of                   of                   of            30,        of          29,       of
                        1995    Net Sales     1996    Net Sales    1997     Net Sales      1996     Net Sales     1997    Net Sales
                     --------  ----------- --------  ----------- --------  ----------- -----------  ---------- ---------  ---------

Net sales            $172,501     100.0%   $186,324     100.0%   $209,105    100.0%     $173,587     100.0%     $193,404     100.0%
Cost of sales         107,484      62.3%    116,217      62.4%    130,890     62.6%      108,587      62.6%      123,243      63.7%
                     --------     -----    --------     -----    --------    -----      --------     -----      --------     -----
Gross profit           65,017      37.7%     70,107      37.6%     78,215     37.4%       65,000      37.4%       70,161      36.3%
Selling and
  administrative
  expenses             35,975      20.8%     37,828      20.3      45,257     21.6        33,913      19.5%       37,559      19.4%
                     --------     -----    --------     -----    --------    -----      --------     -----      --------     -----
Operating profit       29,042      16.8%     32,279      17.3%     32,958     15.8%       31,087      17.9%       32,602      16.9%
Interest expense        5,777       3.3%      7,073       3.8%     14,509      6.9%       11,105       6.4%       11,321       5.9%
                     --------     -----    --------     -----    --------    -----      --------     -----      --------     -----
Income before
  provision for
  taxes                23,265      13.6%     25,206      13.5%     18,449      8.9%       19,982      11.5%       21,281      11.0%
Provision for
  income taxes         10,064       5.8%     10,703       5.7%      7,733      3.7%        8,378       4.8%        8,769       4.6%
                     --------     -----    --------     -----    --------    -----      --------     -----      --------     -----
Income before
  extraordinary
  item                 13,201       7.8%     14,503       7.8%     10,716      5.2%       11,604       6.7%       12,512       6.4%
                     --------     -----    --------     -----    --------    -----      --------     -----      --------     -----
Extraordinary item       --         0.0%      2,638       1.4%       --        0.0%         --         0.0%        2,308       1.2%
                     --------     -----    --------     -----    --------    -----      --------     -----      --------     -----
Net income           $ 13,201       7.8%   $ 11,865       6.4%   $ 10,716      5.2%     $ 11,604       6.7%     $ 10,204       5.2%
                     ========     =====    ========     =====    ========    =====      ========     =====      ========     =====

Thirty-nine Weeks Ended November 29, 1997 Compared to Thirty-nine Weeks Ended November 30, 1996

         Net Sales. Total net sales increased 11.4% from $173.6 million for the thirty-nine weeks ended November 30, 1996 to $193.4 million for the thirty-nine weeks ended November 29, 1997. Indoor heating and hearth product sales increased 36.7% from $67.6 million to $92.4 million due to increased acceptance of hearth products in both the Company's consumer channel (e.g., Home Depot and Lowe's) and its traditional specialty gas channel (i.e., liquid propane distributors) and the growth of DESA's existing customers. Outdoor heating products sales declined 12.1% from $64.3 million to $56.5 million due to the impact of the mild 1996/1997 winter weather which left certain of the Company's customers with higher than anticipated inventory levels. Specialty tools product sales increased 9.8% to $32.4 million due to DESA's expansion within the consumer channel.

         Cost of Sales. Cost of sales increased 13.5% from $108.6 million for the thirty-nine weeks ended November 30, 1996 to $123.2 million for the thirty-nine weeks ended November 29, 1997. The increase was primarily associated with the increase in net sales over the same period. Gross profit margin decreased from 37.4% to 36.3%. The decrease in gross profit margin resulted primarily from the decrease in sales of outdoor heating products, which have higher gross profit margins than hearth products and specialty tools. In addition, gross profit was adversely impacted as a result of inefficiencies relating to the expansion of hearth products capacity at the Shelbyville plant (new paint system, fabrication equipment/tooling and workforce training).

         Selling and Administrative Expenses. Selling and administrative expenses increased 10.8% from $33.9 million for the thirty-nine weeks ended November 30, 1996 to $37.6 million for the thirty-nine weeks ended November 29, 1997. The increase was due primarily to the increase in net sales over the same period. However, these costs declined as a percentage of sales from 19.5% to 19.4% due to increased operating leverage as a result of the increase in sales during the period.

         Operating Profit. Due to the factors described above, operating profit increased 4.9%, from $31.1 million for the thirty-nine weeks ended November 30, 1996 to $32.6 million for the thirty-nine weeks ended November 29, 1997.

         Interest Expense. Interest expense increased modestly from $11.1 million for the thirty-nine weeks ended November 30, 1996 to $11.3 million for the thirty-nine weeks ended November 29, 1997, as higher current working capital requirements were largely offset by the debt reductions due to increased fiscal year 1997 cash flow.

         Income Tax. Income taxes increased 6.5% from $8.4 million for the thirty-nine weeks ended November 30, 1996 to $8.8 million for the thirty-nine weeks ended November 29, 1997. The overall effective income tax rate was 42% for both periods.

         Net Income. Net income before extraordinary item increased 7.8% from $11.6 million for the thirty-nine weeks ended November 30, 1996 to $12.5 million for the thirty-nine weeks ended November 29, 1997 due to the factors described above.

         Extraordinary Item. The extraordinary item of $2.3 million in the thirty-nine weeks ended November 29, 1997 reflects the write off of unamortized deferred financing costs related to the 1996 Recapitalization.

Year Ended March 1, 1997 (52 weeks) Compared to the Year Ended March 2, 1996 (53 weeks)

         Net sales. Net sales increased 12.2% from $186.3 million for the year ended March 2, 1996 to $209.1 million for the year ended March 1, 1997. Indoor heating product sales increased 10.1% from $69.3 million to $76.3 million driven by higher hearth product sales due primarily to increased penetration of the consumer channel. Outdoor heating product sales increased 18.2% from $75.2 million to $88.9 million due to an increase in promotion, expansion in the hardware/home center channel and higher sales resulting from the colder 1996/1997 winter weather in Europe. Specialty tool sales increased 5.0% from $41.8 million to $43.9 million due primarily to continued growth in the consumer channel of powder actuated tools and related accessories and the expansion of one of the Company's chain saw models to a major customer which replaced a competitive product.

         Cost of Sales. Cost of sales increased 12.7% from $116.2 million in fiscal year 1996 to $130.9 million in fiscal year 1997. The increase was primarily due to sales growth of 12.2% for the same period. As a percentage of sales, gross profit margin decreased slightly from 37.6% to 37.4%. Gross margins were negatively affected by a shift in product mix which was partially offset by cost reductions and margin improvements realized as a result of increased production volume resulting from sales growth.

         Selling and Administrative Expenses. Selling and administrative expenses increased 19.6% from $37.8 million in fiscal year 1996 to $45.3 million in fiscal year 1997 due primarily to the sales growth of 12.2% for the same period. Selling and administrative expenses increased as a percentage of sales from 20.3% in fiscal 1996 to 21.6% in fiscal 1997 due to a consumer advertising program, key account volume rebate program, warranty expense and executive recruiting expenses.

         Operating Profit. Operating profit increased 2.1% from $32.3 million in fiscal 1996 to $33.0 million in fiscal 1997 due to the factors mentioned above.

         Interest Expense. Interest expense increased 104.2% from $7.1 million in fiscal year 1996 to $14.5 million in fiscal year 1997. The higher interest expense relates to the increased borrowings associated with the recapitalization of Holdings in January 1996.

         Income Taxes. Income taxes (exclusive of extraordinary item) decreased by 28.0% from $10.7 million in fiscal 1996 to $7.7 million in fiscal year 1997. The overall effective income tax rate is 42% for both periods.

         Net Income. Net income decreased 10.1% from $11.9 million in fiscal year 1996 to $10.7 million in fiscal year 1997. This reduction reflected the higher interest expense incurred during fiscal 1997. Fiscal 1996 performance was adversely
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
affected by the write-off of unamortized balance of deferred financing costs of existing debt in connection with the recapitalization of Holdings in January 1996.

Year Ended March 2, 1996 (53 weeks) Compared to the Year Ended February 25, 1995 (52 weeks)

         Net sales. Net sales increased 8.0% from $172.5 million for the year ended February 25, 1995, to $186.3 million for the year ended March 2, 1996. Indoor heating product sales increased by 2.4% from $67.7 million to $69.3 million due to sales increases in mini-hearth and vent-free fireplace products partially offset by lower gas log sales resulting from higher than anticipated customer inventories of gas logs at the beginning of fiscal 1996 in the specialty gas channel of distribution. Outdoor heating product sales increased 14.0% from $66.0 million to $75.2 million due to increased promotion and expansion in the hardware/home center channel. Specialty tool sales increased 7.5% from $38.9 million to $41.8 million due primarily to continued growth in sales of powder actuated tools and related accessories.

         Cost of Sales. Cost of sales increased 8.1% from $107.5 million in fiscal 1995 to $116.2 million in fiscal 1996 due to sales growth of 8.0% for the same period. Gross profit margin of 37.6% was comparable to prior year's gross profit margin of 37.7%.

         Selling and Administrative Expenses. Selling and administrative expenses increased 5.2% from $36.0 million in fiscal 1995 to $37.8 million in fiscal year 1996. However, these costs decreased as a percentage of sales from 20.8% in fiscal year 1995 to 20.3% in fiscal 1996 resulting from a reduction in sales commissions and increased operating leverage due to the increase in sales during the period.

         Operating Profit. Due to the factors discussed above, operating profit increased 11.1% from $29.0 million in fiscal 1995 to $32.3 million in fiscal 1996.

         Interest Expense. Interest expense increased 22.4% from $5.8 million in fiscal 1995 to $7.1 million in fiscal 1996 due to higher debt levels resulting from higher working capital requirements and the recapitalization of Holdings in January 1996.

         Income Taxes. Income taxes increased 5.9% from $10.1 million in fiscal 1995 to $10.7 million in fiscal 1996 as the overall tax rate decreased from 43% in fiscal 1995 to 42% in fiscal 1996 due to adoption of LIFO inventory accounting which favorably affected income taxes.

         Net Income. Net income declined 9.8% from $13.2 million in fiscal 1995 to $11.9 million in fiscal 1996.

Liquidity and Capital Resources

Historical

         The Company's primary cash needs have been for working capital, capital expenditures and debt service requirements. The Company's sources of liquidity have been cash flows from operations and borrowings under its revolving credit facilities. The Company's business is subject to a pattern of seasonal fluctuation. The Company's needs for working capital and the corresponding debt levels tend to peak in the second and third fiscal quarters. The amount of sales generated during the second and third fiscal quarters generally depends upon a number of factors, including the level of retail sales for heating products during the fall and winter, weather conditions affecting the level of sales of heating products, general economic conditions, and other factors beyond the Company's control.

         Cash used in operating activities for the thirty-nine weeks ended November 29, 1997 was $35.6 million compared to $13.4 million for the thirty-nine weeks ended November 30, 1996, an increase of $22.2 million. Inventories as of November 29, 1997 were $7.6 million higher than the amount at November 30, 1996, to support higher sales and production activities. The increase in accounts receivable from $13.1 million at March 1, 1997 to $65.6 million at November 27, 1997 is attributable to the seasonality of the Company's
sales  and  the  industry   practice  which  results  in
many heating product receivables becoming due in December. Net cash provided by operating activities was $18.4 million, $19.4 million and $18.3 million for fiscal years 1997, 1996 and 1995, respectively.

         Net cash used in investing activities increased from $1.5 million for the thirty-nine weeks ended November 30, 1996 to $3.3 million for the thirty-nine weeks ended November 29, 1997 due to capital expenditures for a new powder paint system and fabrication equipment at the Company's Shelbyville, Tennessee plant to support growth of hearth products. Net cash used in investing activities was $2.9 million, $2.1 million and $2.2 million in fiscal 1997, 1996 and 1995, respectively, consisting primarily of capital expenditures for new products, capacity increases and cost reduction programs. Fiscal 1995 also included a $0.9 million acquisition of an outdoor heater products line.

         Net cash provided by financing activities increased 125% from $15.2 million in the thirty-nine weeks ended November 30, 1996 to $34.1 million in the thirty-nine weeks ended November 29, 1997 due to an increase in the use of the Company's revolving credit facility to fund operations, primarily for the increase in inventories. Net cash used in financing activities totaled $10.6 million, $18.0 million and $1.7 million in fiscal years 1997, 1996 and 1995.

         The Existing Credit Facility provided for commitments in an aggregate amount of up to $220.0 million. Borrowings outstanding under the Existing Credit Facility were $183.1 million on November 29, 1997. Outstanding letters of credit and foreign currency contracts established to facilitate merchandise purchases were $0.9 million and $1.8 million, respectively, on November 29, 1997.

After the Recapitalization

         Following the Recapitalization, the Company's primary sources of liquidity will be cash flow from operations and borrowings under the Revolving Credit Facility. The Company's primary uses of cash will be debt service requirements, working capital and capital expenditures.

         Concurrently with the Recapitalization, the Company issued the Old Notes for $130.0 million in gross proceeds, and entered into the Term Loan Facility and the Revolving Credit Facility. The Term Loan Facility is comprised of two tranches, each in the aggregate principal amount of $50.0 million. The Revolving Credit Facility provides revolving loans in an aggregate amount of up to $75.0 million. Upon closing of the Recapitalization, the Company borrowed the full amount available under the Term Loan Facility and $35.5 million under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility were used partially to refinance seasonal borrowings outstanding under the Existing Credit Facility. The amount remaining available under the Revolving Credit Facility is available to fund the working capital requirements of the Company. Proceeds to the Company from the issuance of the Old Notes and from initial borrowings under the New Credit Facility, less the repayment of the Existing Credit Facility and other indebtedness, and transaction expenses, were remitted to Holdings to partially finance the Recapitalization and the fees and expenses of Holdings incurred in connection therewith. To provide additional financing to fund the Recapitalization, Holdings raised (i) $73.8 million through the sale to Childs and the other Equity Investors of Holdings Common Stock (representing 89.6% of the outstanding shares upon completion of the Recapitalization), (ii) $14.6 million through the issuance to Childs and the other Equity Investors of the Holdings Preferred Stock, (iii) $3.0 million through the issuance of 463,232 Warrants to purchase Holdings Nonvoting Common Stock at an exercise price of $.01 per share and (iv) $8.6 million through the sale to Existing Stockholders of Holdings Common Stock (representing 10.4% of the outstanding shares upon completion of the Recapitalization).

         The proceeds of the Old Notes, the Holdings Preferred Stock, the Holdings Warrant, the Holdings Common Stock and the initial borrowings under the New Credit Facility were used to finance the purchase of all previously outstanding shares of Holdings' capital stock, to refinance outstanding indebtedness of the Company and to pay fees and expenses incurred in connection with the Recapitalization.

         Borrowings under the New Credit Facility bear interest at a rate per annum equal (at the Company's option) to a margin over either a base rate or LIBOR. The Revolving Credit Facility will mature six years after the closing date. The two tranches of the Term Loan Facility will be amortized over a six-year and a seven-year period, respectively. The Company's obligations under the New Credit Facility are guaranteed by Holdings and each of the Company's direct and indirect  domestic  subsidiaries.  The New Credit  Facility  and the
guarantees   thereof  are  secured  by  substantially  all  assets  of  Holdings
(including the capital stock of the Company) and its direct and indirect domestic subsidiaries and a pledge of the capital stock of all the Company's direct and indirect subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The New Credit Facility contains customary covenants and events of default, including substantial restrictions on the Company's ability to make dividends or distributions to Holdings. See "Description of New Credit Facility." Based on the Company's capital and loan structure upon completion of the Recapitalization, the Company's average monthly revolver balance will be approximately $15 million, with peak borrowings of approximately $40.0 to $45.0 million from August through October. In addition, the Company will have approximately $3.0 to $4.0 million of letters of credit outstanding under the Revolving Credit Facility.

         The Holdings Preferred Stock bears cumulative dividends at the rate of 12% per annum (payable semi-annually). Dividends will compound to the extent not paid. Subject to restrictions imposed by the Indenture, the New Credit Facility and other documents relating to Holdings' or the Company's indebtedness,
Holdings may exchange the Holdings Preferred Stock for Exchange Notes having substantially the same terms as the Holdings Preferred Stock. The Indenture permits Holdings, under certain circumstances, to exchange all outstanding Holdings Preferred Stock for Exchange Notes in an aggregate principal amount equal to the aggregate liquidation preference of the Holdings Preferred Stock so exchanged. The Exchange Notes will require Holdings to make semi-annual interest payments thereon at a rate of 12% per annum. Subject to compliance with the debt agreements of Holdings and the Company, such payments must be in cash. The Indenture restricts, but does not prohibit, the Company from making such cash interest payments. Under the Exchange Notes, Holdings may defer the payment of interest payable on or before November 30, 2001, with any such deferred interest bearing interest at 12% per annum, compounded semi-annually. Holdings will be required to make a catch-up payment immediately prior to the first interest payment date after the fifth anniversary of the date of issuance to the extent the aggregate amount of such deferred interest exceeds an amount equal to one year's interest on the originally issued Exchange Notes. The Indenture restricts, but does not prohibit, the ability of Holdings to make such catch-up payment. See "Description of the Notes -- Certain Covenants -- Restricted Payments" and "Description of Holdings Preferred Stock -- Exchange Notes". See "Description of Holdings Preferred Stock."

         The Company expects that capital expenditures, during fiscal 1998 will be approximately $6.2 million, including $1.7 million for a new paint system and fabrication equipment at the Company's Shelbyville, Tennessee plant to support growth of hearth products and $1.3 million to expand the engineering lab and offices at the Company's main facilities in Bowling Green, Kentucky. Capital expenditures are expected to be funded from internally generated cash flows and by borrowings under the New Credit Facility.

         Management believes that cash flow from operations and availability under the Revolving Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors."

                                    BUSINESS


         DESA is a leading manufacturer and marketer of zone heating/home comfort products and specialty products in the United States. Through its ability to consistently offer consumers quality products with innovative features at attractive price points, the Company has developed leading market positions in (i) vent-free indoor heaters, (ii) vent-free hearth products, (iii) outdoor heaters, (iv) consumer powder-actuated fastening systems and (v) electric chain saws. In fiscal 1997, approximately 90% of the Company's sales were generated in the United States and 10% were generated in international markets. Over 85% of the domestic sales were in product categories where DESA is the market leader. The Company has grown rapidly with sales increasing from $83.0 million in fiscal 1992 to $209.1 million in fiscal 1997, representing a CAGR of 20%. The Company's EBITDA increased from $10.6 million, or 12.8% of sales, in fiscal 1992, to $37.5 million, or 17.9% of sales, in fiscal 1997, representing a CAGR of 29%. In addition, the Company's operating profit and cash flows provided by (used in) operating, financing and investing activities increased from $8,175, $6,518, ($2,513) and ($3,791), respectively, in 1992 to
$32,958,  $18,398,  $10,599 and $2,882,  respectively,  in 1997.  For the twelve months ended November 29, 1997, the Company had sales of $228.9 million and EBITDA of $39.2 million.

         The Company sells its products through multiple consumer and commercial channels of distribution including the leading home centers, mass merchants, warehouse clubs, hardware cooperatives, specialty heating distributors, construction and industrial equipment dealers, farm supply outlets and natural gas utilities under brand names well recognized by its customers. The Company's strategy is to aggressively target the fastest growing retailers/distributors in each channel and service these customers through a multi-brand approach to capture the largest possible share of a given product market. In addition, the Company has an established record of success in new product development and product line extensions. Over the last five years, DESA has introduced over 100 new products and line extensions which generated approximately 56% of the Company's sales growth over that time period.

Zone Heating Products (80% of Fiscal 1997 Domestic Gross Sales)

         The zone heating market is comprised of indoor gas heaters, hearth products (gas logs, fireplaces and stoves) and outdoor heaters. DESA is a leading manufacturer of vent-free indoor and outdoor zone heating products in the United States. DESA's domestic zone heating business has experienced a CAGR of over 27% with gross revenues increasing from $46.2 million in fiscal 1992 to $155.1 million in fiscal 1997. DESA markets its zone heating products under well-known brand names such as Reddy(R), Vanguard(R) and Comfort Glow(R). The Company's zone heating business is organized into two primary product categories:

o Indoor vent-free heating appliances and hearth products (40% of Fiscal 1997 Domestic Gross Sales): Indoor heating appliances include vent-free liquid propane and natural gas space heaters which provide economical supplemental heat to a specific area as distinguished from central heating systems which are used to heat entire buildings. Vent-free hearth products such as gas logs, fireplaces and stoves are utilized for both decorative and economic heating. Vent-free products utilize a more efficient burner system which avoids the need for outside venting, whereas vented products require a discharging of emissions outside of the building.

o        Outdoor  heating  appliances (40% of Fiscal 1997 Domestic Gross Sales):
         Outdoor heating products consist of portable units which generate heat by either using a fan to discharge heated air to a specific area (forced air heaters) or emitting heat throughout the surrounding area without the assistance of a fan (convection heaters). Forced air heaters are fueled by kerosene, propane or natural gas, while convection heaters are fueled only with propane or natural gas. Outdoor heaters are used in both residential and commercial applications. Residential applications include heating otherwise unheated garages and workshops. Commercial applications include heating factories, warehouses, construction sites and agricultural areas.

Specialty Products (20% of Fiscal 1997 Domestic Gross Sales)

         DESA's domestic specialty products business has experienced a CAGR of 11% with gross revenues increasing from $23.0 million in fiscal 1992 to $38.8 million in fiscal 1997. Specialty products include powder actuated fastening systems (tools and accessories) used to fasten wood to concrete or steel, stapling/rivet tools and electrical products such as chain saws and portable generators. These products are marketed under well-known brand names such as Remington(R), Master(R) and Powerfast(R).

Competitive Strengths

         Leading Market Positions in High Growth Segments. DESA is the domestic market leader in outdoor heating appliances (70% market share), vent-free indoor gas heating (59% market share), vent-free hearth products (31% market share), powder actuated fastening systems (86% share of the consumer market, which constitutes 26% of the total domestic market) and electric chain saws (36% market share). By leveraging its strong market positions and customer relationships in established product lines, DESA has increased sales by introducing related products or line extensions of existing products such as vent-free gas logs (introduced in fiscal 1993), vent-free fireplaces (introduced in fiscal 1995) and fireboxes (introduced in fiscal 1997).

         DESA's targeted market segments in the zone heating market have exhibited strong historical growth. Vent-free indoor gas heater and hearth products, the most rapidly growing segments in the $1.1 billion zone heating market, have grown at a CAGR of approximately 44% over the last four years driven primarily by the increasing consumer trend towards heating with natural gas and liquid propane. The outdoor heater market has achieved a CAGR of 22% over the same period.

         Strong Relationships with a Diversified Distribution and Customer Base. DESA has organized its sales and marketing organizations by channels of distribution. The Company has built strong, long-term relationships with some of the most rapidly growing retailers, including Home Depot, Lowe's, Sears, Wal-Mart, W.W. Grainger, Ace Hardware and TruServ. The Company's products are designed to appeal to a variety of end-users, ranging from DIY consumers to professional home builders. By building strong relationships with the leading retailers and distributors within each of the Company's channels, DESA is well-positioned to participate in the continued growth of these key customers.

         Broad Portfolio of Products with Well-Recognized Brand Names. DESA provides a broad offering of quality products under numerous brand names which are well-recognized by its customers. The Company's key brands include:
Reddy(R), Remington(R), Vanguard(R) and Comfort Glow(R) for zone heating products and Remington(R) for powder actuated fastening systems and electric chain saws. The Company also manufactures products on a private label basis for W.W. Grainger, Sears, John Deere and Homelite. DESA leverages its brand equity with its DIY consumers, professionals and specialty dealers by continually providing its customers new product offerings and product line extensions under its established brand names.

         New  Product  Development  Process.   DESA  has  a  proven  ability  to
consistently offer consumers products with innovative features at attractive price points. The quality and breadth of DESA's customer relationships provide the Company with valuable market data that serves as the foundation for the Company's new product development and product line extension process. For example, the Company's line of hearth products was initially introduced as the result of shifting consumer preferences away from (i) wood-burning hearth products to gas technology and (ii) vented gas products to vent-free units. Over the last five years, new product introductions and product line extensions have accounted for approximately 56% of the Company's sales growth.

         Effective Cost Reduction Program and Strong Cash Flow. A core component of the Company's strong financial performance over the last five years has been a focused program to enhance margins through cost reduction. The Company has exceeded its annual cost reduction goal of 3% of cost of sales in each of the last three years. This cost reduction program has contributed to an increase in gross profit margin from 33.6% in fiscal 1992 to 37.4% in fiscal 1997.

         The Company has been able to achieve its sales growth with efficient use of working capital and low capital expenditures generating $127.7 million in free cash flow (EBITDA less capital expenditures) for the last five years.

         Strong Management Team. DESA was founded in 1969 by a group including Robert H. Elman, DESA's current Chairman and CEO. The top three executives of the Company have worked together as a team for the last 13 years. These individuals have served as the catalyst for instilling a spirit of "continuous improvements" and achievement as a cultural standard within the Company. Senior management is well-complemented by a broad team of experienced managers who have been with DESA since 1985.

Business Strategy

         DESA's objective is to continue to leverage its competitive strengths to increase revenues and EBITDA. In addition, the Company believes there are significant additional opportunities to enhance its overall market and competitive position as follows:

         Continue Aggressive Growth through DESA's Primary Channels and Customers. DESA's distribution strategy is twofold: (i) establish breadth across distribution channels; and (ii) achieve depth within each channel by fostering and enhancing relationships with some of the most rapidly growing retailers in such channel (such as Home Depot and Lowe's in the home center channel and Wal-Mart and Sears in the mass merchant channel). While DESA has managed to gain access to multiple channels of distribution, significant opportunities remain to sell the Company's full product line through each of these customers.

         Penetrate New Distribution Channels. Although DESA currently sells its products through a broad distribution network, the Company believes there are opportunities to increase the penetration in some of the Company's newer channels such as plumbing supply stores, building supply chains and fireplace specialty stores. Management believes that these newer channels represent attractive markets across the United States.

         Capitalize on Favorable Trends for Vent-Free Gas Products. Recent housing construction data reveals that over two-thirds of new homes today use gas as the primary heating source compared to one-third of new homes ten years ago. The American Gas Association estimates that approximately 60 million homes currently use gas and the number of homes utilizing gas will grow to 80 million by the year 2010. This growing preference for gas represents a significant growth opportunity for DESA as all of its indoor heating products are fueled by natural or propane gas. Additionally, by focusing on vent-free gas products, which have lower installation costs and provide increased fuel efficiency compared to vented products, the Company is well positioned to benefit from the fastest growing segments of the zone heating market.

         Increase Penetration of International Markets. Similar to the trend in the United States, the global DIY markets are experiencing attractive growth rates. Five of the ten largest home improvement retailers in the world are based outside of the United States. However, international sales comprised only 10% of DESA's total sales in fiscal 1997.

         Make Selected Acquisitions. The Company intends to seek selective acquisitions where it can expand its existing product portfolio, utilize its diversified distribution channels and achieve operational synergies. Over the last five years, only 9% of the Company's sales growth has come through acquisitions. Management believes that the markets in which it operates are highly fragmented and there are numerous manufacturers of complementary products which would make attractive acquisition candidates.

Products and Markets

         DESA is the leader in a number of markets where its quality manufacturing and innovative product design have resulted in a strong competitive position. The Company's products are sold for both consumer and commercial use utilizing multiple distribution channels and a variety of brand names. The Company currently serves markets for zone heating products and specialty products. Approximately 90% of the Company's 1997 sales were domestic and 10% of sales were international.

Zone Heating Market

         Market Overview. The zone heating market includes a broad range of products that are used to heat limited areas as distinguished from central heating systems which are used to heat entire buildings. The zone heating market is currently estimated to be approximately $1.1 billion in size, with hearth products (i.e., vented gas hearth, vent-free gas hearth, wood fireplaces, wood stoves/inserts, pellet stoves/inserts) accounting for $628 million or over 55% of the total market; indoor gas heaters comprising $145 million; outdoor heaters accounting for $110 million and accessories comprising $250 million.

                 Calendar Year 1996 Zone Heating Products Market
                           Market Size = $1.1 Billion

                   [PIE CHART SHOWING THE FOLLOWING SEGMENTS:

                            Gas Heaters         $145.0
                            Gas Hearth          $430.8
                            Non-Gas Hearth      $196.7
                            Outdoor Heaters (a) $110.0
                            Accessories (b)     $250.0]
                                 (in millions)

----------
Source: Hearth Products Association and GAMA Statistical Release.

(a)      Does not include electrical products and installed units.

(b)      Midpoint  management  estimate of $200 to $300  million  includes  vent
         pipes,   connectors,   glass  fireplace  doors,  screens,  mantles  and
         decorative trim.

                      Zone Heating Market Size and Growth
                                                                                              DESA's
                                                  Calendar Year            % of       CAGR    Market
                                               1992          1996         Market     '92-'96   Share
                                               ----          ----         ------     -------   -----
                                                                    ($ in Millions)
Indoor Heaters and Hearth Products
Vent-Free Gas Heaters                       $   35.3     $     71.9        6.4%       19.5%      59%
Vented Gas Heaters                              61.8           73.1        6.4         4.3       NM
                                            --------     ----------       ----        ----       --
          Total Gas Heaters                     97.1          145.0       12.8        10.5
Vent-Free Gas Hearth                             9.0          116.1       10.3        89.5       31%
Vented Gas Hearth                              137.4          314.7       27.8        23.0       NA
                                            --------     ----------       ----        ----       --
          Total Gas Hearth                     146.4          430.8       38.1        31.0
Wood Fireplaces                                 67.3           83.0        7.3         5.4       NA
Wood Stoves/Inserts                             91.0           74.9        6.6        (4.7)      NA
Pellet Stoves/Inserts                           36.8           38.8        3.4         1.3       NA
                                            --------     ----------       ----        ----       --
          Total Non-gas Hearth                 195.1          196.7       17.3         0.2
          Total Indoor Heaters and Hearth
            Products                           438.6          772.5       68.2        15.2
Outdoor Heaters                                 50.0          110.0        9.7        21.8       70%(b)
Accessories                                      NA           250.0(a)    22.1      NA           NM
                                            --------     ----------       ----        ----       --
          Total Zone Heating Market         $  488.6     $  1,132.5      100.0%         NA
                                                                                     --
Source: Hearth Products Association and GAMA Statistical Release

(a)      Midpoint of management's estimate of $200 to $300 million. Includes vent pipes, connectors, glass fireplace doors, screens, mantels and decorative trim.

(b)      Management estimate.

         Market Outlook. DESA's strong market position in the vent-free segment provides a solid foundation for further growth of the Company's business and expansion into other categories (e.g. vented gas hearth) as a result of the following factors:

         Benefits of low-cost zone heating. Over the past decade, zone heating products have become increasingly popular because: (i) propane and natural gas are 50% to 70% cheaper on a BTU basis than electricity, (ii) consumers have become aware of the cost advantage of zone heating versus central heating and
(iii) fireplaces are being used as both heating sources and decorative furnishing.

         This growing preference for gas represents a growth opportunity for DESA as all of its indoor heating products are fueled by natural or propane gas. The market is still under-penetrated with only 4 million vent-free indoor heating units having been sold over the last 10 years in North America compared to over 60 million homes using gas in 1996. Gas hearth shipments have been growing at a rate in excess of 30% per year for the past five years. Over 27 million homes have been plumbed for gas and have a fireplace, providing an opportunity for gas log sales. In addition, 36 million homes are plumbed for gas but do not have a fireplace, representing a significant opportunity for the installation of vent-free fireplaces and logs.

         Increased home center/hardware channel participation. Consumer awareness of gas logs and gas fireplaces is currently only 67% and 20%, respectively. Awareness of zone heating and hearth products is expected to increase as these products gain wider distribution in home centers and hardware stores. The potential for home improvement sales, through retrofitting or adding a new fireplace, represents a meaningful market opportunity for hearth products. DESA, with its strong home center and hardware co-op channel relationships and portfolio of zone heating products, is well-positioned to capitalize on this trend.

         Favorable Regulatory Development. A positive development for vent-free indoor heating products (heaters, gas logs, fireplaces, stoves) involves the easing of state restrictions regarding the sale and use of these products. As of last year, 42 of the 50 states in the United States permitted the sale and use of vent-free indoor heating products. In the past year, California and New York enacted legislation to allow the sale and use of vent-free indoor heating products, subject to rules and guidelines being established by agencies in each state. These two large population states along with the six remaining states (including Massachusetts) represent approximately one-third of the homes that use natural gas in the United States. DESA's Vice President -- Sales and Vice President -- Engineering, who represent the industry trade association (Gas Appliance Manufacturer's Association, GAMA-Vent-Free Alliance), are actively working with state agencies in California and New York which could provide for sale of vent-free products as early as 1998.

Indoor Heating Products (Domestic)

         DESA's indoor zone heating products consist primarily of two product categories: (i) vent-free natural gas and propane-fueled residential space heaters; and (ii) a line of hearth products, including vent-free gas fireplaces and logs. Indoor heating products comprised 40% of the Company's fiscal 1997 gross sales. Sales of these products have increased at a CAGR of 30% from fiscal 1992 to fiscal 1997.

Indoor Vent-Free Heaters

         The Company's space heaters are generally wall-mounted and provide heat to the surrounding area. Residential space heaters come in either vented or vent-free versions. Vented heaters require a discharging of emissions outside of the dwelling, while vent-free heaters utilize a more efficient burner system which avoids the need for outside venting. Vent-free heaters are generally smaller and more physically attractive than their vented counterparts. DESA has been the market leader in vent-free gas heaters since 1983. Historically, DESA has focused on vent-free models. Only 2.9% of the Company's indoor heating sales in fiscal 1997 are vented units.

         The Company offers seven sizes and forty-six models of vent-free gas heaters ranging in output from 5,000 to 30,000 BTU/hour for use with natural gas or liquified propane. Key applications of these products include use in family rooms, dens, kitchens and commercial offices. DESA's indoor vent-free heaters are sold at retail prices, ranging from $149 to $349, which are significantly lower than vented gas heaters.

         Heaters are classified into two different types: infrared and blue flame. Infrared models employ ceramic plaque burners which glow red-orange while in use and they produce radiant heat that warms people or objects in the room. Blue flame models have a stainless steel burner hidden behind a darkened glass front. When burning, a line of blue flame is visible across the width of the heater. These models produce convection heat that warms the air and distributes the heat throughout the room. Both infrared and blue flame models are available with either manual or thermostatic control and with piezo ignition.

         The  Company  has  developed  patented   technology  for  its  line  of
thermostatic infrared models, known as Infra-Stat, which provides superior features versus competitors' offerings. DESA's heaters incorporate a proprietary feature of two separate controls to regulate both the heat output and the thermostatic operation. Enhanced blue-flame models are available for heavy-duty garage and workshop applications. Optional accessories such as floor bases and fan accessories are also available.

Vent-Free Hearth Products

         In 1993, DESA pioneered the introduction of vent-free gas technology to hearth products with the introduction of a heat efficient vent-free decorative gas log. Vent-free gas logs have provided DESA with a new product growth opportunity. Vent-free represents an advancement in decorative gas log technology and, more importantly, has allowed the Company to establish a presence in the fast-growing hearth products market.

         Vent-free gas logs, which retail for $200 to $300, are aesthetically attractive and an economical source of heat since none of the heat generated is lost through an open vent. Historically, decorative gas logs have required venting (i.e., an open chimney damper) and were used primarily by individuals who enjoyed the ambiance of a fireplace but wanted to avoid the trouble and inconvenience associated with burning wood. DESA's vent-free logs utilize an efficient burner system similar to vent-free heaters, and are thus less expensive to install and operate than their vented counterparts.

         In 1994, DESA combined the technology of blue flame heaters and gas logs to create an aesthetically pleasing Mini- Hearth gas heater which retails for $499. The Mini-Hearth utilizes a blue flame heater cabinet and burner to which a decorative fibrous ceramic log has been added. A wooden mantle is placed around the heater to create a fireplace effect. While the Mini-Hearth was designed to be used as a zone heater rather than as a replacement for a formal fireplace, the improved appearance has generated sales to customers who might not have otherwise purchased a gas zone heater.

         In 1995, DESA introduced a vent-free free-standing gas fireplace with logs and a full sized mantle which is marketed as a traditional fireplace at a retail price of approximately $1,000. DESA's vent-free fireplace does not require venting and may be placed against any wall without structural renovations. Traditional fireplace boxes must be mounted into an outside wall to facilitate venting, requiring significant structural modifications to an existing home. Furthermore, vent-free fireplace installation costs are highly attractive relative to wood fireplaces (masonry and manufactured), which cost an average of two to three times the cost of a vent-free fireplace, including installation.

         The Company's vent-free gas logs are offered in three sizes and thirty-six models while vent-free gas fireplaces are offered in ten models and mini-hearth products in six models.

Outdoor Heating Products (Domestic)

         Outdoor heating products represent approximately 40% of the Company's fiscal 1997 gross sales. Sales of these products have increased at a CAGR of 25% from fiscal 1992 to fiscal 1997.

         DESA's line of outdoor heating products consists of portable units which generate heat by either using a fan to discharge heated air to a specific area (forced air heaters) or emitting heat throughout the surrounding area without the assistance of a fan (convection heaters). Forced air heaters are fueled by either kerosene, propane or natural gas, while convection heaters are fueled only with propane or natural gas. Outdoor heaters are used in both residential and commercial applications. Residential applications include heating otherwise unheated garages and workshops. Commercial applications include heating factories, warehouses, construction sites and agricultural areas.

         Annual sales increased from $25.4 million to $77.4 million from 1992 through 1997, reflecting the introduction of new outdoor heater products and expanded sales of these products through the home center and mass merchant channels. The Company also acquired an outdoor oil heater product line in April 1994, which added approximately $3.5 million in net sales in fiscal 1997. DESA sells kerosene heaters in eight sizes with retail prices ranging from $139 to approximately $2,000.

Specialty Products (Domestic)

         DESA's specialty products category consists of (i) specialty fastening systems (i.e., powder actuated tools and staple guns) and (ii) electrical products (i.e., chain saws and electric generators) which are sold to both DIY and commercial customers. The specialty tool category represents 20% of the Company's gross sales which have grown at an 11% CAGR from fiscal 1992 to fiscal 1997.

Specialty Fastening Systems Products

         Powder actuated tools utilize a powder load to drive nails for fastening wood to concrete or steel. The charge is activated using either a trigger on the tool or by striking the tool with a hammer. The energy discharged propels a piston inside the tool which in turn drives the nail. DESA sells two powder actuated tools targeted at the DIY market and six tools targeted at the commercial market. The two consumer models retail for $19 to $79 and the six commercial models retail for $129 to $199. Sales of powder loads and nail accessories account for over 50% of this product category's revenues.

         Market Overview. The total domestic powder actuated tool market in which DESA competes is approximately $80 million, consisting of $60 million in the commercial market and $20 million in the DIY market. In fiscal 1997, DESA had a market share of 86% in the DIY segment. The staple gun and related accessories market size is approximately $110 million of which DESA has a modest market share.

Electrical Products

         DESA assembles and markets a line of electric chain saws and electric generators. Electric chain saws are used primarily by homeowners for light-duty pruning and trimming. The Company offers models retailing from $39 to $69. DESA also maintains a modest presence in the portable electric generator market. Nearly 75% of the Company's generator sales are made to W.W. Grainger who offers this product line to end-users through its equipment catalog and industrial supply outlets.

         Market Overview. The domestic electric chain saw market is approximately $20 million in size, and DESA is the market leader with a 36% share. In the important home center segment of the market, DESA maintains a 52% share. The electric chain saw market is mature and industry volume has been reasonably stable over the past five years.

International

         In fiscal 1997, $19.6 million or 9.4% of DESA's net sales were generated in international markets such as Canada, Europe and the Far East. This segment has grown at a CAGR of 9.4% from fiscal 1992 through fiscal 1997. Although the global markets have not traditionally been an area of DESA's focus, the Company believes that the international category represents a significant opportunity for increased sales in the future. International markets have the potential to far surpass the home improvement market in the United States.

         DESA's strategy for the international markets has been to export customized versions of its products to accommodate local electrical requirements, government regulation and user preferences for its exported products. DESA utilizes local distributors in each country to sell its products, typically relying on more than one distributor in each country.

         In 1990, DESA increased its presence in the foreign markets with the purchase of Jennen B.V., its Dutch distributor of outdoor forced air heaters. Located in Rotterdam, it was subsequently renamed as DESA Europe B.V. and currently serves as the Company's European headquarters.

Sales, Marketing and Distribution

         Sales. DESA has organized its domestic sales force by channels of distribution and product categories in order to optimize the effectiveness of its selling efforts. DESA management believes that such a structure enhances the Company's relationships with key channel participants by: (i) enabling the sales force to develop specific customer insights regarding specialized needs and (ii) creating a sense of partnership through customized attention and focus.

                                                                                                         Approximate Number
         DESA Sales                     Channel of                                                            of Sales
        Organization                   Distribution                  Products Marketed                    Representatives
General Consumer..................  Mass Merchants                  Indoor Heating                              120
                                    Hardware Co-ops                 Hearth Products
                                    Home Centers                    Outdoor Heating
                                    Warehouse Stores
                                    Catalog Showrooms
                                    Agricultural Supply
Specialty Heating.................  Utilities                       Indoor Heating                             40-50
                                    Propane Marketers               Hearth Products
                                    Specialty Distributors
                                    Appliance Distributors
Construction......................  Equipment Distributors          Outdoor Heating                            40-50
                                    Equipment Renters               Generators
Specialty Products................  Mass Merchants                  Specialty Fastening Systems                 100
                                    Hardware Co-ops                 Electrical Products
                                    Home Centers
                                    Warehouse Stores
                                    Catalog Showrooms
                                    Agricultural Supply

         The sales representative organizations report to DESA's regional managers who, in turn, report to that channel's Sales Director who report to the Executive Vice President -- Sales & Marketing.

         Marketing. The Company's marketing staff utilizes a variety of traditional and innovative programs to increase consumer awareness and augment sales. DESA uses limited national advertising and relies instead on local customer advertising through newspapers and circular flyers. DESA has also created a broad national network of independent, factory-trained service centers to provide local support to customers and end-users.

         Distribution. The Company's significant customers include all of the major home center accounts. The Company's consumer channels, which include home centers, mass merchants, warehouse clubs and hardware co-ops, are the most important channel for DESA's products and were responsible for 62% of its fiscal 1997 domestic sales. Other channels, including specialty heating, farm, construction and industrial, contributed 38% of domestic sales in fiscal 1997.

         Key customers include Home Depot and Lowe's, two of the major home centers in the country; Ace and TruServ, leaders in the hardware co-op market; Sears and Wal-Mart/Sam's, major mass merchandisers, and W.W. Grainger, a major industrial supply company. Consistent with industry practices, the Company does not operate under a long-term written supply contract with any of its customers. See "Risk Factors -- Risk of Loss of Material Customers."

Competition

         Each of the industries in which the Company manufactures and sells products is highly competitive. Although competitive factors vary by product line, competition in all product lines is based primarily on product quality, product innovation, customer service and price. The Company also believes that a manufacturer's relationship with its distributors and principal customers is a key factor in the industries in which the Company competes.

        The Company competes with a number of manufacturers in the heating products industry. Within this industry, there are several manufacturers of gas heaters and numerous producers of gas logs, pre-engineered fireplaces and solid fuel
                                       60
heaters. The Company also competes with a number of manufacturers in the specialty tool industry. The Company believes that it is a market leader in the outdoor heating appliance, vent-free indoor gas heating and hearth and DIY powder actuated fastener and electric chain saw markets and believes that its experience, well-recognized brand names, comprehensive product offerings and strong customer relationships give it a competitive advantage with respect to these products.
         The Company's competitors offer a number of products which directly compete with or can be utilized as substitutes for the products manufactured by the Company. No assurance can be given that the future sales of such competitive products will not adversely affect the market for the Company's products. In addition, certain of the Company's competitors, particularly in the specialty tool industry, are larger and better capitalized than the Company.

Management Information Systems

         DESA maintains an advanced MIS utilizing customized software for its manufacturing and engineering design. The Company also has established Customer Electronic Data Interchange for order entry by major accounts. These systems provide "real-time" information in regards to work-in-process inventory and provides detailed labor reporting to enable the Company to identify potential labor cost savings. For product development and engineering, employees utilize a state-of-the-art three dimensional CAD/CAM system.

          Many existing computer programs use only two digits to identify a year included in date information. These programs may have been designed and developed without considering the impact of a change in the century to which the date information relates. If not corrected, many of these computer applications could fail or create erroneous results by or at the Year 2000 (the so-called "Year 2000 Problem"). The Company has conducted an analysis of its computer systems to determine the actions which may be necessary to address the Year 2000 Problem. The Company presently expects that corrective action for its internal systems will be completed by the fall of 1998 and that the cost of such corrections will not be material. The Company expects that the third party systems used in its business will have releases which address any Year 2000 Problems prior to the end of 1998.

Manufacturing

         Indoor and Outdoor Heating Products. DESA's manufacturing processes include metal fabrication, painting, assembly and product testing. In general, DESA cuts, forms and coats the product housing, assembles the various components such as motors, fans, electrical parts and burners, packages the final product and ships it to customers. Punch presses, welding, powder coated painting and assembly systems are mechanized with state-of-the-art equipment utilizing robotics to permit high volume output with minimum labor content.

         Specialty  Fastening Systems.  DESA manufactures and packages the nails
(pins) for sale with its powder actuated tool product line. Powder actuated tools are sourced from a manufacturing joint venture with Continental/Midland, Inc. and loads are purchased from a third party. Powerfast(R) stapling products are sourced from Asian manufacturers.

         Electrical Tools. DESA assembles electric chain saws from components made to its specifications by third-party suppliers. Electric generators are assembled on a chassis by connecting gasoline engines purchased from Honda and Briggs & Stratton with an alternator purchased from a European supplier.

Trademarks, Patents and Licenses

         The success of the Company's various businesses depends in part on the Company's ability to exploit certain proprietary designs, trademarks and brand names on an exclusive basis in reliance upon the protections afforded by applicable copyright, patent and trademark laws and regulations. The loss of certain of the Company's rights to such designs, trademarks and brand names or the inability of the Company to protect effectively or enforce such rights could adversely affect the Company. See "Risk Factors -- Dependence On Brand Names."

Backlog and Warranty

         The Company's backlog consists of cancelable orders and is dependent upon trends in consumer demand throughout the year. Customer order patterns vary from year to year, largely because of annual differences in consumer end-product demand, marketing strategies, overall economic and weather conditions. Orders for the Company's products are generally subject to cancellation until shipment. As a result, comparison of backlog as of any date in a given year with the backlog at the same date in a prior year is not necessarily indicative of sales trends. Moreover, the Company does not believe that backlog is necessarily indicative of the Company's future results of operations or prospects.

         The Company's warranty policy is to accept returns of products with defects in materials or workmanship. The Company will also accept returns of incorrectly shipped goods where the Company has been notified on a timely basis and, in certain cases, to maintain customer good will. During fiscal 1997, warranty costs amounted to approximately 1.4% of sales.

Environmental Liability

         The Company is subject to various evolving federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and non-hazardous substances and wastes. These laws and regulations provide for substantial fees and sanctions for violations and, in many cases could require the Company to remediate a site to meet applicable legal requirements. A Phase I environmental audit of the Company's manufacturing facilities was completed on August 9, 1997 and did not identify any material matters. The Company believes, although there can be no assurance, that liabilities relating to environmental matters will not have a material adverse effect on its future financial position or results of operations.

Employees

         DESA's zone heating products operation is seasonal. As a result, the number of workers employed by the Company at any particular point in time varies. The work force is accustomed to seasonal layoffs of two to four months. In 1997, total employment averaged 772 with a low of 404 employees in March and a peak of 997 employees in October.

         The hourly labor force in Bowling Green is represented by the Sheet Metal Workers International Association (AFL- CIO) under a three-year contract expiring in June 1998. The Manchester and Shelbyville, Tennessee facilities are non-union plants.

         The hourly labor force in Bowling Green is covered by a defined benefit pension plan. All other employees are covered by a defined contribution plan
(401K). All workers are covered by self-insured medical plans.

Legal Proceedings

         DESA is a party to various litigation in the normal course of its business activities, none of which is expected to have a material adverse effect on the Company. Although the Company has not experienced significant products liability to date, the Company carries occurrence-based product liability insurance coverage with a $101 million limit, $250,000 self insured retention ("SIR") and an aggregate annual capped SIR exposure to DESA of $1 million.

Properties


         The Company's Bowling Green, Kentucky facility serves as the corporate headquarters as well as the manufacturing site for DESA's zone heating products, both indoor and outdoor. The principal executive offices for the Company and Holdings are located at 2701 Industrial Drive, Bowling Green, Kentucky 42102, telephone: (502) 781-9600. The Company also leases warehouse space in Bowling Green as needed. The facility in Shelbyville, Tennessee is the manufacturing headquarters for the production of hearth products and outdoor heaters. The manufacturing facility in

Manchester, Tennessee produces the specialty tools sold by DESA. In addition to these manufacturing facilities, the Company leases sales offices and warehouse locations in Toronto, Canada and Rotterdam, Holland.

                    Location                   Square Footage         Ownership                 Function
                    --------                   --------------         ---------                 --------
Bowling Green, Kentucky......................     225,000                Owned         Corporate Headquarters
                                                 28 acres                              Manufacturing, Engineering, Distribution
Shelbyville, Tennessee.......................      70,000                Leased        Manufacturing
                                                  7 acres
Manchester, Tennessee........................      57,400                Leased        Manufacturing, Distribution
                                                 11 acres
Toronto, Canada..............................       9,400                Leased        Sales offices, Distribution
Rotterdam, Holland...........................       5,200                Leased        Sales offices, Distribution

         Management believes its facilities are in good condition and that the facilities are adequate for its operating needs for the foreseeable future without significant modifications or capital investment.

Recent Developments

Pending Acquisitions

         In March 1998, DESA entered into a letter of intent to acquire 92.1% of the issued and outstanding common stock of Fireplace Manufacturers, Inc. ("FMI") for an aggregate purchase price of approximately $25.5 million. As of such date, DESA already owned the remaining 7.9% of FMI's issued and outstanding common stock. In connection with the acquisition of FMI, DESA will enter into non-compete agreements with three officers of FMI, each with a term of three years. Upon execution of such agreements, DESA will pay such officers an aggregate of $3.5 million, included in the aggregate purchase price. FMI, a manufacturer of gas and wood fireplaces and related accessories, had net sales and net income of $31.9 million and $1.0 million, respectively, for its fiscal year ended March 31, 1997. Also, in April 1998, the Company entered into a letter of intent with Universal Heating, Inc. ("UHI") to acquire the worldwide rights (except in China) to distribute Universal's indoor and outdoor heating products and to form a joint venture to manufacture various products in China that will be marketed by the Company. The total purchase price for these transactions is approximately $15 million. UHI, a privately held manufacturer of gas heating products, had net sales and net income of approximately $21.2 million and $1.6 million, respectively, for its year ended December 31, 1997. The two proposed acquisitions will be financed through a combination of indebtedness under the Company's New Credit Facility as well as additional equity contributions from the Company's principal stockholders.

Heath/Zenith

         On February 4, 1998, the Company acquired Heath Holding Company and its Heath/Zenith business from Heath Holding Corp. Heath/Zenith, headquartered in Benton Harbor, Michigan, is a leading North American manufacturer and marketer of residential motion sensor "security" lighting products sold primarily to DIY retail home centers. Heath/Zenith is also a leading manufacturer and marketer of residential motion sensor "decorative" lighting products and wireless home control devices, including wireless doorbells and light switches. Since its inception in 1987, Heath/Zenith has consistently expanded its market positions and today commands either the number one or number two market position in each of its primary product categories.

         Demand for Heath/Zenith's products has increased in recent years due to consumers' heightened interest in products that provide effective home security and innovative, reliable convenience features. Heath/Zenith has also benefited from the rapid growth and consolidation in its primary DIY retail home centers distribution channel. Due to its products and capabilities, Heath/Zenith has been selected as the core supplier to the leading participants in the DIY retail industry including, Home Depot. In addition, Heath/Zenith has secured core supplier status with many of the nation's top mass merchandisers, warehouse clubs, and hardware buying groups.

         Similar to Desa, Heath/Zenith has achieved leading market positions and strong operating performance as a result of (i) the strength of the Heath/Zenith's relationships with its rapidly-expanding customer base, (ii) innovative product design and development, (iii) broad and differentiated product lines supported by strong brand names, (iv) consistent new product introductions, (v) implementing effective sales and marketing programs designed to increase customer awareness and expand distribution channels, and (vi) achieving low-cost manufacturing and distribution expertise.

         In the Motion Sensor Security and Decorative Lighting segments, Heath/Zenith competes against Intelectron Incorporated, a privately held company headquartered in Hayward, California, and Regent Lighting Corporation, a privately held company headquartered in Burlington, North Carolina. Within the Wireless Doorbell segment, Heath/Zenith competes against Dimango Products, Co., based in Brighton, Michigan, and Trine Products, Co., a privately held company based in Bronx, New York.

         On a pro forma basis, Heath/Zenith will account for approximately 17.5% and 7.3% of sales and EBITDA, respectively, of the combined company. Heath/Zenith's business is comprised of three primary segments: Motion Sensor Security Lighting, Motion Sensor Decorative Lighting, and Wireless Doorbells.

Motion Sensor Security Lighting

         Within its motion sensor security lighting product line, which accounted for 61% of 1996 revenues, Heath/Zenith offers 58 stock keeping units ("SKUs") representing a variety of security lighting products which appeal to various segments of the DIY market. The Heath/Zenith's standard motion sensor security lighting products retail from $9.95 for promotional items up to $34.95 for a full-feature security light. The Heath/Zenith's primary focus is to de-emphasize promotional products and to emphasize its high quality, high margin products that are made with metal fixtures and hoods, and which contain such value-added features as Pulse Count, Dual BriteTM, and 270(degree) activation capability.

         Market Overview. The $200 million North American residential outdoor security lighting industry market is segmented into three categories: (i) motion sensor security lighting, (ii) photocell (darkness activated) security lighting, and (iii) standard (switch activated) security lighting. The motion sensor security lighting segment has been the primary growth segment in the industry, growing at a compounded annual growth rate of almost 6% over the last five years. Since the introduction of motion sensor security lighting, the product has established itself as an easy to install, reliable, low-cost security product. As a result, motion sensor products have steadily captured market share from standard and photocell lighting as those traditional products are less effective crime deterrents and more expensive and less convenient to operate.

Motion Sensor Decorative Lighting

         With 38 SKUs, motion sensor decorative lighting products represent approximately 15% of the Heath/Zenith's 1996 total revenue. The Heath/Zenith's motion sensor decorative lighting products, which sell for retail prices ranging from $24.95 to $79.95, were introduced in 1992 as part of management's strategy to move consumer to higher price point products. Included in this product line are coach lanterns, cast aluminum lanterns, brass lanterns and post lanterns.

         Market Overview. The $400 million North American residential outdoor decorative lighting industry is driven primarily by the home improvement and remodeling industry. As a result, the overall retail outdoor decorative lighting industry has benefited from the expansion in the home improvement industry and DIY retail channel. Historically, the decorative lighting market was dominated by standard (switch activated) lighting products. However, as customers become more aware of the benefits of motion sensor lighting products such as energy efficiency, crime deterrence, and convenience, they are requiring motion sensor capabilities in all of their outdoor lighting products.

Wireless Doorbells

         Wireless doorbell products, introduced in 1991, represent approximately 15% of 1996 total revenue. This product line, which retails for between $9.95 and $49.95, represents the Heath/Zenith's successful entry into a new market by leveraging a high-quality product with the Heath/Zenith brand name. The Heath/Zenith's wireless doorbell products are positioned to take advantage of an underserved market with relatively few solutions. Wireless doorbells present the most viable and cost effective solution to the problem. Heath/Zenith has become the market leader in the wireless doorbell industry by offering a diverse line of products and, most importantly, by differentiating its product with a proprietary sound chip.

         Market Overview. Approximately 17% of Heath/Zenith's 1996 revenues were generated by sales in the wireless controls systems industry, primarily in the wireless doorbell segment. The wireless control systems industry is a diverse industry that includes products ranging from home automation systems to garage door openers to wireless doorbells. Heath/Zenith currently competes primarily in the wireless doorbell segment of the residential wireless control systems industry.

Customers

         Heath/Zenith targets the rapidly-expanding DIY home center retail market and, to a lesser extent, mass merchandisers, warehouse clubs, and cooperative. In 1996, sales to home improvement retailers and hardware cooperatives accounted for 90% of revenues and sales to mass merchandisers, warehouse clubs and other retailers accounted for 10% of sales.

Manufacturing and Assembly

         Heath/Zenith designs and manufactures its products through its Hong Kong based subsidiary, Heath Ltd., which provides purchasing, engineering, contract manufacturing, administration and assembly. Heath/Zenith uses three subcontractors in China who assemble products according to predetermined specifications and ship assembled products to Heath Ltd. Heath/Zenith owns all the tooling utilized in the production of its products. Finished products are shipped to a public warehouse in Reno, Nevada and distributed throughout North America directly to customers.

Employees


         Heath/Zenith has approximately 78 employees, 42 at its Benton Harbor headquarters and 36 at Heath Ltd.

                                   MANAGEMENT

Directors and Officers

         The following table sets forth the name, age and position of each of the Company's directors who will continue in office following the Recapitalization, directors designate, executive officers and other significant employees. All of the Company's officers are elected annually and serve at the discretion of the Board of Directors.

         Name                       Age               Positions
         ----                       ---               ---------
Robert H. Elman..................    59    Chairman, Chief Executive Officer,
                                           Director
John W. Childs...................    55    Director
Raymond B. Rudy..................    65    Director
Adam L. Suttin...................    30    Director
Michael Greene...................    35    Director
Terry G. Scariot.................    49    President, Director
John M. Kelly....................    48    Executive Vice President
Edward G. Patrick................    51    Vice President of Finance, Treasurer
Scott M. Nehm....................    48    Vice President, Controller

         Robert H. Elman joined DESA Industries, at its inception, in 1969 as Vice President and member of the Board of the Directors and as President of its Power Products Division. He planned and directed the division's growth from sales of $11 million in 1969 to $35 million in 1975, with operating income increasing significantly during the same period. Mr. Elman remained with AMCA International when it acquired DESA Industries in 1975 and became Senior Group Vice President responsible for the Consumer, Automotive Products, Aerospace, and Food Packaging Divisions until March 1985. Since March 1985, when Mr. Elman and his fellow managers formed DESA International, Inc. and participated in the leveraged buyout of AMCA's Consumer Products Division, Mr. Elman has been Chairman and Chief Executive Officer of the Company. Prior to DESA, he worked with ITT and Singer in various management positions in the United States and Europe. Mr. Elman serves as the non-employee Chairman of the Board of Directors of Hedstrom Holdings, Inc. He received his Bachelor's Degree in Mechanical Engineering from Rensselaer Polytechnic Institute and his MBA from Harvard Business School.

         John W. Childs has been President of JWCA since July 1995. Prior to that time, he was an executive at Thomas H. Lee Company from May 1987, most recently holding the position of Senior Managing Director. Prior to that, Mr. Childs was with the Prudential Insurance Company of America where he held various executive positions in the investment area ultimately serving as Senior Managing Director in charge of the Capital Markets Group. He is a director of Big V Supermarkets, Inc., Central Tractor Farm & Country, Inc., Chevys Holdings, Inc., Cinnabon, Inc., The Edison Project, Inc., Select Beverages, Inc. and Playtex Products, Inc.

         Raymond B. Rudy has been a Managing Director of JWCA since July 1995. Prior to that time, he was Deputy Chairman and Director of Snapple Beverage Corporation from 1992 until the company was sold in 1994. From 1987 to 1989, Mr. Rudy was President of Best Foods Subsidiaries of CPC International. From 1984 to 1986, Mr. Rudy was Chairman, President and CEO of Arnold Foods Company, Inc. He is chairman of Empire Kosher Poultry, Inc.

         Adam L. Suttin has been a Vice President of JWCA since July 1995. Prior to that time, he was an executive at Thomas H. Lee Company from August 1989, most recently holding the position of Associate. He is a director of Central Tractor Farm & Country, Inc. and Empire Kosher Poultry, Inc.

         Michael Greene is a Managing Director of UBS Capital, which is the private equity subsidiary of the Union Bank of Switzerland. Mr. Greene has worked in Union Bank of Switzerland's private equity and leveraged finance business since he joined Union Bank of Switzerland in 1990. Mr. Greene serves on the board of directors of CBP Resources, Inc. and Metrocall, Inc.

         Terry G. Scariot joined AMCA's Consumer and Automotive Products Division as Vice President -- Finance in early 1984 and became Chief Financial Officer of DESA International, Inc. in March 1985. He was appointed President of DESA International, Inc. in March 1996 and joined the Board of Directors in December 1996. Prior to joining AMCA International, Mr. Scariot held positions of increasing responsibility in financial and manufacturing management at Monsanto Industrial Chemicals Company, Rockwell International's Automotive Products Group, and Gulf and Western's Bonney Forge Division. In October 1979, Mr. Scariot served as a member of the Board of Directors and Chief Financial Officer for The Massillon Steel Casting Company. Mr. Scariot received his Bachelor of Science degree in finance and MBA from the University of Missouri.

         John M. Kelly joined DESA Industries in Canada in 1972. After successful management assignments in sales, manufacturing services, and administration, he was appointed General Sales Manager in 1976 and General Manager in 1977. In 1983, Mr. Kelly was promoted to Vice President -- North American Sales for AMCA's Consumer Products Division. In 1984, his responsibilities were expanded to include the entire marketing function. He became DESA's senior sales and marketing Executive Vice President in North America in March 1985. Mr. Kelly assumed the role of Executive Vice President in March 1996, responsible for worldwide sales and marketing and engineering. He majored in Economics at the University of Toronto.

         Edward G. Patrick has been associated with DESA International, Inc. and its predecessor company since January 1985, joining the company as Director of Credit and Accounts Receivable. In May of 1991, he was appointed Treasurer and in January 1995 appointed Vice President of Finance. Prior to joining DESA, Mr. Patrick held financial positions with Benchmark Tool Company, a Subsidiary of Shopsmith Inc. (1981-1985), McGraw Edison Company (1975-1981), and General Motors Corp. (1972-1975). Mr. Patrick received his Bachelor's Degree from Northeast Missouri State University.

         Scott M. Nehm has been with DESA and the predecessor operation since 1982. In January 1995, he was appointed Vice President, Controller. Prior to DESA, Mr. Nehm has held positions of increasing responsibility in financial management at Modine Manufacturing Company (1971- 1973), Koehring Company
(1974-1979), and Allied Products Inc. (1980-1981). Mr. Nehm has a CPA Certificate, BBA and MBA degrees from the University of Wisconsin in Accounting, Finance and Marketing.

Executive Compensation

     The following table sets forth compensation earned for all services rendered to the Company during fiscal 1995, fiscal 1996 and fiscal 1997, as applicable, by the Company's chief executive officer and the four most highly compensated executive officers other than the Company's chief executive officer (collectively, the "Named Executives").

                                                                                           Long-Term
                                                                                         Compensation
                                                                                            Awards
                                                                                           Number of
                                                       Annual Compensation                Securities       All Other
           Name and Principal                 Fiscal        Salary(1)        Bonus        Underlying     Compensation
        Position at March 1, 1997              Year            ($)           ($)(1)       Options(2)          ($)
        -------------------------              ----            ---           ------       ----------          ---
Robert H. Elman.......................          1997          565,385        820,000            --          112,233
  Chairman, Chief                               1996          516,162        535,000            --          100,255
  Executive Officer                             1995          385,546        512,000            --          108,091
Terry G. Scariot......................          1997          249,400        120,000            --           16,203
  President                                     1996          195,769        102,000            --           28,829
                                                1995          146,461         96,000            --           24,373
John M. Kelly.........................          1997          249,400        120,000            --           29,203
  Executive Vice                                1996          195,769        102,000            --           33,039
  President                                     1995          146,461         96,000            --           27,000
Edward G. Patrick.....................          1997           74,822         17,500         4,000            8,111
  Vice President of                             1996           68,631         15,000            --            5,697
  Finance, Treasurer                            1995           65,086         12,000            --            1,277
Scott M. Nehm.........................          1997           74,822         17,500         4,000           10,766
  Vice President                                1996           71,383         15,000            --            8,044
  Controller                                    1995           67,987         12,000            --            2,066
----------

(1)      Annual bonuses are indicated for the year in which they were earned and accrued.  Annual bonuses for any year are generally paid in the following fiscal year.

(2)      All of the options were redeemed in connection with the Recapitalization.




Employment Arrangements with Executive Officers

     Mr. Elman is currently employed as Chairman and Chief Executive Officer pursuant to an employment agreement which carries a three-year term. Under this agreement, Mr. Elman currently receives a salary of $650,000. Mr. Scariot is currently employed as President pursuant to an employment agreement which carries a three-year term. Under this agreement, Mr. Scariot currently receives a salary of $292,000. Mr. Kelly is currently employed as Executive Vice President pursuant to an employment agreement which carries a three-year term. Under this agreement, Mr. Kelly currently receives a salary of $292,000. Pursuant to these employment agreements, the salary of each of Messrs. Elman, Scariot and Kelly will be subject to annual increases at the discretion of the Board of Directors of the Company. Messrs. Elman, Scariot and Kelly will be eligible to participate in an executive bonus plan which will be instituted for fiscal 1999, 2000, 2001, 2002 and 2003. Messrs. Elman, Scariot and Kelly will also participate in an option plan which will allow management to earn up to 12.5% of the fully diluted equity of Holdings upon achievement of pre-determined performance targets. In the event of a Change of Control of the Company after which the employment of Messrs. Elman, Scariot and Kelly with the Company is not continued, Messrs. Elman, Scariot and Kelly will be entitled to Change of Control benefits unless the equity investment of each of Messrs. Elman, Scariot and Kelly in Holdings of each shall have tripled in value.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock of Holdings by each person known to the Company to be the beneficial owner of more than five percent of the common stock of Holdings, each director of the Company, each Named Executive and all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the voting stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. The business address for each executive officer of the Company is in care of the Company.

                                                           Shares
                                                        Beneficially
              Name and Address                             Owned        Percent
              ----------------                             -----        -------
J.W. Childs Equity Partners, L.P.(1)
  One Federal Street
  Boston, Massachusetts..............................    9,408,761        66.5%
UBS Capital LLC(1)
  299 Park Avenue
  New York, New York.................................    2,742,526        19.8
Robert H. Elman(2)...................................      377,602         2.7
John W. Childs(1)(3)
  One Federal Street
  Boston, Massachusetts..............................    9,787,594        69.2
Raymond B. Rudy(1)(3)
  One Federal Street
  Boston, Massachusetts..............................    9,433,275        66.7
Adam L. Suttin(1)(3)
  One Federal Street
  Boston, Massachusetts..............................    9,443,188        66.8
Michael Greene(4)
  299 Park Avenue
  New York, New York.................................    2,742,526        19.8
Terry G. Scariot.....................................      100,054           *
John M. Kelly........................................      100,054           *
Edward G. Patrick....................................       30,409           *
Scott M. Nehm........................................       30,409           *
All Directors and executive officers as a group (9
  persons)(1)(2)(3)(4)...............................   13,182,470        92.6
----------
 *  Less than 1.0%


(1) Includes 363,968 shares beneficially owned by Childs and 99,264 shares beneficially owned by UBS Capital pursuant to warrants issued in connection with their respective purchases of Holdings Preferred Stock.


(2)      Includes 177,494 shares owned by Mr. Elman's family.


(3) Includes shares beneficially owned by Childs, as to which Messrs. Childs, Rudy and Suttin may be deemed also to be beneficial owners.

(4) Includes shares beneficially owned by UBS Capital, as to which Mr. Greene may also be deemed to be a beneficial owner.

                              CERTAIN TRANSACTIONS


         At the closing of the Recapitalization, the Company and Holdings entered into a management agreement with JWCA providing for payment by the Company to JWCA of (i) a $2.55 million advisory and financing fee in consideration of JWCA's services regarding the planning, structuring and negotiation of the Recapitalization and related financing and (ii) an annual management fee of $189,000 in consideration of JWCA's ongoing provision of certain consulting and management advisory services. Payments under this management agreement may be made only to the extent permitted by the New Credit Facility and the Indenture. The management agreement is for a five-year term, automatically renewable for successive extension terms of one year, unless JWCA or Holdings shall give notice of termination.

         At the closing of the Recapitalization, the Company and Holdings entered into a management agreement with UBS Capital providing for payment by the Company to UBS Capital of (i) a $0.7 million advisory and financing fee in consideration of UBS Capital's services regarding the planning, structuring and negotiation of the Recapitalization and related financing and (ii) an annual management fee of $51,000 in consideration of UBS Capital's ongoing provision of certain consulting and management advisory services. Payments under this management agreement may be made only to the extent permitted by the New Credit Facility and the Indenture. The management agreement is for a five-year term, automatically renewable for successive extension terms of one year, unless UBS Capital or Holdings shall give notice of termination.

         Pursuant to the Recapitalization Agreement, concurrently with the closing of the Recapitalization, Holdings, the Equity Investors and the Existing Stockholders (the "Stockholders") entered into a Stockholders Agreement (the "Stockholders Agreement"). Subject to certain exceptions, the Stockholders Agreement restricts the right of the Stockholders to transfer any Holdings Common Stock or Warrants or other vested rights to acquire Holdings Common Stock (collectively, the "Subject Securities") without the consent of the holders of a majority of the Subject Securities at the time held by Childs and its affiliates and associates (the "JWC Holders"). Holdings and the JWC Holders have certain rights of first refusal with respect to Subject Securities. In addition, the Stockholder Agreement provides for certain so-called "tag-along", "drag-along" and "piggyback registration" rights. In addition, the Stockholder Agreement provides each Stockholder with certain preemptive rights. The Stockholder Agreement also obligates Holdings and the Stockholders to take all necessary actions to include certain nominees of the JWC Holders (who could constitute a majority of the board of directors) and one nominee of UBS Capital LLP on
Holdings' board of directors and to ensure that certain representatives of the other Stockholders may attend meetings. The Stockholders Agreement also restricts Holdings' right to enter into agreements with JWC Holders without the consent of the other Stockholders.


         Holdings and its subsidiaries expect to enter into a tax sharing agreement providing (among other things) that each of the subsidiaries will reimburse Holdings for its share of income taxes determined as if such subsidiary had filed its tax returns separately from Holdings.

                              DESCRIPTION OF NOTES

General

         The Notes were issued pursuant to an Indenture (the "Indenture") between the Company, Holdings (as guarantor) and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture and Registration Rights Agreement is available as set forth under "Available Information". The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

         The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the New Credit Facility, and rank pari passu in right of payment with any existing and future senior subordinated indebtedness of the Company. The Company's payment obligations under the Notes are fully and unconditionally guaranteed (the "Holdings Guarantee") on a senior subordinated basis by Holdings. In addition, all borrowings under the New Credit Facility are secured by a Lien on substantially all of the assets of the Company, Holdings and their domestic Subsidiaries.

         In addition, the Company conducts certain operations through its foreign subsidiaries and the Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of such foreign subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company are subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of the date of the Indenture, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

         The Notes are limited in aggregate principal amount to $130.0 million and mature on December 15, 2007. The Indenture provides for the issuance of up to $75.0 million aggregate principal amount of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. For purposes of this "Description of Notes," references to the Notes do not include Additional Notes. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes is be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Notes have been issued in denominations of $1,000 and integral multiples thereof.

Subordination

         The payment of all Obligations on the Notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

         Upon any distribution to creditors of the Company or Holdings in a liquidation or dissolution of the Company or Holdings, as the case may be, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or Holdings or their respective property, an assignment for the benefit of creditors or any marshalling of the Company's or Holdings' assets and liabilities, the holders of Senior Indebtedness are entitled to receive payment in full in cash of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes are entitled to receive any payment with respect to the Notes or the Holdings Guarantee, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"). Senior Indebtedness shall not be deemed to have been paid in full until the termination of all commitments or other Obligations under the New Credit Facility, and the payment in full in cash thereof.

         The Company and Holdings also may not make any payment or distribution upon or in respect of the Notes or the Holdings Guarantee (except in such subordinated securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of any Obligation on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company, Holdings, the agent under the New Credit Facility or the holders of any other Designated Senior Indebtedness. Payments on the Notes or the Holdings Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage pursuant to a Payment Blockage Notice may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

         The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company or Holdings who are holders of Senior Indebtedness. At November 29, 1997, the aggregate principal amount of Senior Indebtedness of the Company was approximately $135.5 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company, Holdings and their respective subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

Holdings Guarantee

         The payment of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes is fully and unconditionally guaranteed on an unsecured basis by Holdings. The Holdings Guarantee is, or will be, joint and several with any other guarantor. The Holdings Guarantee is subordinated to the amounts for which Holdings will be liable under the guarantees issued from time to time with respect to Senior Indebtedness to the same extent as the Notes are subordinated to such Senior Indebtedness. The obligation of Holdings under the Holdings Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance and Preference Considerations."

         The Indenture provides that Holdings may not consolidate with or merge with or into (whether or not Holdings is the surviving Person), another corporation, Person or entity whether or not affiliated with Holdings unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than Holdings) assumes all the obligations of Holdings pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) Holdings, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of Holdings immediately preceding the transaction; and
(iv) Holdings would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

Optional Redemption

         The Notes are not redeemable at the Company's option prior to December 15, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

       Year                                                        Percentage
       ----                                                        ----------

2002...........................................................      104.9375%
2003...........................................................      103.2917%
2004...........................................................      101.6458%
thereafter.....................................................      100.0000%

         Notwithstanding the foregoing, at any time on or before December 15, 2000, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of Notes (including any Additional Notes) at a redemption price of 109.875% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes (including any Additional Notes) remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Optional Redemption Upon Change Of Control

         Upon the occurrence of a Change of Control prior to December 15, 2002, the Notes will be redeemable, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days prior notice to each Holder of

Notes to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest thereon and Liquidated Damages, if any, to the redemption date plus (iii) the Applicable Premium. The following definitions are used to determine the Applicable Premium:

         "Applicable Premium" is defined, with respect to a Note, as the greater of (i) 4.9375% of the then outstanding principal amount of such Note or (ii) the excess of (A) the present value of the remaining required interest and principal payments due on such Note (exclusive of accrued and unpaid interest and Liquidated Damages, if any), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

         "Treasury Rate" is defined as the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release
H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of the Notes; provided, however, that if the Average Life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life to Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Mandatory Redemption

         Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

         Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (the "Change of Control Payment"). Within fifteen days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 75 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding

Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will take precedence over other provisions of the Indenture which may be applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         The New Credit Facility currently prohibits the Company from purchasing any Notes, and also provides that certain events constituting a change of control with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture, applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

         The Indenture provides that the Company and Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company, Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company, Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's, Holdings' or such Restricted Subsidiary's most recent balance sheet) of the Company, Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, the Holdings Guarantee or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company, Holdings or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company, Holdings or any such Restricted Subsidiary from such transferee that are immediately converted by the Company, Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or Holdings, as the case may be, may apply such Net Proceeds, at its option, (a) to permanently reduce outstanding Senior Indebtedness (and correspondingly reduce commitments thereunder) or (b) to acquire a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company or Holdings, as the case may be, may temporarily reduce revolving credit Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company and Holdings will be required to make an offer to all Holders of Notes and Additional Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and Additional Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and Additional Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or Holdings, as the case may be, may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Additional Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Additional Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

Restricted Payments

         The Indenture provides that the Company and Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's, Holdings' or any of the Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or Holdings) or to the direct or indirect holders of the Company's, Holdings' or any Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company or Holdings) any Equity Interests of the Company, Holdings, any Restricted Subsidiary of the Company or Holdings, or any Affiliate of the Company or Holdings (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than Notes), except a payment of interest or principal of Indebtedness (other than interest payments on any Exchange Notes or Qualified Subordinated Indebtedness) at Stated Maturity or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

         (b) the Company (in the case of a Restricted Payment by the Company or any of its Restricted Subsidiaries) or Holdings (in all other cases) would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.0 to 1 pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (c) in the case of a Restricted Payment of the Company or a Restricted Subsidiary of the Company, such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted
Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the second succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date
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of the  Indenture of Equity  Interests of the Company  (other than  Disqualified
Stock) or of Disqualified Stock or debt securities of the Company that have been
converted  into  such  Equity   Interests   (other  than  Equity  Interests  (or
Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) the amount resulting from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, such amount to be valued as provided in the second succeeding paragraph) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; and

         (d) in the case of a Restricted Payment by Holdings or a Restricted Subsidiary of Holdings (other than the Company or a Restricted Subsidiary of the Company), such Restricted Payment, together with the aggregate of all other Restricted Payments made by Holdings, the Company and their Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by Holdings from the issue or sale since the date of the Indenture of Equity Interests of Holdings (other than Disqualified Stock) or of Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Holdings and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
(B) the initial amount of such Restricted Investment plus (iv) the amount resulting from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, such amount to be valued as provided in the second succeeding paragraph) not to exceed the amount of Investments previously made by Holdings in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture.

         The foregoing provisions do not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of paragraph (c) above; (iii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Holdings in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to the Company or a Restricted Subsidiary of Holdings) of other Equity Interests of Holdings (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (d)(ii) of paragraph (d) above; (iv) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (v) the making of any
Restricted Payment by Holdings utilizing the proceeds of a Restricted Payment made by the Company to Holdings in accordance with the Indenture; (vi) the payment of any dividend by a Restricted Subsidiary of the Company or Holdings (other than the Company) to the holders of its common Equity Interests on a pro rata basis; (vii) so long as no Default or Event of Default shall have occurred and is continuing, the repurchase, redemption or other retirement for value of any Equity Interests of the Company, Holdings or a Restricted Subsidiary, or dividends or other distributions by the Company to Holdings the proceeds of which are utilized by Holdings to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings, in each case, held by any member of the management, employees or consultants of the Company, a Restricted Subsidiary or Holdings pursuant to any management, employee or consultant equity subscription agreement or stock option agreement; provided
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
that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (x) $500,000 in any twelve-month period and (y) the aggregate cash proceeds received by the Company or Holdings from any reissuance of Equity Interests by Holdings or the Company to members of management of the Company or Holdings (provided that the cash proceeds referred to in this clause (y) shall be excluded from clause (c)(ii) of paragraph (c) above); (viii) dividends or other payments to Holdings sufficient to enable Holdings to pay (x) accounting, legal, corporate reporting and administrative expenses of Holdings incurred in the ordinary course of business,
(y) required fees and expenses, and any adjustments to the purchase price under the Stock Purchase Agreement, in each case in connection with the Recapitalization, and (z) the registration fees and expenses under applicable laws and regulations of its debt or equity securities; and (ix) payments to Holdings pursuant to the Tax Sharing Agreement. In addition, the Indenture will provide that the Company may make a distribution to Holdings to consummate the Recapitalization.

         The Board of Directors of the Company or Holdings, as the case may be, may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company, Holdings and the Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (x) the net book value of such Investments at the time of such designation and (y) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company, Holdings or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company or Holdings, as the case may be, whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture, which calculations may be based upon Holdings' latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture provides that the Company and Holdings will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), will not issue any Disqualified Stock and will not permit any of their respective Subsidiaries to issue any shares of preferred stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1, if such incurrence or issuance is on or prior to December 15, 1999, or 2.0 to 1, if such incurrence or issuance is after December 15, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) Holdings may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio of Holdings for Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1, if such incurrence or issuance is on or prior to December 15, 1999, or 2.0 to 1, if such incurrence or issuance is after December 15, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"), each of which shall be given independent effect:

         (i) the incurrence by the Company, Holdings and their respective Subsidiaries of Indebtedness (including letters of credit), or guarantees of such Indebtedness, pursuant to the term loan portion of the New Credit Facility; provided that, after giving pro forma effect to any such incurrence and the application of the proceeds therefrom, the aggregate principal amount of all Indebtedness of the Company, Holdings and their Subsidiaries outstanding under the term loan portion of the New Credit Facility does not exceed $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales;"

         (ii) the incurrence by the Company, Holdings and their respective Subsidiaries of Indebtedness (including letters of credit), or guarantees of such Indebtedness, pursuant to the revolving loan portion of the New Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company, Holdings and their Subsidiaries thereunder); provided that, after giving pro forma effect to any such incurrence and the application of the proceeds therefrom, the aggregate principal amount of all Indebtedness (including letters of credit) of the Company, Holdings and their Subsidiaries outstanding under the revolving loan portion of the New Credit Facility does not exceed the greater of (x) $75.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales" or (y) the amount of the Borrowing Base as of any date of incurrence;

         (iii) the incurrence by the Company of Indebtedness represented by the Notes (other than any Additional Notes), the incurrence by Holdings of the Holdings Guarantee or the incurrence by any Restricted Subsidiary of Subsidiary Guarantees;

         (iv) the incurrence by the Company, Holdings or any of their Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company, Holdings or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

         (v) the incurrence by any corporation that becomes a Subsidiary of the Company after the Issue Date of Acquired Debt, which Indebtedness is existing at the time such corporation becomes a Subsidiary; provided, however, that (A) either (x) the principal amount (or accreted value, as applicable) of such Acquired Debt, together with any other outstanding Indebtedness incurred pursuant to this clause (iv), does not exceed $5.0 million since the Issue Date or (y) immediately after giving effect to such corporation becoming a Subsidiary, Holdings could incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in accordance with the Indenture, (B) such Indebtedness is without recourse to the Company, Holdings or to any of their respective Subsidiaries or to any of their respective properties or assets other than Person becoming a Subsidiary or its properties and assets and (C) such Indebtedness was not incurred as a result of or in connection with or in contemplation of such entity becoming a Subsidiary;

         (vi) the incurrence by the Company, Holdings or any of their Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

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
         (vii) the incurrence of intercompany Indebtedness between or among the Company, Holdings and any of their respective Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company or Holdings is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the prior payment in full in cash of all Obligations with respect to the Notes and
(ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company, Holdings or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company, Holdings or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company, Holdings or such Subsidiary, as the case may be;

         (viii) Indebtedness of an Unrestricted Subsidiary owed to and held by the Company, Holdings or a Restricted Subsidiary, provided that the Company, Holdings or such Restricted Subsidiary is permitted to make an investment in such Unrestricted Subsidiary under the Indenture at the time such Indebtedness is incurred in an amount equal to the principal amount of such Indebtedness;

         (ix) the incurrence by the Company or Holdings of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

         (x) the incurrence by Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary;

         (xi) Indebtedness incurred in respect of performance, surety and similar bonds provided by the Company, Holdings and the Restricted Subsidiaries in the ordinary course of business, and refinancings thereof;

         (xii)   Indebtedness   for  letters  of  credit  relating  to  workers'
compensation claims and self-insurance or similar requirements in the ordinary course of business;

         (xiii) Indebtedness arising from guarantees of Indebtedness of the Company, Holdings or any Subsidiary or other agreements of the Company, Holdings or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company, Holdings and their Subsidiaries in connection with such disposition;

        (xiv) the issuance by Holdings, on the Issue Date, of shares of Holdings Preferred Stock, with an aggregate liquidation value of up to $17.6 million and the issuance of additional shares of Holdings Preferred Stock as dividends on outstanding shares of Holdings Preferred Stock subsequent to the Issue Date in accordance with the terms of the Holdings Preferred Stock;

         (xv) the incurrence of Exchange Notes issued (a) in exchange for all, but not less than all, of the outstanding Holdings Preferred Stock in accordance with the terms of the Holdings Preferred Stock as in effect on the Issue Date, if immediately prior to giving effect to the incurrence of such Exchange Notes, the Fixed Charge Coverage Ratio of

Holdings would have been at least 2.0 to 1 pursuant to the Fixed Charge Ratio test set forth in clause (ii) of the proviso of the first paragraph of this covenant; provided that in calculating such Fixed Charge Coverage Ratio of Holdings, no effect shall be given to clause (ii) of the definition of "Consolidated Net Income" set forth under "-- Certain Definitions" below) and
(b) as interest on Exchange Notes in accordance with the terms thereof;

         (xvi) the incurrence by Holdings of Qualified Subordinated Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding; and

         (xvii) the incurrence by the Company, Holdings or any of their Subsidiaries of additional Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $20.0 million.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

         The Indenture provides that the Company and Holdings will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

         The Indenture provides that the Company and Holdings will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company, Holdings or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company, Holdings or any of the Restricted Subsidiaries, (ii) make loans or advances to the Company, Holdings or any of the Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company, Holdings or any of the Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) applicable law,
(b) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company, Holdings or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (c) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (e) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company, Holdings or any Restricted Subsidiary not otherwise prohibited by the Indenture, (f) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary, (g) Indebtedness of the Company and its Restricted Subsidiaries containing restrictions on dividends, distributions and other payments to Holdings and its Restricted Subsidiaries (other than the Company and its Restricted Subsidiaries), (h) the New Credit Facility, provided that such restrictions are no more restrictive than those contained

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in the New  Credit  Facility  as in effect on the Issue  Date or such  Permitted
Refinancing Indebtedness is no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation or Sale of Assets

         The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) either (a) the Company is the surviving corporation or (b) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture complies with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Transactions with Affiliates

         The Indenture provides that the Company and Holdings will not, and will not permit any Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company, Holdings or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by the Company, Holdings or such Restricted Subsidiary, as the case may be, with an unrelated Person and (ii) the Company or Holdings delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related
Affiliate   Transactions   involving   aggregate   consideration  in  excess  of
$1,000,000,  a resolution  of the Board of Directors  approving  such  Affiliate
Transaction  and  an  Officers'  Certificate   certifying  that  such  Affiliate
Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (t) any employment agreement entered into by the Company, Holdings or any of their Subsidiaries in the ordinary course of business and consistent with the past practice of the Company, Holdings or such Subsidiary, (u) transactions between or among (A) the Company and/or its Restricted Subsidiaries and (B) Holdings and its Restricted Subsidiaries (other than the Company and its Restricted Subsidiaries), (v) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (w) investment banking and management fees in an aggregate amount no greater than $240,000 in the aggregate in any calendar year (plus reimbursement of expenses) to be paid by the Company and/or Holdings to the Principals or any Related Party, (x) an aggregate cash fee of $3.25 million payable by the Company and/or Holdings to the Principals or any Related Party or UBS Capital LLC on or about the Issue Date and (y) any loans made to the
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Company  under the New Credit  Facility  by any  Affiliate  of the Union Bank of
Switzerland and fees and reimbursement of expenses in respect thereof and (z) discounts and commissions payable to UBS Securities LLC in the Offering of the Notes, in each case, shall not be deemed Affiliate Transactions.

Sale and Leaseback Transactions

         The Indenture provides that the Company and Holdings will not, and will not permit any Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than, (x) among the Company and Wholly Owned Restricted Subsidiaries of the Company or (y) among Wholly Owned Restricted Subsidiaries of the Company); provided that the Company or Holdings may enter into a sale and leaseback transaction if (i) the Company or Holdings, as the case may be, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company or Holdings, as applicable, and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or Holdings, as the case may be, applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

         The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any such Wholly Owned Restricted Subsidiary to any Person (other than the Company or a Wholly
Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

         The Indenture provides that Holdings (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of Holdings to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any such Wholly Owned Restricted Subsidiary to any Person (other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Holdings or a Wholly Owned Restricted Subsidiary of Holdings.

Limitations on Issuances of Guarantees of Indebtedness

         The Indenture provides that the Company and Holdings will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company, Holdings or any other Restricted Subsidiary, (in each case, the "Guaranteed Debt"), unless (i) if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary, (ii) if the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the Notes

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
or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Notes substantially to the same extent as the Guaranteed Debt is subordinated to the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary subordinates rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee to its obligation under its Subsidiary Guarantee, and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly authorized, executed and delivered, and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

         The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and Subsidiary Guarantee and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

         The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders -- Asset Sales." The Indenture will also provide that in the event that a Guarantor is designated by the Company to be an Unrestricted Subsidiary in accordance with the terms of the Indenture, such Guarantor will be released and of any obligations under its Subsidiary Guarantee. See "Certain Covenants -- Restricted Payments."

No Senior Subordinated Debt

         The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor, and senior in any respect in right of payment to such Guarantor's guarantees of the Notes.

Payments for Consent

         The Indenture provides that neither the Company, nor Holdings nor any of their respective Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

         The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company and Holdings will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's

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Discussion and Analysis of Financial  Condition and Results of Operations"  that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries), but excluding exhibits, and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and Holdings have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in the payment when due of principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or Holdings to comply with the provisions described under the captions "Repurchase at the Option of the Holders -- Change of Control" or "-- Asset Sales" "Certain Covenants -- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) failure by the Company or Holdings for 60 days after notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any of its other agreements in the Indenture, the Notes or any Guarantee; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, Holdings or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, Holdings or any of the Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on the final maturity date of such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company, Holdings or any of the Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture or any Guarantee that is given by a Guarantor, any Guarantee of a Significant Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect; and (viii) certain events of bankruptcy or insolvency with respect to the Company, Holdings or any of their Significant Restricted Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that such declaration will not become effective until the earlier to occur of (i) the acceleration of the maturity of any Indebtedness under the New Credit Facility or (ii) five business days following notice of such declaration to the agent under the New Credit Facility. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, Holdings, any Significant Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had

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to pay if the  Company  then had  elected  to redeem the Notes  pursuant  to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, upon the acceleration of the Notes. If an Event of Default occurs prior to December 15, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No past, present or future director, officer, employee, incorporator or stockholder of the Company or Holdings, as such, shall have any liability for any obligations of the Company, Holdings or any Subsidiary under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise  either Legal  Defeasance or Covenant  Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant

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Defeasance,  the  Company  shall  have  delivered  to the  Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company, Holdings or any of their Subsidiaries is a party or by which the Company, Holdings or any of their Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--
Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article

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10 of the Indenture (which relate to subordination)  will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

         Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or any Guarantee to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation, to provide for the issuance of a Subsidiary Guarantee by a Subsidiary of the Company or Holdings, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture on the Issue Date, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Desa International, Inc., 2701 Industrial Drive, P.O. Box 90004, Bowling Green, Kentucky, 42102, Attention: Ed Patrick.

Book-Entry, Delivery and Form

         Except as set forth in the next paragraph, the Notes offered hereby will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

         Notes  that  were  (i)   originally   issued  to  or   transferred   to
"institutional accredited investors" who are not "qualified institutional buyers" (as such terms are defined under "Notice to Investors" elsewhere herein) (the "Non-Global Purchasers") or (ii) issued as described below under "Certificated Securities," will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

         Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest and Liquidated Damages, if any). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants. Certificated Securities

         Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same-Day Settlement and Payment

         The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made in immediately available funds. With respect to Certificated Securities, however, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by mailing a check to each Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.


Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory or other current assets in the ordinary course of business or obsolete equipment (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of (x) the Company and its Restricted Subsidiaries taken as a whole or (y) Holdings and its Restricted Subsidiaries as a whole, will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company, Holdings or any of their respective Subsidiaries of Equity Interests of any of the Company's or Holdings' Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors of the Company) in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary of the Company, (ii) a transfer of assets by Holdings to a Wholly Owned Restricted Subsidiary of Holdings or by a Subsidiary (other than the Company or a Subsidiary of the Company) to Holdings or to a Wholly Owned Restricted Subsidiary of Holdings, (iii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another
Wholly Owned Restricted Subsidiary of the Company, (iv) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of Holdings (other than the Company or any of its Subsidiaries) to Holdings or to another Wholly Owned Restricted Subsidiary of Holdings, and (v) a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

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
         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Average Life to Stated Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Borrowing Base" means, as of any date, an amount equal to the sum of 85% of accounts receivable of the Company, Holdings and the Restricted Subsidiaries as of such date that are not more than 90 days past due, plus 65% of the book value of all inventory owned by the Company, Holdings and the Restricted Subsidiaries as of such date, in each case calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company and Holdings may utilize the most recent available information for purposes of calculating the Borrowing Base.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper of a domestic issuer having a rating of at least A-1 by Standard and Poor's Ratings Services or P-1 by Moody's Investors Service, Inc. maturing within twelve months after the date of acquisition and
(vi) any mutual fund which invests solely in investments of the types described in clauses (i) through (v) above.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of either (x) Holdings and its Restricted Subsidiaries taken as a whole or (y) the Company and its Restricted Subsidiaries taken as a whole, in each case, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company or Holdings, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) (a) prior to the initial underwritten public offering by the Company or Holdings of its Common Stock pursuant to an effective registration statement under the Securities Act (the "IPO") the result of which is that either (A) the Principals and their Related Parties become the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that for purposes of calculating the beneficial ownership of any person, such person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) of less than 40%

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
of the Voting Stock of the Company or Holdings (measured by voting power rather than number of shares) or (B) any person (as defined above), other than the Principals and their Related Parties, becomes the beneficial owner (as defined above), directly or indirectly, of 40% or more of the Voting Stock of the Company or Holdings and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or Holdings, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties, or
(b) after the IPO, any person (as defined above), other than the Principals and their Related Parties, becomes the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of the Company or Holdings and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or Holdings, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties, (iv) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors, (v) the first day on which Holdings ceases to own 100% of the outstanding Equity Interests of the Company, or (vi) the Company or Holdings consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company or Holdings will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

         "Consolidated Cash Flow" means, with respect to the Company or Holdings for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company or Holdings, as the case may be, by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to the Company or Holdings for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary
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or that is accounted for by the equity  method of  accounting  shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company, Holdings or one of their Subsidiaries.

         "Consolidated Net Worth" means, with respect to the Company or Holdings as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Designated Senior Indebtedness" means (i) so long as any Senior Indebtedness under the New Credit Facility is outstanding, such Senior Indebtedness and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $50 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Exchange Notes" means the 12% Junior Subordinated Notes due December 31, 2009 of Holdings, issuable pursuant to the terms of the Holdings Preferred Stock as in effect on the Issue Date.

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
         "Existing Indebtedness" means Indebtedness of the Company, Holdings and their Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

         "Fixed Charges" means, with respect to the Company or Holdings for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or Holdings, as the case may be, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to the Company or Holdings for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company, Holdings or any of the Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company, Holdings or any of the Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantee" means a guarantee of the Notes (including the Holdings Guarantee and each Subsidiary Guarantee).

         "Guarantor" means (i) Holdings, (ii) each Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and
(iii) their respective successors and assigns.

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
         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies purchased or received by the Company in the ordinary course of business.

         "Holdings" means Desa Holdings Corporation, a Delaware corporation and parent of the Company.

         "Holdings   Preferred  Stock"  means  Holdings'  Series  C  12%  Senior
Redeemable Exchangeable Pay-In-Kind Preferred Stock, par value $.01 per share, as in effect on the Issue Date.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company, Holdings or any of their respective Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company or Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company or Holdings, the Company and/or Holdings, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

         "Issue Date" means the first date of issuance of Notes.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

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
         "Net Proceeds" means the aggregate cash proceeds received by the Company, Holdings or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the New Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "New Credit Facility" means that certain credit facility, dated as of the Issue Date, by and among the Company, Holdings and NationsBank, N.A., as administrative agent, issuing bank and swing line bank and the other parties party thereto, together with all "Loan Documents" as defined therein and all other documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantees, security documents and Hedging Obligations), and in each case as amended, supplemented or modified from time to time, including any renewal, refunding, replacement, restructuring or refinancing of all or a portion thereof from time to time whether by the same or any other agent, lender or other party thereto.

         "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company, nor Holdings nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, Holdings or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, Holdings or any of its Restricted Subsidiaries.

         "Obligations"   means  any  principal,   interest,   penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment by Holdings or any of its Subsidiaries (other than the Company or a Subsidiary of the Company) in Holdings or in a Wholly Owned Restricted Subsidiary of Holdings;
(c) any Investment in Cash Equivalents; (d) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment
(i) such Person becomes a Wholly Owned  Restricted  Subsidiary of the Company or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (e) any Investment by Holdings or any of its Restricted Subsidiaries in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of Holdings or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Wholly Owned Restricted Subsidiary of Holdings; (f) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales;" (g) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Holdings; and (h) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $5.0 million.

         "Permitted Liens" means (i) Liens securing Indebtedness under the New Credit Facility; (ii) Liens on assets of Subsidiaries of the Company in favor of the Company; (iii) Liens on assets of Subsidiaries of Holdings (other than the Company or any of its Subsidiaries) in favor of Holdings; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company, Holdings or any of their respective Restricted Subsidiaries;

                                       96
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provided that such Liens were in existence  prior to the  contemplation  of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or Holdings or such Restricted Subsidiary, as the case may be; (v) Liens on property existing at the time of acquisition thereof by the Company, Holdings or any of their respective
Subsidiaries,   provided  that  such  Liens  were  in  existence  prior  to  the contemplation of such acquisition; (v) Liens to secure the performance of statutory or regulatory obligations, leases, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of
business;   (vi)  Liens  to  secure   Indebtedness   (including   Capital  Lease
Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts not yet more than ninety days overdue or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (x) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xi) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company, Holdings or any of the Restricted Subsidiaries; (xii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company, Holdings or its Restricted Subsidiaries relating to such property or assets; (xiii) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (xiv) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xv) Liens in favor of the Company, Holdings or any Restricted Subsidiary; (xvi) Liens arising from the rendering of a final judgment or order against the Company, Holdings or any Restricted Subsidiary that does not give rise to an Event of Default; (xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xviii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Hedging Obligations; (xix) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company, Holdings or any of the Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company, Holdings and the Restricted Subsidiaries prior to the Issue Date; (xx) Liens incurred in the ordinary course of business of the Company, Holdings or any of their respective Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company, Holdings or such Subsidiary; (xxi) Liens on assets of
Unrestricted   Subsidiaries  that  secure   Non-Recourse  Debt  of  Unrestricted
Subsidiaries; and (xxii) Liens on assets of the Company securing Obligations under any Senior Indebtedness of the Company and Liens on assets of a Guarantor securing Obligations under any Senior Indebtedness of such Guarantor.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company, Holdings or any of their respective Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Existing Indebtedness or other Indebtedness of the Company, Holdings or any of the Restricted Subsidiaries incurred in accordance with the Indenture (other than Indebtedness incurred in accordance with clauses (i),
(ii), (iv), (vii), (viii),  (ix), (x), (xi), (xii),  (xiii),  (xiv), (xv), (xvi)
and (xvii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;") provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or
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refunded  is  subordinated  in right of  payment to the  Notes,  such  Permitted
Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of the Company or its Restricted Subsidiaries, such Indebtedness is incurred by the Company, Holdings or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (v) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of Holdings or its Restricted Subsidiaries (other than the Company and its Restricted Subsidiaries), such Indebtedness is incurred by Holdings or the Restricted Subsidiary who is the obligor of the
Indebtedness  being  extended,   refinanced,   renewed,  replaced,  defeased  or
refunded.

         "Principals" means (i) J.W. Childs Equity Partners, L.P., (ii) each Affiliate of J.W. Childs Equity Partners, L.P. as of the Issue Date, and (iii) each officer or employee (including their respective immediate family members) of J.W. Childs Associates, L.P. as of the Issue Date.

         "Public Equity Offering" means an underwritten public offering of common stock (other than Disqualified Stock) of the Company or Holdings, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Holdings, Holdings contributes to the capital of the Company net cash proceeds thereof in an amount sufficient to redeem the Notes called for redemption in accordance with the terms of the Indenture.

        "Qualified Subordinated Indebtedness" means Indebtedness of Holdings which (i) does not require payments (other than payments made with additional Qualified Subordinated Indebtedness) in respect of principal, premium, interest or otherwise (pursuant to mandatory redemption, sinking fund obligation or otherwise) prior to the date that is 91 days after the date on which the Notes mature, (ii) does not directly or indirectly provide for any restrictive covenants or events of default other than the covenants and events of default which are substantially the same as those provided for in the Exchange Notes (as in effect on the Issue Date) and (iii) is subordinated in right of payment to the Notes at least to the same extent as the Holdings Preferred Stock is subordinated to the Notes on the Issue Date (including with respect to the standstill provisions provided therein).

         "Related Party" with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

         "Restricted Investment" means any Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Senior Indebtedness" means (i) all "Obligations" in respect of and as defined in the New Credit Facility (including, without limitation, interest that accrues after the filing of a petition initiating any action or proceeding under Bankruptcy Law or any other bankruptcy, insolvency or similar law or statute protecting creditors in effect in any jurisdiction, whether or not such interest accrues after the filing of such petition for purposes of Bankruptcy Law or such other law or statute or is an allowed claim in any such action or proceeding), whether existing on the date hereof or hereafter incurred, and (ii) any other Indebtedness permitted to be incurred by the Company or any Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (x) any Indebtedness of the Company or any Guarantor to any of their respective Subsidiaries or other Affiliates, except to the extent any such Indebtedness is pledged as security under the New Credit Facility, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

         "Significant Restricted Subsidiary" means a Restricted Subsidiary, that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Stock Purchase Agreement" means that Stock Purchase Agreement, dated October 8, 1997, among J.W. Childs Equity Partners, L.P., Holdings, and the stockholders of Holdings named therein, as in effect on the Issue Date.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Guarantee" means each guarantee of the Notes issued by a Subsidiary of Holdings or the Company pursuant to the Indenture.

         "Tax Sharing Agreement" means the tax sharing agreement among Holdings, the Company and any one or more of Holdings' subsidiaries, as amended from time to time, so long as the method of calculating the amount of the Company's payments, if any, to be made thereunder is not less favorable to the Company than as provided in such agreement as in effect on the Issue Date (except to the extent required to reflect changes in applicable federal or state tax laws), as determined in good faith by the Board of Directors of the Company.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company or Holdings, as the case may be, as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company, Holdings or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company, Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or Holdings (as determined in good faith by the Board of Directors of the Company or Holdings, as the case may be); (c) is a Person with respect to which neither the Company, nor Holdings nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company, Holdings or any of the Restricted Subsidiaries. Any such designation by such Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company and Holdings shall be in default of such covenant). The Board of Directors of the Company or Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro

                                      99
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forma  basis  as if  such  designation  had  occurred  at the  beginning  of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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
                       DESCRIPTION OF NEW CREDIT FACILITY

General

         Concurrently with the consummation of the Recapitalization, the Company entered into the New Credit Facility with the lenders from time to time party thereto, NationsBank, as Administrative Agent, Union Bank of Switzerland, New York Branch, as Documentation Agent, NationsBanc Montgomery Securities, Inc. ("NMSI"), as Syndication Agent for the lenders referred to therein, and NMSI and UBS Securities LLC, as Co-Arrangers, providing for borrowings in an aggregate principal amount of up to $195 million. The New Credit Facility is comprised of a six-year term facility (the "New Term Loan A") in the principal amount of $50 million, a seven-year term facility (the "New Term Loan B") in the principal amount of $50 million, a revolving credit facility (the "Revolving Credit Facility") in the principal amount of $75.0 million, a swing line facility (the "Swing Line Facility") in the amount of $5 million and a 6-year acquisition facility (the "Acquisition Facility") in the principal amount of $20 million. Indebtedness under the New Credit Facility is guaranteed by Holdings and each existing and hereafter acquired domestic subsidiary of the Company. This information relating to the New Credit Facility is qualified in its entirety by reference to the complete text of the documents entered into or to be entered into in connection therewith. The following is a description of the general terms of the New Credit Facility.

Security

         Indebtedness under the New Credit Facility is secured by (i) substantially all of the assets of Holdings, the Company and their domestic subsidiaries, (ii) 100% of the outstanding capital stock of each of the Company and the domestic subsidiaries of Holdings and the Company and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company or Holdings.

Interest

         Amounts outstanding under the New Term Loan A and the New Revolving Credit Facility bear interest at a rate equal to LIBOR plus 225 basis points. Amounts outstanding under the New Term Loan B and the Acquisition Facility bear interest at a rate equal to LIBOR plus 262.5 basis points. Amounts under the Swing Line Facility bear interest at the prime rate plus 125 basis points.

Borrowing Base

         Pursuant to the terms of the New Credit Facility, advances under the Revolving Credit Facility are limited to a borrowing base comprised of specified percentages of eligible accounts receivable and eligible inventory. The Company will be required to reduce outstanding borrowings under the Revolving Credit Facility to a maximum of $15.0 million for a period of at least thirty (30) days during each year.

Maturity

         Loans made pursuant to the Revolving Credit Facility may be borrowed, repaid and reborrowed from time to time until the sixth anniversary of the Closing Date or the earlier repayment in full of the New Term Loan A, subject to the satisfaction of certain conditions on the date of any such borrowing.

Fees

         The Company is required to pay to the Banks in the aggregate a commitment fee equal to 50 basis points per annum, payable in arrears on a quarterly basis, on the committed undrawn amount of the New Credit Facility. The Agent and the Banks shall receive such other fees as have been separately agreed upon with the Agent, including, without limitation, in respect of letters of credit issued under the letter of credit subfacility.

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
Letters of Credit Subfacility

         The New Credit Facility includes a subfacility for the issuance of letters of credit up to a maximum aggregate amount at any one time outstanding not to exceed $10.0 million. If any letter of credit is outstanding after the termination of the New Credit Facility, the Company would be required to post a standby letter of credit or deposit cash collateral in an amount sufficient to reimburse the Banks for amounts drawn under any such outstanding letter of credit.

Covenants

         The New Credit Facility contains a number of financial, affirmative and negative covenants that regulate the operations of Holdings and its subsidiaries, including the Company. Financial covenants require Holdings to maintain: (i) a minimum fixed charge coverage ratio increasing from 1.25:1 for the measurement period ending in February 1998 to 1.30:1 for measurement periods ending in or after May 2000, (ii) a minimum interest coverage ratio increasing from 1.75:1 for the measurement period ending in February 1998 to 2.50:1 for measurement periods ending in or after November 2000; and (iii) a maximum leverage ratio decreasing from 6.25:1 for the measurement period ending in February 1998 to 4.25:1 for measurement periods ending in or after February 2002. Negative covenants restrict, among other things, the incurrence of debt, the existence of liens, transactions with affiliates, loans, advances and investments, payment of dividends and other distributions to shareholders, dispositions of assets, mergers, consolidations and dissolutions, contingent liabilities and changes in business.


Events of Default; Remedies

         The New Credit Agreement contains customary events of default under the New Credit Facility, including (i) the non-payment of principal, interest or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-defaults to certain other indebtedness and material agreements (including the Notes), (iv) certain events of bankruptcy and insolvency, (v) ERISA, (vi) actual or asserted invalidity of any loan documents or security interests, (vii) changes in control of the ownership of the Company,
(viii) bankruptcy and (ix) Holdings engaging in any business or activity other than holding 100% of the stock of the Company. If any such event of default occurs, the Administrative Agent will be entitled, on behalf of the Banks, to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the New Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full.

                     DESCRIPTION OF HOLDINGS PREFERRED STOCK

         The following statements are brief summaries of certain provisions relating to the shares of the Holdings Preferred Stock. The following statements are qualified in their entirety by the provisions of Holdings' Certificate of Incorporation and the Restated Certificate of Designation relating to the Holdings Preferred Stock (the "Certificate of Designation") filed with the secretary of state of Delaware, which includes the resolutions of the Board of Directors of Holdings creating the Holdings Preferred Stock.

Dividend Rights

         Holders of Holdings Preferred Stock are entitled to receive, but only when and as declared by the Board of Directors of Holdings out of funds legally available therefor, cumulative dividends at the annual rate of $120.00 per share, payable semiannually on the last day of June 30 and December 31 in each year, commencing June 30, 1998 (a "Dividend Reference Date"). Dividends are cumulative, accrue on a daily basis, are calculated from the date of issue of the Holdings Preferred Stock and are payable to holders of record on such record dates as are fixed by the Board of Directors of Holdings. Dividends payable for any period less than a full semiannual period will be computed on the basis of a 365-day year and the actual number of days elapsed.

         Dividends are payable in cash, except if any dividend payable on any Dividend Reference Date occurring before December 31, 2009 is not declared and paid in full in cash on such Dividend Reference Date, the amount payable as a dividend on such Dividend Reference Date that is not paid in cash shall, subject to the terms of any Parity Securities or Senior Securities (each defined below), be declared and paid in additional shares of Holdings Preferred Stock, with such additional shares of Holdings Preferred Stock being valued at $1,000 per share for such purpose.

         For purposes of the Certificate of Designation:

         "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

         "Junior Security" means any shares of the voting common and the non-voting common stock of Holdings and any other class or series of stock of Holdings which, by the terms of Holdings' Certificate of Incorporation or of the instrument by which its Board of Directors, acting pursuant to authority granted in Holdings' Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Holdings Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets (including but not limited to any distribution of assets in connection with the liquidation of Holdings) other than by way of dividends.

         "Parity Security" means any shares of any class or series of stock of Holdings which, by the terms of Holdings' Certificate of Incorporation or of the instrument by which its Board of Directors, acting pursuant to authority granted in Holdings' certificate of incorporation, shall fix the relative rights, preferences and limitations thereof, shall be on a parity with the Holdings Preferred Stock in respect of the right to receive dividends and to participate in any distribution of assets (including but not limited to any distribution of assets in connection with the liquidation of Holdings) other than by way of dividends.

         "Senior Security" means shares of any class or series of stock of Holdings which, by the terms of Holdings' certificate of incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in Holdings' certificate of incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Holdings Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets (including but not limited to any distribution of assets in connection with the liquidation of Holdings) other than by way of dividends.

         No dividend (payable other than in shares of Junior Securities) whatsoever shall be paid upon, or moneys or other property of Holdings set apart for payment of any dividend upon, any Junior Security nor shall any Junior Security be redeemed or purchased by Holdings or any subsidiary thereof (except by conversion into or exchange for Junior

Securities) nor shall any moneys or other property be paid to or made available for a sinking fund for any such redemption or purchase of any Junior Security, unless, in each such instance, all of the following conditions are met: (i) all dividends on all outstanding shares of Holdings Preferred Stock accrued through the most recent Dividend Reference Date shall have been paid or declared and sufficient moneys (or, to the extent permitted by the Certificate of Designation, shares of Holdings Preferred Stock) set aside for payment thereof;
(ii) all dividends on all outstanding shares of Holdings Preferred Stock accrued through the most recent Dividend Reference Date from the Dividend Reference Date immediately preceding such most recent Dividend Reference Date shall have been paid in cash or declared and sufficient moneys set aside for payment thereof;
(iii) all shares of Holdings Preferred Stock issued by Holdings after December 31, 2002 as payment-in-kind dividends shall have been redeemed; (iv), Holdings shall have redeemed all shares of Holdings Preferred Stock (A) for which it has received a notice of redemption from the holders thereof pursuant to the right of holders to demand redemption described below under the heading "Redemption on Demand by Holder" and in respect of which Holdings' obligation to redeem such shares shall not have terminated or (B) which are required to be redeemed pursuant to the mandatory redemption obligation of Holdings described below under the heading "Mandatory Redemption;" and (v) certain other limitations on the maximum amount of such dividends on or redemptions or purchases of Junior Securities are met. The foregoing provisions shall not prohibit (i) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at the date of such declaration such payment would have complied with the provisions of the Certificate of Designation, or (ii) the repurchase, redemption or other retirement for value of any Equity Interests of Holdings held by any member of the management or employees of Holdings or any subsidiary of Holdings pursuant to the Stockholders Agreement to be entered into concurrently with the closing of the Recapitalization, among Holdings and its stockholders named therein; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall be subject to certain limitations on the maximum amount thereof, (B) no Voting Rights Triggering Event (defined below) shall have occurred and be continuing immediately after such transaction, and (C) Holdings shall have redeemed all shares of Holdings Preferred Stock (I) for which it has received a notice of redemption from the holders thereof pursuant to the right of holders to demand redemption described below under the heading "Redemption on Demand by Holder" and in respect of which Holdings' obligation to redeem such shares shall not have terminated or (II) which are required to be redeemed pursuant to the mandatory redemption obligation of Holdings described below under the heading "Mandatory Redemption."

         So long as any share of Holdings Preferred Stock remains outstanding, no full dividend (payable other than in shares of Junior Securities) shall be paid upon, or moneys or other property of Holdings set apart for payment of any full dividend upon, any Parity Securities, unless all dividends on all outstanding shares of Holdings Preferred Stock accrued through the most recent Dividend Reference Date shall have been paid or declared and sufficient moneys (or, to the extent required by the Certificate of Designation, shares of Holdings Preferred Stock) set aside for payment thereof. If all such dividends are not so paid, the Holdings Preferred Stock shall share dividends pro rata with such Parity Securities.

         Substantially all of Holdings' operations are conducted through the Company. The ability of Holdings to pay cash dividends on the Holdings Preferred Stock will be dependent upon the payment to it of dividends, interest or other charges by the Company. The Company's right to make such payments is restricted by the New Credit Facility and the Indenture.

Liquidation Preference

         Upon any liquidation, dissolution or winding up of Holdings, whether voluntary or involuntary, the holders of Holdings Preferred Stock will be entitled to be paid out of the assets of Holdings available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the sum of $1,000 per share of Holdings Preferred Stock plus all accrued and unpaid dividends thereon (the "Liquidation Value"). After such payment, the holders of Holdings Preferred Stock will not be entitled to any further payment or claim to any of the remaining assets of Holdings. If, upon any liquidation, dissolution or winding up of Holdings, the assets of Holdings to be distributed among holders of Holdings Preferred Stock are insufficient to permit payment to holders of the aggregate Liquidation Value to which they are entitled, then the assets of Holdings to be distributed to such holders will be distributed ratably among such holders. Neither the consolidation or merger of Holdings into or with any other person or entity, nor the sale or transfer by Holdings of all or any part of its assets, nor the reduction of the capital stock of Holdings, will be deemed to be a liquidation, dissolution or winding up of Holdings.


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Redemption

         Holdings has the following redemption rights and obligations with respect to the Preferred Stock:

         Optional Redemptions by Holdings. At any time within six (6) months after a Change of Control or a Qualified Public Offering (each as defined below), Holdings may, at its election, redeem all or any part of the outstanding shares of Holdings Preferred Stock, out of funds legally available therefor, at the Liquidation Value. For purposes of the Certificate of Designation:

         "Change of Control" shall mean the occurrence of any of the following:

         (i) The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings or the Company to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), except to the extent such transaction would not constitute a Change of Control under clause (vi) of this definition;

         (ii) The adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

         (iii) The consummation of any transaction (including but not limited to any merger or consolidation, (A) prior to the initial underwritten public offering of the common stock of Holdings pursuant to an effective registration statement under the Securities Act (the "IPO") the result of which is that the JWC Holders and their Related Parties become the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) of less than 40% of the Voting Stock of Holdings (measured by voting power rather than number of shares) or (B) after the IPO, any person (as defined above), other than the JWC Holders and their Related Parties, becomes the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of Holdings and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of Holdings, calculated on a fully diluted basis, than the percentage beneficially owned by the JWC Holders and their Related Parties;

         (iv) The first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;

         (v) The first day on which Holdings shall own, directly or indirectly, less than all of the issued and outstanding capital stock of the Company or of the surviving or transferee Person of the Company in a transaction not constituting a Change of Control under clause (vi) of this definition; or

         (vi) Holdings or the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Holdings or the Company, as the case may be, in any such event pursuant to a transaction in which (A) any of the outstanding Voting Stock of Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (B) any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property (other than payments of or the right to receive cash in respect of fractional shares of such Voting Stock), other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person all of which is owned, directly or indirectly, by Holdings (immediately after giving effect to such issuance).

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holdings who (i) was a member of such Board of Directors on the date of adoption of the Certificate of Designation by the Board of Directors of Holdings or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "JWC Holders" means the JWC Holders as defined in the Stockholders Agreement to be entered into concurrently with the closing of the Recapitalization among Holdings and the stockholders of Holdings named therein. The Principals are included among the JWC Holders.

         "Person"  means  any  individual,  partnership,   corporation,  limited
liability corporation, trust, estate, joint venture, association, unincorporated organization, government or any department or agency thereof, or other entity.

         "Qualified Public Offering" means one or more public sales of any capital stock of Holdings pursuant to one or more registration statements (other than on Form S-4 or S-8 or any other similar limited purpose form), that have become effective under the Securities Act, yielding at least $10.0 million in aggregate gross proceeds.

         "Related Party" with respect to any JWC Holder means (i) any controlling stockholder or 80% (or more) owned subsidiary of such JWC Holder or
(ii) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partner, owners or Persons beneficially holding an 80% or more controlling interest of which consist of JWC Holders and/or such other Persons referred to in the immediately preceding clause (i).

         "Voting Stock" means, with respect to any Person, the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         At any time and from time to time Holdings may, at its election, redeem all or any part of the outstanding shares of Holdings Preferred Stock issued by the Holdings as payment-in-kind dividends out of funds legally available therefor, at the Liquidation Value.

         Redemption on Demand by Holder. Within ten business days after a Change of Control, Holdings shall, unless Holdings shall have theretofore given notice of the optional redemption by Holdings of all of the outstanding shares of Holdings Preferred Stock, give written notice to the holders of the Holdings Preferred Stock of the demand redemption rights described in this paragraph. In addition, within ten business days after each Dividend Reference Date occurring at least six months after such Change of Control, Holdings shall give written notice to the holders of Preferred Stock of such demand redemption rights. Upon receipt of any such notice, each holder of shares of Holdings Preferred Stock may require Holdings to redeem, at the Liquidation Value plus an amount equal to one percent (1%) of such Liquidation Value at the time of redemption, up to the lesser of (i) all of the shares of Holdings Preferred Stock held by such holder and (ii) such number of shares of Holdings Preferred Stock held of record by such holder as shall equal the product of (x) all of the shares of Holdings Preferred Stock in respect of which such holder shall have exercised his demand redemption right multiplied by (y) a ratio, the numerator of which shall be equal to the Cash Available for Redemption and the denominator of which shall be equal to the aggregate of the Liquidation Value plus an amount equal to one percent (1%) of the Liquidation Value at the time of redemption for all of the shares of Holdings Preferred Stock in respect of which holders of Holdings Preferred Stock shall have exercised their demand redemption rights. Holdings will not be required to pay the redemption price due in connection with the redemption of any Holdings Preferred Stock as described in this paragraph until ninety-one business days after the redemption of all of the Notes required to be redeemed by the Company in connection with such Change of Control. The right of a holder of shares of Holdings Preferred Stock to require Holdings to redeem, out of Cash Available for Redemption, any or all of such shares (and any shares of Holdings Preferred Stock thereafter issued as payment-in-kind dividends thereon) following a Change of Control or any Dividend Reference Date occurring at least six months after such Change of Control will terminate to the extent that such holder fails to exercise his demand redemption right in respect of such shares within the applicable exercise period following any date on which Holdings gives notice of such demand redemption rights.

         For purposes of the Certificate of Designation, "Cash Available for Redemption" means, as of any date, the sum of

(i)      the lesser of

                  (A) the sum of (I) the aggregate amount of cash and cash equivalents held by Holdings as of such date, plus (II) the maximum undrawn amount available to Holdings (without duplication of any amount available to any subsidiary of Holdings under any credit or loan agreements, as amended and in effect from time to time, including but not limited to any such credit or loan agreement in connection with which Holdings acts as a guarantor or co-obligor of the obligations of any such subsidiary) as of such date under any credit or loan agreements, as amended and in effect from time to time, to which the Holdings is party, as borrower, plus

                  (B) the maximum amount that Holdings could, if it declared and paid a cash dividend on its common stock on such date, declare and pay without being in violation of or default under (with or without the lapse of time or the giving of notice, or both) any applicable law or any note, debenture, indenture or other agreement or instrument governing indebtedness for borrowed money of Holdings, plus

(ii)     the lesser of

                  (A) the sum of (I) the aggregate amount of cash and cash equivalents held by the Company as of such date plus (II) the maximum undrawn amount available as of such date under (x) the New Credit Facility, as amended and in effect from time to time, or (y) any credit or loan agreements, as amended and in effect from time to time, hereafter executed in connection with any refinancing or replacement of the New Credit Facility, and

                  (B) the maximum amount that the Company could, if it declared and paid a cash dividend on its common stock on such date, declare and pay without being in violation of or default under (with or without the lapse of time or the giving of notice, or both) any applicable law or any note, debenture, indenture or other agreement or instrument governing indebtedness for borrowed money of the Company, minus

         (iii) a reasonable reserve determined by the Board of Directors of Holdings in the good faith exercise of its business judgment.

         Mandatory Redemption. On December 31, 2009, Holdings shall redeem, at the Liquidation Value, all of the outstanding shares of Holdings Preferred Stock.

         If the funds of Holdings legally available for redemption of Preferred Stock on any redemption date are insufficient to redeem the total number of shares of Holdings Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Holdings Preferred Stock ratably among the holders of the Holdings Preferred Stock to be redeemed. At any time thereafter, when additional funds of the Holdings are legally available for the redemption of Holdings Preferred Stock, such funds shall immediately be used to redeem, without interest, the balance of the Holdings Preferred Stock which Holdings has become obligated to redeem on any redemption date but which it has not redeemed.

         Substantially all of Holdings' operations are conducted through the Company. The ability of Holdings to pay the redemption price due on the redemption of any of the Holdings Preferred Stock will be dependent upon the payment to it of dividends, interest or other charges by the Company. The Company's right to make such payments is restricted by the New Credit Facility and the Indenture.

Voting Rights

         The outstanding shares of Holdings Preferred Stock have no voting rights except as required by law and as follows:

         (a) The affirmative vote of the holders of record of at least two thirds ( 2/3) of the outstanding shares of Holdings Preferred Stock, voting together as a separate class, is required (i) to change (A) the rate or time of payment of any dividends on, or (B) the time or amount of any redemption of, or
(C) the amount of any payments upon  liquidation of Holdings with respect to, or
(D) the priorities afforded by the provisions of the Certificate of Designation for the benefit of shares of Holdings Preferred Stock or (ii) to amend the redemption rights of the holders of the Holdings Preferred Stock described above under the heading "Mandatory Redemption" or (iii) to amend the voting rights of the holders of the Holdings Preferred Stock.

         (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Holdings Preferred Stock, voting together as a separate class, is required to: (i) increase the number of authorized shares of Holdings Preferred Stock or (ii) authorize or issue any additional shares of Holdings
Preferred Stock (other than as dividends on outstanding shares of Holdings Preferred Stock to the extent permitted under the Certificate of Designation) or
(iii) issue any shares of capital stock of Holdings of any class, or any security or obligations convertible into any capital stock of Holdings of any class, in each case ranking on a parity with or prior to the Holdings Preferred Stock as to distribution of assets in liquidation or in right of payment of dividends (other than shares of Holdings Preferred Stock issued as dividends on outstanding shares of Holdings Preferred Stock to the extent permitted under the Certificate of Designation or in connection with the exchange, for shares of Holdings Preferred Stock, of any Exchange Notes (as defined below) issued by Holdings).

         (c) In the event that (I) (A) dividends (either in cash or through the issuance of additional shares of Holdings Preferred Stock to the extent permitted under the Certificate of Designation) on the Holdings Preferred Stock are in arrears and unpaid with respect to any Dividend Reference Date or (B) December 31, 2002, Holdings fails on three (3) or more Dividend Reference Dates (whether or not consecutive) to declare and pay in full in cash dividends, in the amount of all accrued and unpaid dividends on the shares of Holdings Preferred Stock outstanding as of each such Dividend Reference Date, on the then outstanding shares of Holdings Preferred Stock (each, a "Dividend Voting Rights Triggering Event") or (II) Holdings fails to redeem all of the then outstanding shares of Holdings Preferred Stock on December 31, 2009 or otherwise fails to discharge any redemption obligation with respect to the Holdings Preferred Stock, then the maximum authorized number of directors of Holdings will be increased by one (1) and holders of Holdings Preferred Stock shall be entitled to vote their shares of Holdings Preferred Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, to elect, as a class, an additional one (1) director. Each such event described in clauses (I) and (II) is herein referred to as a "Voting Rights Triggering Event." So long as shares of Holdings Preferred Stock shall be outstanding, the holders of Holdings Preferred Stock shall retain the right to vote and elect, with the holders of any such Parity Securities, voting together as a single class, such director until such time as (A) in the event such right arises due to a Dividend Voting Rights Trigger Event, all accumulated dividends that are in arrears on the Holdings Preferred Stock are paid in full in cash or, with respect to any Dividend Reference Date occurring on or before December 31, 2002, through the issuance of additional shares of Holdings Preferred Stock; and
(B) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Holdings Preferred Stock then outstanding and entitled to vote thereon. Such period is herein referred to as a "Default Period." Immediately upon the expiration of a Default Period, the right of the holders of Holdings Preferred Stock to elect one director shall cease, the term of office of the director elected by the holders of Holdings Preferred Stock and such Parity Securities as a class shall terminate, and the number of directors shall be such number as may be provided for in the Certificate of Incorporation, as amended, or By-Laws of Holdings.

Exchange Notes

         Exchange Provisions. Holdings may, at its election, exchange all but not less than all of the outstanding shares of Holdings Preferred Stock for 12% Junior Subordinated Notes due December 31, 2009 of Holdings (the "Exchange Notes") having the general terms described below. Upon the exchange of the Holdings Preferred Stock for the Exchange Notes, each holder of Holdings Preferred Stock will be entitled to receive, per share of Holdings Preferred Stock so exchanged, a principal amount of Exchange Notes equal to the Liquidation Value of such share as of the date of such exchange. Upon such exchange, dividends on the shares of Holdings Preferred Stock so exchanged shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of Holdings with respect to shares so exchanged (except the right to receive from Holdings the Exchange Notes in the aggregate original principal amount to which such holder is entitled upon such exchange) shall cease. The Indenture and the New Credit Facility restrict the ability of Holdings to elect to issue Exchange Notes in exchange for Holdings Preferred Stock.

         General. The Exchange Notes will be issued only if and when Holdings elects to require the exchange of the Holdings Preferred Stock for the Exchange Notes. The Exchange Notes will be unsecured obligations of Holdings and will be subordinated to Holdings' obligations under the New Credit Facility and the Holdings Guarantee of the Notes. The Exchange Notes will not be obligations of the Company and, accordingly, the rights of the holders of the Exchange Notes will be effectively subordinated to rights of the holders of the Notes, except to the extent that Holdings may itself be a creditor with claims against the Company. The maximum aggregate original principal amount of the Exchange Notes will be limited to the aggregate original principal amount of the Exchange Notes originally issued in exchange for shares of the Holdings Preferred Stock.

         Interest. (a) The Exchange Notes will bear interest from their date of issuance at the rate of 12% per annum, which will be due and payable on the last day of each June 30 and December 31 after the Exchange Notes are issued. Interest on the Exchange Notes will accrue from the most recent date on which interest has been paid, or if no interest has been paid, from the original issuance of the Exchange Notes. Interest is payable in cash, except that Holdings may elect to defer the payment of any interest payable on any interest payment date occurring on or before December 31, 2002 and prior to the Catch-up Date (as hereinafter defined). To the extent that any interest accrued on the Exchange Notes is not paid in cash on any interest payment date, such deferred interest bears interest at 12% per annum, compounded on each interest payment date thereafter until paid.

         (b) On the last business day occurring on or before the first interest payment date following the fifth anniversary of the date on which the Exchange Notes were originally issued in exchange for shares of Holdings Preferred Stock (the "Catch-up Date"), Holdings is required to pay in cash, in respect of interest accrued and unpaid under the Exchange Notes, in addition to any interest payment otherwise due on such date, such additional amount as is necessary so that the aggregate amount includible for federal income tax purposes in gross income with respect to the Exchange Notes by the holders thereof for all periods ending on or before such first interest payment date does not exceed the aggregate cumulative amount of interest paid in cash under the Exchange Notes through such first interest payment date by more than the product of the original principal amount of the Exchange Notes multiplied by their yield to maturity.

         (c) Each payment of interest due on an interest payment date occurring after the Catch-up Date is required to be in an amount sufficient so that the total amount of accrued and unpaid interest at the close of such interest payment date shall in no event exceed the maximum amount which may be deferred without causing a loss or deferral of Holdings' deduction of original issue discount on the Exchange Notes under applicable provisions of the Internal Revenue Code of 1986, as amended.

         Holdings' operations are conducted through the Company. The rights of Holdings and its creditors, including the holders of Exchange Notes, to participate in the assets of the Company upon any liquidation or reorganization of the Company or otherwise will be subject to the prior claims of creditors of the Company (including, among others, holders of the Notes), except to the extent that Holdings may itself be a creditor with claims against the Company. The ability of Holdings to pay principal and cash interest payments on the Exchange Notes will be dependent upon the payment to it of dividends, interest or other charges by the Company. The Company's right to make such payments is restricted by the New Credit Facility and the Indenture.

         Redemption.   Holdings  has  the   following   redemption   rights  and
obligations with respect to the Exchange Notes:

         (a) At any time within six months after a Change of Control or a Qualified Public Offering, Holdings may redeem all or any part of the outstanding principal amount of the Exchange Notes, without premium, but together with accrued and unpaid interest thereon.

         (b) Within ten business days after a Change of Control, Holdings shall, unless Holdings shall have theretofore given notice of the optional redemption by Holdings of all of the Exchange Notes, give written notice to the holders of the Exchange Notes of the demand redemption rights described in this paragraph. In addition, within ten business days after each interest payment date occurring at least six months after such Change of Control, Holdings shall give written notice to the holders of the Exchange Notes of such redemption rights. Upon receipt of any such notice, each holder of Exchange Notes may require Holdings to redeem, at a redemption price equal to the outstanding principal amount of and accrued and unpaid interest on such Exchange Notes, together with a premium thereon in an amount equal to one percent (1%) of such principal amount and accrued and unpaid interest to be redeemed, and all accrued and unpaid interest on such principal amount, up to the lesser of (i) all of the Exchange Notes held by such holder and (ii) such aggregate amount of the Exchange Notes held of record by such holder as shall equal the product of (A) the Cash Available for Redemption multiplied by (B) a ratio, the numerator of which shall be equal to the redemption price of all of the Exchange Notes in respect of which such holder shall have exercised his demand redemption right and the denominator of which shall be equal to the aggregate redemption price for all of the Exchange Notes in respect of which the holders thereof shall have exercised their demand redemption right. Holdings will not be obligated to pay the redemption price due in connection with the redemption of any Exchange Notes as described in this paragraph (b) until ten business days after the redemption of all of the Notes required to be redeemed by the Company in connection with such Change of Control. The right of a holder of Exchange Notes to require Holdings to redeem, out of Cash Available for Redemption, any or all of such Exchange Notes following a Change of Control or any interest payment date occurring at least six months after such Change of Control will terminate to the extent that such holder fails to exercise his demand redemption right in respect of such Exchange Notes within the applicable exercise period following any date on which Holdings gives notice of such demand redemption rights.

         Subordination and Standstill Provisions. The payment of the principal, premium, if any, and interest on the Exchange Notes is subordinated in right of payment to the prior payment in full of all Senior Debt (as defined below) of Holdings, whether outstanding on the date of issuance of the Exchange Notes or thereafter created, incurred, assumed or guaranteed. Upon any distribution to creditors of Holdings in a liquidation, dissolution or winding up of Holdings or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Holdings or its property, the holders of Senior Debt will be entitled to receive payment in full in cash before the Exchange Noteholders are entitled to receive any payment. If any such distribution is made to the Exchange Noteholders before all Senior Debt has been paid in full or provision has been made for such payment, such distribution must be paid over to the holders of the Senior Debt. No such subordination will prevent the occurrence of an Event of Default (as defined below).

         During the continuance of (i) any default in the payment of the principal, premium, if any, or interest on Senior Debt in an aggregate principal amount of at least $10 million, including principal or interest which has become due by reason of acceleration, or (ii) any other default, in respect of which Holdings shall have been notified in writing by the holder of such Senior Debt or any trustee therefor, with respect to Senior Debt in an aggregate principal amount of at least $10 million permitting the holders thereof to accelerate the maturity thereof, no payment may be made on the Exchange Notes, and payments may thereafter be resumed only if both such default or any subsequent default shall have been cured or waived or shall cease to exist; provided that, in the event that a Senior Debt default (other than any such Senior Debt default of a nature described in clause (i) of this paragraph) shall have occurred and be continuing, the restrictions set forth in this paragraph shall, unless all of the Senior Debt in respect of which such Senior Debt default shall have occurred and be continuing shall have been declared due and payable under any acceleration provision applicable thereto and such declaration shall not have been waived, rescinded or annulled, cease to apply upon the earliest of (A) two hundred seventy (270) days after the occurrence of such Senior Debt default or
(B) the date on which all Senior Debt defaults under such Senior Debt shall have been cured or waived; provided, further, that the restrictions set forth in this paragraph on payments with respect to the Exchange Notes in the event that a Senior Debt default (other than any such Senior Debt default of a nature described in clause (i) of this paragraph) may be invoked no more than one (1) time in any three hundred sixty-five (365) day period, unless all of the Senior Debt in respect of which such Senior Debt default shall have occurred and be continuing shall have been declared due and payable under any acceleration provision applicable thereto and such declaration shall not have been waived, rescinded or annulled. If any such payment is made to the Exchange Noteholders before all Senior Debt has been paid in full or provision has been made for such payment, such payment must be paid over to the holders of the Senior Debt.

         Holders of the Exchange Notes may not take any action to accelerate the maturity of the indebtedness evidenced by the Exchange Notes unless all Senior Debt shall have been paid in full in cash or all Senior Debt shall theretofore have become due and payable.

         Holders of the Exchange Notes may not commence any action or proceeding against Holdings to recover all or any part of any indebtedness evidenced by the Exchange Notes or bring or join with any creditor in bringing, unless the holders of the Senior Debt then outstanding shall join therein, any proceeding against Holdings under any bankruptcy, reorganization, insolvency or similar law or statute unless and until all Senior Debt shall be paid in full in cash.

For purposes of the Exchange Notes, "Senior Debt" means

         (a)  All   obligations   and   liabilities  of  Holdings   (other  than
indebtedness represented by the Exchange Notes), direct or indirect, as to principal, interest (including post-petition interest whether or not an allowed claim), premium or otherwise, initially incurred or issued to institutional investors, whether outstanding on the date hereof or hereafter created or incurred, and whether at any time assigned or otherwise transferred to any other institutional investor or any other person, including but not limited to (i) all obligations and liabilities in respect of money borrowed or purchase money indebtedness by or of Holdings, (ii) all guarantees and endorsements (other than for collection or deposit in the ordinary course of business) of any such obligations and liabilities of others, such as but not limited to guarantees of any such obligation or liability of a subsidiary of Holdings, (iii) all obligations and liabilities secured by any mortgage, lien, pledge, security interest or other encumbrance in respect of property, whether incurred in connection with money borrowed or the acquisition of property, (iv) all obligations and liabilities in respect of any lease of property, and (v) reimbursement obligations with respect to letters of credit and interest rate protection agreements;

         (b)  All   obligations   and   liabilities  of  Holdings   (other  than
indebtedness represented by the Exchange Notes), direct or indirect, as to principal, interest, premium or otherwise with respect to any obligation, note, or debenture offered by Holdings for sale to the public in an offer structured so as to comply with applicable rules and regulations for a public offering in the jurisdiction or jurisdictions in which such obligation, note or debenture is offered, whether outstanding on the date hereof or hereafter created or incurred, which are not expressly made pari passu or subordinate to the Exchange Notes;

         (c) All obligations and liabilities of Holdings (other than indebtedness represented by the Exchange Notes) to which the Exchange Notes shall be expressly subordinated in writing by the holders of not less than a majority in aggregate principal amount of the Exchange Notes then outstanding;

         (d) All other obligations and liabilities of Holdings (other than indebtedness represented by the Exchange Notes); and

         (e) All renewals, extensions, modifications and refundings of any such obligation or liability;

unless in the case of either (a), (b), (c), (d) or (e), the terms of the agreement or instrument creating the obligation or liability provide that it is not senior to the Exchange Notes.

         Events of Default and Remedies. Subject to the subordination and standstill provisions described above under the heading "Subordination and Standstill Provisions": (i) upon the occurrence and continuation of any Event of Default (as defined below), then (a) in the case of any Event of Default specified in clause (a) or (d)(i) of the definition of "Event of Default," each holder of Exchange Note, and (b) in the case of any other Event of Default specified in clause (b) or (c) of the definition of "Event of Default," the holder or holders of record of at least twenty-five percent (25%) in aggregate principal amount of the Exchange Notes then outstanding, may proceed to protect and enforce his or their rights, as the case may be, by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant or condition, or in aid of the exercise of any power granted in the Exchange Notes, and may by notice in writing to Holdings declare all or any part of the unpaid balance of the Exchange Notes held by him to be forthwith due and payable, and the holder may proceed to enforce payment of such balance or part thereof in such manner as he may elect; and (ii) Holdings shall pay to the holder, upon demand, the reasonable costs and expenses

(including reasonable attorneys fees and expenses) incurred by the holder in connection with the enforcement of his rights and remedies arising upon the occurrence and continuance of an Event of Default.

         Anything in the Exchange Notes to the contrary notwithstanding, if any one or more Events of Default specified in clause (d)(ii) or (iii) of the definition of "Event of Default" shall occur and be continuing, then the holder or holders of record of at least twenty-five percent (25%) in aggregate principal amount of the Exchange Notes then outstanding may proceed to protect and enforce his or their rights by suit in equity for specific performance and/or action at law for damages; provided that the remedy, judgment, damages or other relief in equity or at law of any such holder or holders shall be limited to the right to seek specific performance of the obligation of Holdings to make payments in respect of interest accrued on the Exchange Notes or damages, as the case may be, to, and only to, the extent that Holdings shall have had cash available for interest payments (defined in the Exchange Notes similarly to Cash Available for Redemption) at the relevant date, determined in accordance with the Exchange Notes. Such remedy (i) shall be the sole and exclusive remedy at law or in equity of any such holder or holders of Exchange Notes in respect of any one or more Events of Default specified in clause (d)(ii) or (iii) of the definition of "Event of Default" and (ii) shall be subject to the subordination and standstill provisions described above under the heading "Subordination and Standstill Provisions."

         For purposes of the Exchange Notes, "Event of Default" means the occurrence and continuance of any of the following events:

         (a) Except as otherwise provided in clause (d) below, Holdings shall have failed, for a period of thirty days after written notice thereof, to make any principal, interest, fee or other payment on any of the indebtedness evidenced by the Exchange Notes (notwithstanding that such payment shall have been suspended pursuant to the subordination provisions hereof); or

         (b) Except as otherwise provided in clause (d) below, Holdings shall have failed duly to observe or perform in any material respect any other covenant, agreement or provision contained in the Exchange Notes other than those referred to in subdivision (a) above, and such failure shall have continued for a period of thirty days after written notice thereof; or

         (c) Any customary bankruptcy-type event with respect to Holdings shall have occurred and be continuing.

         (d) notwithstanding the foregoing clauses (a), (b) and (c),

                  (i) the failure of Holdings to pay interest payable on any interest payment date occurring after the earlier of (A) December 31, 2002 or (B) the Catch-up Date shall constitute an Event of Default to, and only to, the extent that Holdings shall fail to pay such interest in an amount at least equal to the amount of cash available for interest payments, determined in accordance with the Exchange Notes, as determined by Holdings as of a date within ten business days prior to each such interest payment date;

                  (ii) the failure of Holdings to make the interest payment described in paragraph (b) under the heading "--Interest" shall not constitute an Event of Default under the Exchange Notes to, and only to, the extent that Holdings shall fail to make such payment in an amount at least equal to the amount of cash available for interest payments, determined in accordance with the Exchange Notes, as determined by Holdings as of a date within ten business days prior to the Catch-up Date; and

                  (iii) the failure of Holdings to make any interest payment described in paragraph (c) under the heading "--Interest" shall constitute an Event of Default under the Exchange Notes to, and only to, the extent that Holdings shall fail to make such payment in an amount at least equal to the amount of cash available for interest payments, determined in accordance with the Exchange Notes, as determined by Holdings as of a date within ten business days prior to the relevant interest payment date.

                                  LEGAL MATTERS

         Certain legal matters related to the Notes offered hereby are being passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements and schedules of DESA Holdings Corporation at March 2, 1996 and March 1, 1997, and for each of the three years in the period ended March 1, 1997 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Heath Company (excluding Heathkit Division) as of December 31, 1996 and for the year then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


DESA HOLDINGS CORPORATION
  Report of Ernst & Young LLP..................................................................................... F-2
  Consolidated Balance Sheets as of March 2, 1996, March 1, 1997 and November 29, 1997
     (Unaudited).................................................................................................. F-3
  Consolidated Statements of Income for fiscal years ended February 25, 1995, March 2,
     1996 and March 1, 1997 and the  thirty-nine  weeks ended  November 30, 1996 and November
     29, 1997 (Unaudited)......................................................................................... F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for fiscal years ended
     February  25,  1995,  March 2, 1996 and  March 1, 1997 and the  thirty-nine weeks ended
     November 29, 1997 (Unaudited)          ...................................................................... F-5
  Consolidated Statements of Cash Flows for fiscal years ended February 25, 1995,
     March 2, 1996 and March 1, 1997 and the  thirty-nine  weeks ended  November 30, 1996 and November 29, 1997 (Unaudited)............................................................................ F-6
  Notes to Consolidated Financial Statements...................................................................... F-7

HEATH  COMPANY  (EXCLUDING  HEATHKIT  DIVISION) AND  SUBSIDIARY (A  WHOLLY-OWNED
SUBSIDIARY OF HEATH HOLDING CORP.)
  Report of Deloitte and Touche LLP............................................................................... F-22
  FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996:
    Balance Sheet................................................................................................. F-23
    Statement of Operations....................................................................................... F-24
    Statement of Shareholders' Equity............................................................................. F-25
    Statement of Cash Flows....................................................................................... F-26
    Notes to Financial Statements................................................................................. F-27
  FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED OCTOBER 5, 1997:
    Balance Sheet................................................................................................. F-32
    Statement of Operations....................................................................................... F-33
    Statement of Shareholders' Equity............................................................................. F-34
    Statement of Cash Flows....................................................................................... F-35
    Notes to Financial Statements................................................................................. F-36

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
DESA Holdings Corporation

         We have audited the accompanying consolidated balance sheets of DESA Holdings Corporation (the "Company") as of March 2, 1996 and March 1, 1997, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DESA Holdings Corporation at March 2, 1996 and March 1, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 1, 1997 in conformity with generally accepted accounting principles.

         As discussed in Note 3, the Company changed its method of determining the cost of inventory in 1996.


                                Ernst & Young LLP
New York, New York
April 4, 1997

                            DESA HOLDINGS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPTS NUMBER OF SHARES)
                                                               MARCH 2, 1996     MARCH 1, 1997    NOVEMBER 29, 1997
                                                             ----------------- -----------------  -----------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................    $       145        $     5,058       $       201
  Accounts receivable, net.................................         10,751             13,066            65,586
  Inventories:
     Raw materials.........................................            363                508               740
     Work-in-process.......................................          4,519              4,386             7,831
     Finished goods........................................         10,054             10,853            18,562
                                                                ----------         ----------        ----------
                                                                    14,936             15,747            27,133
  Deferred tax assets......................................          1,621              1,206             1,177
  Other current assets.....................................            218                555             1,154
                                                                ----------         ----------        ----------
Total current assets.......................................         27,671             35,632            95,251
Property, plant and equipment:
  Land.....................................................            390                390               390
  Buildings and improvements...............................          4,297              4,297             4,297
  Machinery and equipment..................................         22,144             24,892            28,582
  Furniture and fixtures...................................            655                640               640
                                                                ----------         ----------        ----------
                                                                    27,486             30,219            33,909
  Less accumulated depreciation............................         17,742             20,137            22,500
                                                                ----------         ----------        ----------
                                                                     9,744             10,082            11,409
Goodwill...................................................         41,947             40,829            39,999
Other assets...............................................          6,183              5,441            11,121
                                                                ----------         ----------        ----------
Total assets...............................................    $    85,545        $    91,984       $   157,780
                                                                ==========         ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................    $    10,890        $    17,997       $    25,114
  Accrued liabilities......................................          9,115              8,695            10,319
  Income taxes payable.....................................            810              1,156             2,705
  Current portion of long-term debt........................          8,050             16,350            22,355
                                                                ----------         ----------        ----------
Total current liabilities..................................         28,865             44,198            60,493
Long-term debt.............................................        149,709            130,600           240,500
Deferred tax liabilities...................................          2,079              1,664             1,663
Other liabilities..........................................            294                276               381
                                                                ----------         ----------        ----------
Total liabilities..........................................        180,947            176,738           303,037
Commitments
Series C redeemable preferred stock, $.01 par value;
   authorized -- 2,000,000 shares; issued and outstanding
   -- 17,600 shares at November 29, 1997 (liquidation
   preference $17,617,000 at November 29, 1997)                         --                 --            14,598
Stockholders' equity (deficit):
   Common stock, $.01 par value; authorized -- 30,000,000
     shares at March 2, 1996 and March 1, 1997 and 50,000,000
     shares at November 29, 1997; issued and outstanding --
     23,363,876 shares at March 2, 1996, 23,573,876 issued March 1,
     1997 and 12,606,163 shares at November 29, 1997.......            234                236               126
   Nonvoting common stock, $.01 par value; authorized --
     2,000,000 shares at March 2, 1996 and March 1, 1997 and
     3,000,000 shares at November 29, 1997; issued and
     outstanding -- 1,781,557 shares At March 2, 1996 and
     March 1, 1997 and 90,604 shares at November 29, 1997..             18                 18                 1
  Capital in excess of par value...........................         26,514             26,722            79,786
  Carryover predecessor basis adjustment...................        (32,309)           (32,309)          (32,309)
  Retained earnings (deficit)..............................        (89,829)           (79,113)         (206,997)
  Cumulative translation adjustment........................            (30)              (308)             (462)
                                                                ----------         ----------        ----------
Total stockholders' equity (deficit).......................        (95,402)           (84,754)         (159,855)
                                                                ----------         ----------        ----------
Total liabilities and stockholders' equity (deficit).......    $    85,545        $    91,984       $   157,780
                                                                ==========         ==========        ==========

                             See accompanying notes.

                                                   DESA HOLDINGS CORPORATION
                                               CONSOLIDATED STATEMENTS OF INCOME
                                                        (In thousands)


                                                                 Fiscal years ended                 Thirty-nine weeks ended
                                                    -----------------------------------------     ---------------------------
                                                    February 25,      March 2,       March 1,     November 30,   November 29,
                                                        1995            1996           1997           1996          1997
                                                    ------------     ---------       --------     ------------   ------------
                                                                                                          (Unaudited)
Net sales.....................................        $172,501       $186,324        $209,105       $173,587     $193,404
Operating costs and expenses:
  Cost of sales...............................         107,484        116,217         130,890        108,587      123,243
  Selling and administrative expenses.........          35,975         37,828          45,257         33,913       37,559
                                                        ------         ------          ------         ------       ------
Operating profit..............................          29,042         32,279          32,958         31,087       32,602

  Interest expense............................           5,777          7,073          14,509         11,105       11,321
                                                        ------         ------         -------        -------      -------
Income before provision for income taxes......          23,265         25,206          18,449         19,982       21,281
Provision for income taxes....................          10,064         10,703           7,733          8,378        8,769
                                                        ------         ------           -----          -----        -----
Income before extraordinary item..............          13,201         14,503          10,716         11,604       12,512
Extraordinary items, net of income tax of $1,723
   in 1996 and $1,495 in thirty-nine weeks
   November 29, 1997..........................              --          2,638              --             --        2,308
                                                      --------          -----        --------       --------        -----
Net income....................................          13,201         11,865          10,716         11,604       10,204
Less dividends on preferred stock.............             900            853              --             --           17
                                                            --             --              --             --           --
Income available for common stockholders......        $ 12,301       $ 11,012        $ 10,716       $ 11,604     $ 10,187
                                                      ========       ========        ========       ========     ========


                             See accompanying notes.

                                                      DESA HOLDINGS CORPORATION
                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                FISCAL YEARS ENDED FEBRUARY 25, 1995, MARCH 2, 1996 AND MARCH 1, 1997
                                    AND THE THIRTY-NINE WEEKS ENDED NOVEMBER 29, 1997 (UNAUDITED)
                                                           (IN THOUSANDS)


                                                                                        Carry-
                                                                                        Over
                                                                                        Pre-                               Total
                           Preferred   Preferred                            Capital   decessor                            Stock-
                            Stock       Stock                  Nonvoting   In Excess    Basis     Retained  Cumulative     holders'
                            Series      Series      Common      Common       Of Par     Adjust-   Earnings  Translation   Equity
                               A           B        Stock        Stock       Value      ment     (Deficit)   Adjustment   (Deficit)
                          ---------- ------------ ----------  -----------  ---------- --------- ----------  ----------- -----------
Balance at February
  26, 1994............... $   5,150  $     4,461  $     225   $      --     $ 24,752  $(32,309) $       12  $      (12) $     2,279
Net income...............        --           --         --          --           --        --      13,201          --       13,201
Dividends on
  preferred stock........       646          254         --          --           --        --        (900)         --           --
Exercise of stock option..       --           --          7          --          689        --          --          --          696
Translation adjustment....       --           --         --          --           --                    --          18           18
                            -------  -----------  ---------   ---------     --------  --------  ----------  ----------  -----------
Balance at February
  25, 1995................    5,796        4,715        232          --       25,441   (32,309)     12,313           6       16,194
Net income................       --           --         --          --           --        --      11,865          --       11,865
Dividends on
  preferred stock.........      622          231         --          --           --        --        (853)         --           --
Redemption of
  preferred stock.........   (6,418)      (4,946)        --          --           --        --          --          --      (11,364)
Exercise of stock options.       --           --          2          --          200        --          --          --          202
Exercise of BT warrant....       --           --         --          18          873        --          --          --          891
Dividends on common
  stock and nonvoting
  common stock............       --           --         --          --           --        --    (113,154)         --     (113,154)
Translation adjustment....       --           --         --          --           --        --          --         (36)         (36)
                            -------  -----------  ---------   ---------     --------  --------  ----------  ----------  -----------
Balance at March 2, 1996..       --           --        234          18       26,514  (32,309)     (89,829)        (30)     (95,402)
Net income...............        --           --         --          --           --        --      10,716          --       10,716
Exercise of stock options.       --           --          2          --          208        --          --          --          210
Translation adjustment....       --           --         --          --           --        --          --        (278)        (278)
                            -------  -----------  ---------   ---------     --------  --------  ----------  ----------  -----------
Balance at March 1, 1997..       --           --        236          18       26,722   (32,309)    (79,113)       (308)     (84,754)
Net income................       --           --         --          --           --        --      10,204          --       10,204
Repurchase of
  common stock............       --           --         (1)         --          (29)       --          --          --          (30)
Exercise of stock options.       --           --         --          --            5        --          --          --            5
Exercise of stock options
  simultaneously with
  recapitalization........       --           --          2          --          148        --          --          --          150
Repurchase of common
  stock related to
  recapitalization........       --           --       (237)        (18)     (26,846)       --    (138,071)         --     (165,172)
Issuance of common
  stock related to
  recapitalization........       --           --        126           1       82,273        --          --          --       82,400
Expenses related to
  recapitalization........                                                    (5,489)                                        (5,489)
Issuance of warrants......       --           --         --          --        3,002        --          --          --        3,002
Dividends on
  preferred stock.........       --           --         --          --           --        --         (17)         --          (17)
Translation adjustment....       --           --         --          --           --        --          --        (154)        (154)
                            -------  -----------  ---------   ---------     --------  --------  ----------  ----------  -----------
Balance at November
  29, 1997................       --  $        --  $     126           1     $ 79,786  $(32,309) $ (206,997) $     (462) $  (159,855)
                            =======  ===========  =========   =========     ========  ========  ==========  ==========  ===========

                                                       See accompanying notes.

                                                      DESA HOLDINGS CORPORATION
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           (In thousands)

                                                                   Fiscal years ended                 Thirty-nine weeks ended
                                                       -----------------------------------------    ------------------------------
                                                       February 25,     March 2,       March 1,     November 30,      November 29,
                                                           1995           1996           1997           1996              1997
                                                      -------------- -------------- -------------- -------------- --------------
                                                                                                           (Unaudited)
Operating activities
Net income...........................................    $13,201       $  11,865       $10,716        $11,604            $10,204
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation.......................................      2,148           2,332         2,432          2,036              2,363
  Amortization.......................................      1,966           1,963         2,104          1,568              1,570
  Deferred income taxes..............................     (1,260)            964            --             --                 28
  Equity in undistributed earnings of joint  venture.       (109)           (119)         (132)           (87)             (124)
  Extraordinary item.................................         --           2,638            --             --              2,308
  (Increase) decrease in operating assets............
    Accounts receivable, net.........................     (2,656)          4,431        (2,315)       (48,856)          (52,520)
    Inventories......................................     (6,474)            (67)         (811)        (4,608)          (11,386)
    Other current assets.............................        (43)            (64)         (337)           125              (599)
  Increase (decrease) in operating liabilities:
    Accounts payable.................................      6,867          (3,224)        7,107         15,836              7,117
    Accrued liabilities..............................      3,824          (2,516)         (694)         4,213              1,607
    Income taxes payable.............................        833           1,380           346          4,743              3,834
    Other liabilities................................         40            (208)          (18)           (13)               105
                                                         -------       ---------       -------        -------            -------
Net cash provided by (used in) operating activities..     18,337          19,375        18,398        (13,439)           (35,493)
                                                         -------       ---------       -------        -------            -------

Investing activities
Capital expenditures.................................     (1,499)         (2,122)       (2,770)        (1,570)            (3,690)
Dividends received from joint venture................        196             112           132            111                124
Purchase of Toro assets..............................       (873)             --            --             --                 --
Other................................................         --             (50)         (244)           (31)               270
                                                         -------       ---------       -------        -------            -------
Net cash used in investing activities................     (2,176)         (2,060)       (2,882)        (1,490)            (3,296)
                                                         -------       ---------       -------        -------            -------

Financing activities
Recapitalization Transaction:
  Proceeds from new Term Loans.......................         --         155,000            --             --            100,000
  Proceeds from new revolver loan....................         --           9,900            --             --             35,500
  Proceeds from the issuance of notes................         --              --            --             --           130,000
  Proceeds from exercise of BT Warrant...............         --             891            --             --                 --
  Redemption of Series A Preferred Stock.............         --          (6,418)           --             --                 --
  Redemption of Series B Preferred Stock.............         --          (4,946)           --             --                 --
                                                              --         (50,950)           --             --           (183,095)
  Dividends paid on common stock and                          --        (113,154)           --             --                 --
    nonvoting common stock...........................
  Payment of expenses................................         --          (5,673)           --             --           (16,772)
  Proceeds from issuance of Series C                          --             --             --             --             14,598
    Redeemable Preferred Stock.......................
  Proceeds from issuance of warrants.................         --              --            --             --             3,002
  Exercise of stock options..........................         --             --             --             --                150
  Proceeds from issuance of common stock.............                                                                     82,400
  Payments for repurchase of common stock............         --              --            --             --           (165,172)
Increase (decrease) in revolving loan................         --          (7,141)       (2,759)        19,815             43,000
Principal payments of old Term Loans.................     (2,250)        (11,050)           --             --             (6,855)
Principal payments of new Term Loans.................         --              --        (8,050)        (4,830)                --
Decrease in promissory notes.........................        (97)             --            --             --             (2,645)
Exercise of stock options............................        696             202           210            201                  5
Repurchase of common stock...........................         --              --            --             --                (30)
                                                         -------       ---------       -------        -------            -------
Net cash provided by (used in) financing activities..     (1,651)        (17,989)      (10,599)        15,186             34,086
                                                         -------       ---------       -------        -------            -------
Effect of exchange rates on cash.....................         63              (1)           (4)            (9)              (154)
                                                         -------       ---------       -------        -------            -------
Increase (decrease) in cash and cash
equivalents for the period...........................     14,573         (16,025)        4,913            248             (4,857)
Cash and cash equivalents at beginning of period.....      1,597          16,170           145            145              5,058
                                                         -------       ---------       -------        -------            -------
Cash and cash equivalents at end of period...........    $16,170       $     145       $ 5,058        $   393            $   201
                                                         =======       =========       =======        =======            =======

                                                       See accompanying notes.

                            DESA HOLDINGS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Fiscal years ended February 25, 1995, March 2, 1996 and March
              1, 1997 and the thirty-nine weeks ended November 30,
                           1996 and November 29, 1997
                  (information for the thirty-nine weeks ended
              November 30, 1996 and November 29, 1997 is unaudited)

1.  Organization and Basis of Presentation

     DESA Holdings Corporation ("Holdings") was formed in 1993 by (i) a contribution of $13.5 million by a group of investors formed by Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a privately held investment firm, for 13,500,000 shares of $.01 par value common stock which represents 60% of the outstanding voting shares of Holdings, with the remaining 9,000,000 shares acquired by the management shareholders of DESA Holding Corp. ("Old Holdings") in exchange for 140,831 shares of Old Holdings, (ii) 200,000 shares of Series A variable rate cumulative Preferred Stock issued to BT Investment Partners, Inc. ("Bankers Trust") and (iii) 176,000 shares of Series B variable rate cumulative Preferred Stock issued to CIGNA Investments and Mutual Benefit Life Insurance Company ("CIGNA/Mutual"). Bankers Trust also received a warrant to purchase 1,781,557 shares of common stock of Holdings (the "BT warrant") at a price of $.50 per share and the management shareholders received options to purchase 695,876 shares of common stock of Holdings (see Note 7). The fair market values assigned to these warrants and options were $1,781,557 and $695,876, respectively. In December 1993, Holdings acquired all of the outstanding common shares of DESA International, Inc. (the "Restructuring" transaction). This Restructuring met the criteria under the Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions". Consequently, management's entire residual interest in Holdings was valued at its predecessor basis and is shown as a Carryover Basis Adjustment of $32,308,744, which reduces stockholders' equity on the consolidated balance sheet whereas Hicks Muse's residual interest was valued at fair value.

     Holdings was refinanced on January 12, 1996 through new borrowings ("new Term Loans") via a new credit agreement with Bankers Trust. In conjunction with this transaction, Holdings paid a dividend of $113,154,449 to the holders of common stock and nonvoting common stock, redeemed all outstanding shares of Series A and Series B preferred stock including payment of the accrued preferred stock dividends and repaid the outstanding balance of the old Term Loans.

     In addition, as part of the refinancing in January 1996, Holdings issued 1,781,557 shares of nonvoting common stock in conjunction with the exercise of the BT warrant. Each share of nonvoting common stock, at the option of the holder, is convertible into one share of common stock, subject to certain restrictions.

     Since the refinancing in January 1996 did not result in a change in the controlling interest held by the management shareholders and Hicks Muse, a change in the accounting basis under generally accepted accounting principles to reflect the current market value was not applied. Therefore, the above described transactions (the "1996 Recapitalization") have been accounted for as a recapitalization with all amounts paid to the management shareholders, Bankers Trust, Hicks Muse and CIGNA/Mutual being recorded as reductions in stockholders' equity.

2.  Company Operations

     Holdings   is   engaged,   through  its   wholly-owned   subsidiary,   DESA
International, Inc. ("DESA"), in the manufacturing and marketing of various consumer product lines, including zone heating products and specialty products. No single customer accounted for more than 10% of net sales in fiscal year 1995. Two customers, which operate in the hardware homecenter industry, accounted for 10% and 11% of net sales, respectively, in fiscal year 1996 and 13% and 11% of net sales, respectively, in fiscal year 1997. Other than a small amount of goodwill, Holdings has no material assets, operations or cash flows independent of DESA and, accordingly, separate financial statements for DESA have not been provided, as management believes that such financial statements are not material to an investor.

                            DESA HOLDINGS CORPORATION

3.  Summary of Significant Accounting Policies

Fiscal Year

     Holdings' fiscal year ends on the Saturday closest to February 28. The fiscal years for the financial statements included herein ended on March 1, 1997 (52 weeks), March 2, 1996 (53 weeks), and February 25, 1995 (52 weeks).

Consolidation

     The accompanying consolidated financial statements include the accounts of DESA Holdings Corporation and its wholly-owned subsidiary, DESA International, Inc., and its wholly-owned subsidiaries, DESA Industries of Canada, Inc. and DESA Europe B.V. All significant intercompany accounts and transactions have been eliminated. Holdings' 50% interest in a joint venture is accounted for using the equity method.

Interim Financial Information

     The interim consolidated financial statements as of November 29, 1997 and for the thirty-nine weeks ended November 30, 1996 and November 29, 1997 and related disclosures in these notes are unaudited. The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the thirty-nine weeks ended November 29, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 1998.

Derivative Financial Instruments

     Holdings utilizes an interest rate protection agreement to reduce interest rate risk to effectively convert floating rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future income. Gains and losses pertaining to such agreement are recorded over the lives of the debt agreements as an adjustment to interest expense.

     Holdings utilizes forward exchange foreign currency contracts to reduce foreign exchange risks that arise from foreign exchange rate movements between the dates that foreign currency transactions are recorded and the date they are consummated. Gains and losses related to qualifying hedges of currency risk exposure are deferred as adjustments to carrying amounts of the related assets when the hedged transactions occur.

Cash Equivalents

     Holdings considers all highly liquid investments purchased with a maturity of three months or less when purchased to be cash equivalents.

 Inventories

     Inventories are stated at the lower of cost or market. Effective February 26, 1995, Holdings changed its method of determining the cost of all its United States' inventories from the first-in, first-out (FIFO) method to the last-in, first-out (LIFO) method. Holdings believes the LIFO method results in a better matching of current costs with current revenues.

                            DESA HOLDINGS CORPORATION

3.  Summary of Significant Accounting Policies (continued)

     At March 2, 1996 and March 1, 1997, approximately 95% and 88%, respectively, of the total inventory balance is priced at LIFO. The effect of the change in fiscal year 1996 and 1997 was to increase pre-tax income by $95,000 and $278,000, respectively. The cumulative effect of this accounting change and the pro forma effects on prior years' earnings have not been included because such effects are not reasonably determinable.

     If the LIFO method of valuing inventories was not used, total inventories would have been $95,000 and $373,000 lower than reported at March 2, 1996 and March 1, 1997, respectively.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized whereas maintenance and repairs are expensed as incurred. Upon disposition, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

     Depreciation of plant and equipment is determined on the straight-line basis over the following estimated useful lives:


Buildings and improvements........................................ 33 years
Machinery and equipment........................................... 5-12 years
Furniture and fixtures............................................ 5-10 years
Tooling and molds................................................. 3 years

Income Taxes

Holdings accounts for income taxes using the liability method as required by Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("FAS 109"). Under the provisions of FAS 109, deferred tax assets and liabilities are determined based on tax rates expected to be in effect when the taxes will actually be paid or refunds received.

Financing Costs

     Financing costs are amortized using the interest method over the life of the related debt instrument. The amortization of these financing costs is included in selling and administrative expenses in the consolidated statements of income.

Goodwill

     Goodwill is amortized on the straight-line basis over 40 years and is recorded at cost less accumulated amortization. Holdings systematically reviews the recoverability of its goodwill by comparing the unamortized carrying value to anticipated undiscounted future cash flows. Any impairment is charged to expense when such determination is made. Accumulated amortization at March 2, 1996 and March 1, 1997 was $2,542,000 and $3,660,000, respectively.

                            DESA HOLDINGS CORPORATION

3.  Summary of Significant Accounting Policies (continued)

Warranty Costs

     Holdings warrants its products against defects in design, materials and workmanship generally for 6 months to 2 years depending upon the product. A provision for estimated future costs related to warranty expense is recorded on an accrual basis when products are shipped.

Foreign Currency Translation

     All assets, liabilities and results of operations are measured in the primary currency ("functional currency") in which each entity conducts its business. Assets and liabilities denominated in a currency other than the functional currency are remeasured and stated in the functional currency based on current or historical exchange rates. Gains or losses arising therefrom are included in net income. Adjustments resulting from translating foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders' equity (deficit) called "Cumulative Translation Adjustment." Revenues and expenses are translated into U.S. dollars at average monthly exchange rates. The Canadian dollar has been determined to be the functional currency for Holdings' Canadian subsidiary and the Netherlands Guilder as the functional currency for the European subsidiary.

Impact of Recently Issued Accounting Pronouncements

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," was issued in June 1997. Holdings will be required to adopt the new standard for the fiscal year ending February 27, 1999, although early adoption is permitted. The primary objective of this statement is to report and disclose a measure ("Comprehensive Income") of all changes in equity of a company that result from transactions and other economic events of the period other than transactions with owners. Holdings will adopt this statement in fiscal year 1999 and does not anticipate that the statement will have a significant impact on its financial statements.

     Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997. Holdings will be required to adopt the new standard for the fiscal year ending February 27, 1999, although early adoption is permitted. This statement requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Holdings will adopt this statement in fiscal year 1999 and does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results can differ from those estimates.

4.  Accounts Receivable

     Accounts receivable are net of an allowance for doubtful accounts of $1,108,000, $936,000 and $962,000 at March 2, 1996, March 1, 1997 and November
29, 1997, respectively.

                            DESA HOLDINGS CORPORATION

5.  Financing Arrangements

Outstanding borrowings consist of the following (in thousands):


                                                                            March      March       November
                                                                             2,          1,           29,
                                                                            1996        1997         1997
                                                                          --------   ---------    ----------
                                                                                                  (Unaudited)
Senior Subordinated Notes 97/8%......................................... $      --   $      --     $130,000
Bankers Trust Co. and Various Banks Tranche A Term
  Loan (weighted average interest rate of 7.72% in
  1996, 8.04% in 1997, and 8.24% for the
  thirty-nine weeks ended November 29, 1997)............................   100,000      92,500     $     --
Bankers Trust Co. and Various Banks Tranche B Term
  Loan (weighted average interest rate of 9.22% in
  1996, 8.54% in 1997, and 8.73% for the
  thirty-nine weeks ended November 29, 1997)............................    55,000      54,450           --
Bankers Trust Co. and Various Banks Revolving Loan
  Commitment (weighted average interest rate of
  7.40% in 1996 and 8.24% in 1997 and 8.32% for
  the thirty-nine weeks ended November 29, 1997)........................     2,759          --           --
NationsBank and Various Banks Tranche A Term
  Loan (interest rate of 8.16% at November 29, 1997)....................        --          --       50,000
NationsBank and Various Banks Tranche B Term
  Loan (interest rate of 8.53% at November 29, 1997)....................        --          --       50,000
NationsBank and Various Banks Working Capital Loan
  Commitment (interest rate of 7.94% at November 29, 1997)..............        --          --       32,855
                                                                         ---------   ---------     --------
Total outstanding borrowings............................................   157,759     146,950      262,855
Less current portion:
Working Capital Loan Commitment.........................................        --          --       17,855
  Tranche A Term Loan...................................................     7,500      13,700        3,500
  Tranche B Term Loan...................................................       550       2,650        1,000
                                                                         ---------   ---------     --------
                                                                         $ 149,709   $ 130,600     $240,500
                                                                         =========   =========     ========

     As part of the 1996 Recapitalization discussed in Note 1, Holdings entered into a new credit agreement on January 12, 1996 with Bankers Trust Co. and various banks that consists of a Revolving Loan Commitment of up to $65,000,000, a Tranche A Term Loan Commitment of $100,000,000 and a Tranche B Term Loan Commitment of $55,000,000.

                            DESA HOLDINGS CORPORATION

5.  Financing Arrangements (continued)

         The Revolving Loan Commitment period extends to August 31, 2001. Holdings can utilize up to $10,000,000 in letters of credit under this commitment. As of March 2, 1996 and March 1, 1997, Holdings has approximately $1,531,000 and $1,131,000, respectively, in standby letters of credit outstanding. Currently, interest is payable at the prime rate plus 1.25% or LIBOR plus 2.5% at Holdings' option.

     Borrowings are generally limited to specific percentages of eligible trade receivables and inventory. Holdings pays commitment fees of 1/2 of 1% per annum on the daily unutilized Revolving Loan Commitment.

     The Tranche A Term Loan Commitment period extends to August 31, 2001 with current interest payable at the prime rate plus 1.25% or LIBOR plus 2.5% at Holdings' option. Once repaid, Tranche A Term Loans may not be reborrowed.

     The Tranche B Term Loan Commitment period extends to February 28, 2003 with current interest payable at the prime rate plus 1.75% or LIBOR plus 3.0% at Holdings' option. Once repaid, Tranche B Term Loans may not be reborrowed.

     Commencing in fiscal 1997, the required annual repayments under the Tranche A and Tranche B Term Loans are increased by 75% (50% if certain leverage ratios are met) of any excess cash flows at the end of the fiscal year, as defined. Under the terms of this provision, Holdings is obligated to make additional payments in fiscal 1998 of $5,800,000 (Tranche A -- $3,700,000 and Tranche B -- $2,100,000).

     Holdings' management believes the book values of its term loans approximate market value. Market value is determined based on the effective interest rate at which Holdings could borrow funds with similar remaining maturities.

     Holdings purchased an interest rate protection agreement in June 1996 which limits the maximum interest rate payable on the Term Loans to 8%. Holdings is required to purchase an interest rate protection agreement on an annual basis for 50% of the aggregate outstanding principal amount of its Term Loans until the aggregate outstanding principal amount is less than $75,000,000. The New Credit Facility discussed in Note 15, does not contain an interest rate protection agreement requirement.

     This credit agreement includes various restrictive covenants which, among other things, prohibit payment of dividends to common stockholders, set maximum limits on capitalized lease obligations and capital expenditures, require minimum consolidated EBITDA (as defined) levels, and set consolidated interest coverage and leverage ratios.
Substantially all of Holdings' assets are pledged under these loan agreements.

     Cash payments for interest for the years ended February 25, 1995,  March 2,
1996,  and  March  1,  1997,  were  $5,425,000,   $8,186,000,  and  $13,656,000,
respectively.

     As part of the 1998 Recapitalization discussed in Note 15, Holdings entered into a new credit agreement on November 26, 1997 with NationsBank, N.A., UBS Securities LLC and Nationsbanc Montgomery Securities, Inc. that consists of a Working Capital Loan Commitment of up to $75,000,000, a Tranch A Term Loan Commitment ("New Tranche A Term Loan") of $50,000,000, a Tranche B Term Loan
Commitment ("New Tranche B Term Loan") of $50,000,000, an Acquisition Loan Commitment of $20,000,000 and a Swing Line Commitment of up to $5,000,000. In addition, DESA issued $130,000,000 aggregate principal amount of Senior Su bordinated Notes ("Senior Notes").

                            DESA HOLDINGS CORPORATION

         The Working Capital Loan Commitment period extends to November 26, 2003. Holdings can utilize up to $10,000,000 in letters of credit under this commitment. As of November 29, 1997, Holdings has approximately $900,000 in standby letters of credit outstanding. Currently, interest is payable at the prime rate plus 1.25% or LIBOR plus 2.25% at Holdings' option.

     Borrowings are generally limited to specific percentages of eligible trade receivables and inventory. Holdings pays commitment fees of 1/2 of 1% per annum on the daily unutilized Working Capital Loan Commitment.

     The new credit agreement requires a Clean-Up Period, as defined, under the Working Capital Loan Commitment, for a period of thirty consecutive days occurring between January 1 and May 30 in each calendar year commencing January 1, 1998. During the Clean-Up Period, the sum of the Working Capital advances, Letter of Credit advances and Swing Line Advances outstanding shall not exceed $15,000,000.

     The New Tranche A Term Loan commitment period extends to November 26, 2003 with current interest payable at the prime rate plus 1.25% or LIBOR plus 2.25% at Holdings' option. Once repaid, New Tranche A Term Loan may not be reborrowed.

     The New Tranche B Term Loan commitment period extends to November 26, 2003 with current interest payable at the prime rate plus 1.625% or LIBOR plus 2.625% at Holdings' option. Once repaid, New Tranche B Term Loan may not be reborrowed.

     The Acquisition Loan commitment period extends to November 26, 2003 with current interest payable at the prime rate plus 1.625% or LIBOR plus 2.625% at Holdings' option. Once repaid, Acquisition Loans may not be reborrowed.

     The Swing Line loan commitment period extends to November 26, 2003 with current interest payable at the prime rate plus 1.25%.

     The Senior Notes are due on December 15, 2007 with current interest payable at 97/8% per annum. The Senior Notes can be redeemed earlier upon the occurrence of certain events, as defined.

     The following table shows the required future repayments under the financing arrangements as of November 29, 1997 (in thousands):


                                                 New            New           Senior          Working
                                              Tranche A      Tranche B     Subordinated     Capital Loan
                                              Term Loan      Term Loan         Notes         Commitment     Total
                                              ---------      ---------     ------------     ------------   -------
For the year ending November 30, 1998......   $ 3,500        $ 1,000               --           17,855     $22,335
For the year ending November 30, 1999......     6,500          1,000               --               --       7,500
For the year ending November 30, 2000......    10,000          1,000               --               --      11,000
For the year ending November 30, 2001......    10,000          1,000               --               --      11,000
For the year ending November 30, 2002......    10,000          1,000               --               --      11,000
Thereafter.................................    10,000         45,000          130,000           15,000     200,000
                                              -------       --------         --------          -------    --------
                                              $50,000       $ 50,000         $130,000          $32,855    $262,855
                                              =======       ========         ========          =======    ========

                            DESA HOLDINGS CORPORATION

     Commencing in fiscal 1999, the required annual repayments under the New Tranch A and Tranche B Term Loans are increased by 50% of any excess cash flows at the end of the fiscal year, as defined.

     Holdings' management believes the book values of its term loans approximate market value. Market value is determined based on the effective interest rate at which Holdings could borrow funds with similar remaining maturities.

     This credit agreement includes various restrictive covenants which, among other things, prohibit payment of dividends to common stockholders, set maximum limits on capitalized lease obligations and capital expenditures, and set consolidated interest coverage, fixed charge coverage and leverage ratios. Substantially all of Holdings' assets are pledged under these loan agreements.

6.  Income Taxes

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of Holdings' deferred tax liabilities and assets are as follows (in thousands):


                                                    February 25,      March 2,       March 1,
                                                        1995            1996           1997
                                                    ------------     ----------     ---------
Deferred tax liabilities:
  Depreciation and amortization....................    $ 1,861         $2,079         $1,792
  Inventory reserves, including LIFO...............         --             --            146
  Other-- net......................................         --             --             35
                                                    -------------    -----------    -----------
Total gross deferred tax liabilities...............      1,861          2,079          1,973
                                                    =============    ===========    ===========
Deferred tax assets:
  Allowance for doubtful accounts..................        390            402            324
  Inventory reserves, including LIFO...............        421             72             --
  Accrued expenses.................................      1,556          1,147          1,028
  Other-- net......................................         --             --            163
                                                    -------------    -----------    -----------
Total gross deferred tax assets....................      2,367          1,621          1,515
                                                    -------------    -----------    -----------
Net deferred tax liabilities.......................    $  (506)        $  458         $  458
                                                    =============    ===========    ===========

     No valuation allowance is necessary as management believes that all deductible temporary differences will be utilized as charges against reversals of future taxable temporary differences and future taxable income.

                            DESA HOLDINGS CORPORATION

     The provision for income taxes consists of the following (in thousands):

                                                                                Thirty-nine weeks ended
                                                       Fiscal Year              ------------------------
                                                       -----------              November 30, November 29,
                                             1995          1996         1997       1996         1997
                                          ----------    -----------   --------- -----------  -----------
                                                                                        (Unaudited)
Current:
  Federal................................  $   9,356       $  6,191     $ 5,821    $  6,444      $ 4,207
  State and local........................      1,758          1,389       1,110         832        1,003
  Foreign................................        210            436         802       1,102        1,352
                                          ----------    -----------   --------- -----------  -----------
                                              11,324          8,016       7,733       8,378        6,562

Deferred:
  Federal................................    (1,066)            855          --          --         (65)
  State and local........................      (194)            109          --          --         (13)
                                          ----------    -----------   --------- -----------  -----------
                                             (1,260)            964          --          --         (78)
                                          ----------    -----------   --------- -----------  -----------
Total....................................   $ 10,064       $  8,980     $ 7,733    $  8,378     $  6,484
                                          ==========    ===========   ========= ===========  ===========

     The income statement classification of the provision for income taxes is as follows (in thousands):

                                                                                     Thirty-nine weeks ended
                                                                                   ----------------------------
                                                     Fiscal year                    November 30,   November 29,
                                         1995           1996           1997             1996           1997
                                       ---------     ----------     ----------     --------------  ------------
                                                                                           (Unaudited)
Income tax expense attributable          $10,064        $10,703         $7,733             $8,378        $8,769
  to continuing operations............
Extraordinary item....................        --         (1,723)            --                 --        (2,285)
                                       ---------     ----------     ----------     --------------  ------------
Total.................................   $10,064         $8,980         $7,733             $8,378        $6,484
                                       =========     ==========     ==========     ==============  ============

     Included in earnings before income tax expense and extraordinary item for the years ended February 25, 1995, March 2, 1996, and March 1, 1997 are foreign earnings of $323,000, $747,000, and $1,688,000, respectively.

                            DESA HOLDINGS CORPORATION

6.  Income Taxes (continued)

     Undistributed earnings of Holdings' foreign subsidiaries amounted to approximately $1,830,000 at March 1, 1997. Approximately $1,438,000 of those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, Holdings would be subject to both U.S. income taxes (net of foreign tax credits) and withholding taxes payable to the various foreign countries. In the event that these indefinitely reinvested earnings were distributed, it is estimated that U.S. federal and state income taxes, net of foreign tax credits of approximately $564,000, would be due.

 The effective income tax rate differs from the statutory rate as follows (in thousands):

                                                                                     Thirty-nine weeks ended
                                                                                   ----------------------------
                                                     Fiscal year                    November 30,   November 29,
                                                   1995         1996       1997         1996           1997
                                                ---------    ---------  ---------  --------------  ------------
                                                                                           (Unaudited)
Federal income tax at statutory
  rate......................................     $ 8,143      $ 8,822     $6,457        $6,996         $6,653
State income tax, net of Federal
  benefit...................................       1,017          974        722           541            645
Foreign income taxes........................          97          436        212           446            784
Other-- net.................................         807          471        342           395            687
                                                     ---          ---        ---           ---            ---
Provision for income taxes..................     $10,064      $10,703     $7,733        $8,378         $8,769
                                                 =======      =======     ======        ======         ======

     Cash payments for income taxes for the years ended February 25, 1995, March 2, 1996, and March 1, 1997 were $10,344,000, $8,174,000, and $7,387,000, respectively.

7.  Stockholders' Equity

Preferred Stock

     Prior to the 1996 Recapitalization (see Note 1), Holdings was authorized to issue 2,000,000 shares of Preferred Stock of which 465,000 shares were designated Series A variable rate cumulative Preferred Stock and 265,000 shares were designated Series B variable rate cumulative Preferred Stock. The issued shares were nonvoting.

Series A and B Preferred Stock

     The holders of Series A variable rate cumulative Preferred Stock ("Series A") and the holders of Series B variable cumulative Preferred Stock ("Series B") were entitled, until redemption, to receive quarterly dividends at various rates, as defined, of the stated value per share.

     Preferred dividends accrued for fiscal 1995 and 1996 were $899,925 and $853,100 which were paid in 25,833 and 24,888 shares of Series A and 10,164 and 9,236 shares of Series B, respectively.

                            DESA HOLDINGS CORPORATION

Series A and B Preferred Stock (continued)

     As part of the 1996 Recapitalization transactions discussed in Note 1, Holdings redeemed and canceled the outstanding shares of Series A and Series B, in whole, at a price equal to the stated value per share plus the dividends which were accrued and unpaid but not added to the stated value.

Stock Option Plan

     In March 1994, Holdings established the 1994 Stock Option Plan which terminates in ten years and provides for the issuance of incentive stock options or nonqualified stock options for 1,169,261 shares of common stock. The stock options may be granted to key employees or eligible nonemployees, as defined, as determined by the Option Committee of the Board of Directors, and the term of the options cannot exceed ten years from the grant date. The exercise price of the incentive options shall be equal to or greater than the fair market value of the common stock on the date of grant, and the exercise price of the nonqualified options is determined by the Option Committee.

     Holdings adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," during fiscal 1997. SFAS 123 requires Holdings to either adopt a fair value based method of expense recognition for all stock based compensation awards, or provide pro forma net income information as if the recognition and measurement provisions of SFAS 123 had been adopted. Holdings decided to account for its stock based compensation awards following the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). APB 25 requires compensation expense to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. Holdings' stock based awards consist of stock options with an exercise price equal to market price on the date of grant. As such, Holdings has not recorded compensation expense in connection with these awards. The fair value of the options was estimated at the date of grant using a minimum value method with a risk free interest rate ranging from 5.47% to 6.42%, a 0% dividend yield and an average life of one to three years. The effect of applying the SFAS 123 fair value method to Holdings' stock based awards results in net income that is not materially different from the amount reported.

     In fiscal 1995, 1996 and 1997, Holdings issued options to purchase 871,876 shares, 75,000 shares, and 215,000 shares, respectively, of common stock, of which 176,000 incentive options, 51,000 incentive options, and 15,000 incentive options, respectively, vest in three equal annual installments commencing on the first anniversary date. The remaining 200,000 incentive options issued in fiscal 1997, 24,000 incentive options issued in fiscal 1996, and 695,876 nonqualified options issued in fiscal 1995 vest immediately upon grant. The weighted average fair value of an option granted during the year was $0.12 and $0.06 for the years ended March 2, 1996 and March 1, 1997, respectively.

                            DESA HOLDINGS CORPORATION

Stock Option Plan (continued)

      The following is a summary of transactions:


                                                                       Number
                                                                     of Shares
                                                                    ------------
Non qualified options:
  Outstanding at February 26, 1994..............................            --
  Granted in 1995 at $1.00 per share............................       695,876
  Exercised in 1995 at $1.00 per share..........................      (695,876)
                                                                    ------------
  Outstanding at February 25, 1995..............................            --
                                                                    ============

Incentive options:
  Outstanding at February 26, 1994..............................            --
  Granted on April 1, 1994 at $1.00 per share...................       176,000
  Forfeited in 1995 at $1.00 per share..........................       (12,000)
                                                                    ------------
  Outstanding at February 25, 1995 at $1.00 per share...........       164,000

  Granted on June 1, 1995 at $2.99 per share....................        24,000
  Exercised in 1996 at $1.00 per share..........................      (144,000)
  Exercised in 1996 at $2.99 per share..........................       (24,000)
  Forfeited in 1996 at $1.00 per share..........................       (20,000)
  Granted on February 22, 1996 at $1.00 per share...............        51,000
                                                                    ------------
  Outstanding at March 2, 1996 at $1.00 per share...............        51,000

  Granted on March 11, 1996 at $1.00 per share..................       100,000
  Granted on May 21, 1996 at $1.00 per share....................       100,000
  Granted on August 1, 1996 at $1.00 per share..................        15,000
  Exercised in 1997 at $1.00 per share..........................      (210,000)
                                                                    ------------
  Outstanding at March 1, 1997 at $1.00 per share...............        56,000

  Granted on April 1, 1997 at $2.00 per share (Unaudited).......        21,000
  Granted on August 25, 1997 at $2.00 per share (Unaudited).....        28,385
  Exercised in 1998 at $1.00 per share (Unaudited)..............       (56,000)
  Exercised in 1998 at $2.00 per share (Unaudited)..............       (49,385)
                                                                    ------------
  Outstanding at November 29, 1997..............................            --
                                                                    ============

Shares Reserved for Issuance

     At February 25, 1995,  March 2, 1996,  and March 1, 1997,  473,385  shares,
305,385 shares and 95,385 shares, respectively, of common stock were reserved for the exercise and future grants of stock options. At February 25, 1995, March 2, 1996, and March 1, 1997, 1,781,557 shares of common stock were reserved for issuance upon conversion of the nonvoting common stock.

                            DESA HOLDINGS CORPORATION

8.  Pension Plans

     All eligible salaried employees are covered by a defined contribution plan ("401K"). After an employee has been employed for six months, Holdings contributes 2% of their salary. Holdings matches an additional 50% of participant contributions up to a maximum contribution of 1%. The cost of this plan was $213,000, $260,000, and $299,000 for the fiscal years ended February 25, 1995, March 2, 1996, and March 1, 1997, respectively.

     Holdings has a defined benefit pension plan covering substantially all of its industrial employees. The defined benefits are based on a service multiplier that is multiplied by years of credited service. Holdings' funding policy is consistent with the requirements of federal laws and regulations.

     Assets of the 401K and deferred benefit pension plans are invested in securities of governmental agencies, common stocks, and insurance contracts.

     A summary of Holdings' net periodic pension cost related to the defined benefit plan for fiscal years 1995, 1996, and 1997 is as follows (in thousands):


                                                              Fiscal Year
                                                   1995           1996            1997
                                                   ----           ----            ----
Service cost -- benefits earned during the
     period....................................  $     54       $     92       $     85
Interest cost on projected benefit
     obligation................................        90            110            136
Actual gain on plan assets.....................        22           (251)          (257)
Net amortization...............................      (105)           168            141
Net pension cost...............................  $     61      $     119      $     105
                                                 ========      =========      =========

                            DESA HOLDINGS CORPORATION

8.  Pension Plans (continued)

     The following table sets forth the funded status of Holdings' defined benefit plan and the amount recognized in Holdings' consolidated balance sheets as of March 2, 1996 and March 1, 1997 (in thousands):


                                                        1996          1997
                                                        ----          ----
Actuarial present value of accumulated benefit
obligation:
     Vested obligation..............................     $1,523        $1,764
     Unvested obligation............................         42            60
                                                     ----------    ----------
Accumulated benefit obligation......................      1,565        $1,824
Future benefit increases............................         94            54
                                                     ----------    ----------
Projected benefit obligation........................     $1,659        $1,878
                                                     ==========    ==========

Plan assets at fair market value....................     $1,573        $2,081
Projected benefit obligation........................      1,659         1,878
                                                     ----------    ----------
Excess (deficiency) of plan assets over projected          (86)           203
     benefit obligation.............................
Unrecognized net loss...............................        209           122
Unrecognized net obligation.........................        214           188
                                                     ----------    ----------
Prepaid asset.......................................       $337          $513
                                                     ==========    ==========


     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.25% and 8.00%, respectively, for fiscal years 1996 and 1997. The expected long-term rate of return on plan assets for fiscal years 1996 and 1997 was 9%. The impact in fiscal year 1997 of the change in the weighted average discount rate used was to increase the projected benefit obligation by approximately $28,000. Such change in the weighted average discount rate used will impact the determination of the net periodic pension cost in fiscal 1998.

9.  Foreign Exchange Contracts

     At March 1, 1997, Holdings had forward exchange foreign currency contracts, with maturities ranging from April 1997 to December 1997, to purchase approximately $6.8 million in foreign currencies to cover future payments to component suppliers. The carrying values of forward exchange foreign currency contracts approximate their estimated fair values.

                            DESA HOLDINGS CORPORATION

10.  Lease Commitments

     Holdings leases certain machinery, office and manufacturing facilities for periods up to five years under operating lease agreements. Total rent expense for fiscal 1995, and 1996 and 1997 was approximately $665,000, $1,336,000, and $1,624,000, respectively. Future minimum lease payments under all noncancellable operating leases at March 1, 1997 are as follows (in thousands):


Fiscal years ending:
  1998........................................................   $ 1,316
  1999........................................................     1,195
  2000........................................................       701
  2001........................................................       298
  2002........................................................       231
  Thereafter..................................................       430
                                                                 ---------
Total minimum lease payments..................................   $ 4,171
                                                                 =========

11.  Other Assets

     Other assets consist of the following (in thousands):


                                                    March 2,         March 1,
                                                      1996             1997
                                                  ------------     ------------
Investment in joint venture......................   $  550           $  550
Deferred financing costs.........................    5,511            4,535
Other............................................      122              356
                                                  ------------     ------------
                                                    $6,183           $5,441
                                                  ============     ============

     In connection with the 1996 Recapitalization (see Note 1), Holdings charged to income the unamortized balance of deferred financing costs of the Old Term Loans and other related expenditures of $4,361,000 and recorded a tax benefit of $1,723,000 (net amount of $2,638,000 is reflected as an extraordinary item). The financing costs incurred in connection with the 1996 Recapitalization, which are shown above net of amortization, have been capitalized and are being amortized over the term of the new debt.

12.  Foreign Operations

     The accompanying consolidated financial statements include the following amounts related to Holdings' foreign operations in Canada and Europe (in thousands):


                                                         Fiscal Year
                                                 ----------------------------
                                                  1995        1996       1997
                                                  ----        ----       ----
Total assets..................................   $3,484     $ 3,211    $ 4,121
Total liabilities.............................    1,885       1,202      1,228
Net sales.....................................    8,601      11,160     17,188
Operating profit..............................      435         953      1,695

                            DESA HOLDINGS CORPORATION

13.  Segment Information

     Operational results and other financial data presented for the principal business segments of Holdings for the years ended February 25, 1995, March 2, 1996, and March 1, 1997 consist of the following:


                                                    Zone Heating     Specialty       General
                                                      Products        Products      Corporate        Total
                                                    ------------     ---------      ---------        -----
                                                                   (In thousands)
Year ended February 25, 1995
Net Sales....................................          $136,070        $36,431          --         $172,501
Operating income.............................            34,855          5,311       (11,124)        29,042
Depreciation and amortization................             2,122             26         1,966          4,114
Total assets.................................            30,286          9,719        67,254        107,259
Capital expenditures.........................             1,395             20            84          1,499

Year ended March 2, 1996
Net Sales....................................          $147,821        $38,503          --         $186,324
Operating income.............................            39,350          5,072       (12,143)        32,279
Depreciation and amortization................             2,296             36         1,963          4,295
Total assets.................................            25,390         10,041        50,114         85,545
Capital expenditures.........................             2,049             63            10          2,122

Year ended March 1,1997
Net sales....................................          $167,625        $41,480          --         $209,105
Operating income.............................            41,521          5,342       (13,905)        32,958
Depreciation and amortization................             2,365             67         2,104          4,536
Total assets.................................            28,510         10,385        53,089         91,984
Capital expenditures.........................             2,432            332             6          2,770

     For the years  end  February  25,  1995,  March 2, 1996 and March 1,  1997,
Holdings  net  export  sales  were   $7,567,000,   $5,329,000  and   $2,343,000,
respectively.

14.  Related Party Transactions

     Holdings entered into a monitoring and oversight agreement dated as of December 1, 1993 pursuant to which Hicks Muse has provided financial advisory services to Holdings in connection with the negotiation and financing of the Restructuring and will continue to provide financial advisory services to Holdings in the future. The term of this agreement is for three years and will continue from year to year thereafter unless terminated by either party. As compensation for such services, Holdings will pay Hicks Muse a fee of $25,000 per quarter together with all reasonable expenses incurred in connection therewith. This fee will be increased or decreased each fiscal year based on a specified percentage of sales, as defined, but not less than $100,000 per annum. Under this agreement, Hicks Muse was paid $114,000, $189,000 and $211,000 in fiscal years 1995, 1996, and 1997, respectively.

15.  Subsequent Events (Unaudited)

     J.W. Childs Equity Partners, L.P. ("Childs") entered into a Stock Purchase Agreement dated as of October 8, 1997 with Holdings and its stockholders (the "Recapitalization Agreement"). Pursuant to the Recapitalization Agreement,

                            DESA HOLDINGS CORPORATION

15.  Subsequent Events (Unaudited) (continued)

Childs and certain other investors and certain of Holdings' existing stockholders acquired 100% of the equity interests in Holdings. Holdings issued new Common Stock, Series C Redeemable Preferred Stock (the "Preferred Stock") and Warrants to purchase 463,232 shares of Holdings nonvoting common stock (the "Warrants") to Childs and certain other investors and certain of Holdings' existing stockholders in exchange for aggregate consideration of $100.0 million. Holdings used such proceeds together with a portion of the proceeds borrowed under a new term loan, acquisition, and revolving credit facility (the "New Credit Facility") with NationsBank, N.A. ("NationsBank"), as administrative agent, to purchase all of its outstanding common stock in a transaction intended to be accounted for as a recapitalization (the "1998 Recapitalization"). In connection with the 1998 Recapitalization, Holdings entered into certain financing transactions. Additional borrowings under the New Credit Facility, together with the proceeds from the offering and issuance by Holdings' subsidiary, DESA, of $130,000,000 aggregate principal amount of Senior Notes (the "Refinancing"), were used by International to refinance its existing indebtedness. The Senior Notes are fully and unconditionally guaranteed by Holdings. The aforementioned 1998 Recapitalization and Refinancing transactions are reflected in the interim financial statements for the thirty-nine weeks ended November 29, 1997.

     In connection with the aforementioned Recapitalization, Holdings charged to expense the unamortized balance of deferred financing costs related to the 1996 Recapitalization and charged certain expenses associated with the 1998 Recapitalization against capital in excess of par value. Holdings recorded an extraordinary item of approximately $2,308,000 net of a related income tax benefit of approximately $1,495,000 in connection with such 1998 Recapitalization for the thirty-nine weeks ended November 29, 1997.

     The holders of the Preferred Stock are entitled to receive cumulative dividends at a rate of 12% per annum. Such dividends are payable as and when declared by Holdings' Board of Directors in cash or via the issuance of additional shares of Preferred Stock at a value of $1,000 per share if a cash dividend is not declared prior to any May 31 or November 30 before its redemption. The Preferred Stock provides for mandatory redemption on November 30, 2009 at its liquidation value of $1,000 per share plus accrued dividends. The liquidation value is adjustable based upon the occurrence of certain future events, as defined.

     The Warrants entitle the holders to purchase 463,232 shares of Holdings nonvoting common stock for $.01 per share and are exercisable at any time prior to their expiration on November 30, 2009. Such Warrants have been recorded at their fair value of $3,002,000 as an addition to capital in excess of par value and a reduction to the carrying value of the Preferred Stock.

     On January 12, 1998, Holdings entered into an agreement to purchase all of the issued and outstanding stock of Heath Company, which was consummated on February 4, 1998, for an aggregate purchase price of $42,365,000. Such purchase price comprised of $40,365,000 in cash and a $2,000,000 junior subordinated note payable. Heath Company had sales of approximately $58,000,000 and operating profit of approximately $4,600,000 for its fiscal year ended December 31, 1997.

                            DESA HOLDINGS CORPORATION

15.  Subsequent Events (Unaudited) (continued)

     Such note payable matures on December 31, 2008 and accrues interest at a rate of 7.5% per annum. Holdings intends to account for such acquisition using the purchase method. The preliminary fair value of the assets acquired and liabilities assumed at February 4, 1998 is summarized below in thousands. This allocation is preliminary and will be adjusted as necessary based upon our further analysis of the Heath Company acquisition over the next 12 months.


Current assets                                                   $25,757
Property, plant and equipment                                        458
Other                                                              2,370
Goodwill                                                          23,769
Current liabilities                                               (9,989)
                                                                 -------
                                                                  42,365
                                                                 =======

     In March 1998, the Company entered into a letter of intent to acquire all of the outstanding stock of Fireplace Manufacturers, Inc. ("FMI") for a total purchase price of approximately $27 million. FMI, a manufacturer of gas and wood fireplaces and related accessories, had net sales and net income of $31.9 million and $1.0 million, respectively, for its fiscal year ended March 31, 1997. Also, in April 1998, the Company entered into a letter of intent with Universal Heating, Inc. ("UHI") to acquire the worldwide rights (except in China) to distribute Universal's indoor and outdoor heating products and to form a joint venture to manufacture various products in China that will be marketed by the Company. The total purchase price for these transactions is approximately $15 million. Universal, a privately held manufacturer of gas heating products, had net sales and net income of approximately $21.2 million and $1.6 million, respectively, for its year ended December 31, 1997. The two proposed acquisitions will be financed through a combination of indebtedness under the Company's New Credit Facility as well as additional equity contributions from the Company's principal stockholders.

INDEPENDENT AUDITORS' REPORT


To the Shareholders
Heath Company
Benton Harbor, Michigan

We have audited the accompanying balance sheet of Heath Company (a wholly-owned subsidiary of Heath Holding Corp.) (excluding Heathkit Division) and subsidiary as of December 31, 1996, and the related statement of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Heath Company (a wholly-owned subsidiary of Heath Holding Corp.) (excluding Heathkit Division) and subsidiary as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




April 24, 1997 (December 12, 1997 as to Note 10)

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

BALANCE SHEET
DECEMBER 31, 1996
(IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------



ASSETS                                                            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT ASSETS:                                                   CURRENT LIABILITIES:
  Cash                                             $    129         Note payable                                           $ 7,130
  Accounts receivable:                                              Trade accounts payable                                   4,716
    Trade (net of allowances for doubtful
         accounts and customer returns of $399)       6,105         Payable to affiliate                                     1,426
    Other                                                69         Accrued expenses:
  Inventories                                        12,197           Warranty                                               1,292
  Prepaid expenses                                      273           Compensation and benefits                                394
  Deferred income taxes benefit                       1,937           Merchandising programs                                 1,261
                                                 ----------
         Total current assets                        20,710           Settlements and other                                  2,370
                                                                                                                           -------
                                                                           Total accrued expenses                            5,317
PROPERTY, PLANT AND EQUIPMENT - NET                   1,006         Current maturities of long-term debt                       221
                                                                                                                           -------
                                                                           Total current liabilities                        18,810

DEFERRED INCOME TAXES BENEFIT                         1,904       LONG-TERM DEBT, less current maturities                      498

                                                                  NEGATIVE GOODWILL, net of amortization of $286             1,755

                                                                  MINORITY INTEREST IN NET ASSETS OF SUBSIDIARY                  3

                                                                  SHAREHOLDERS' EQUITY:
                                                                    Common stock, par value $.01 per share - voting,
                                                                     2,500 shares authorized; 1,500 shares issued and
                                                                     outstanding, 54 shares in treasury                         15
                                                                    Additional paid-in capital                               1,485
                                                                    Retained earnings                                        1,071
                                                                    Foreign currency translation adjustment                   (17)
                                                                                                                         ---------
                                                                           Total shareholders' equity                        2,554
                                                 ----------                                                              ---------

TOTAL ASSETS                                        $23,620       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $23,620
                                                 ==========                                                              =========

                       See notes to financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1996
(IN THOUSANDS)
----------------------------------------------------------------------------



NET SALES                                                            $44,415
COST OF GOODS SOLD                                                    34,758
                                                               -------------
GROSS PROFIT                                                           9,657
OPERATING EXPENSES                                                     7,837
                                                               -------------
INCOME FROM OPERATIONS                                                 1,820
OTHER EXPENSE - SETTLEMENTS AND OTHER - NET                            2,696
                                                               -------------
LOSS BEFORE PROVISION FOR INCOME TAXES AND
   MINORITY INTEREST IN NET INCOME
   OF SUBSIDIARY                                                       (876)
MINORITY INTEREST IN NET INCOME OF SUBSIDIARY                              6
                                                               -------------
LOSS BEFORE PROVISION FOR INCOME TAXES                                 (882)
PROVISION FOR INCOME TAXES                                             (312)
                                                               -------------
NET LOSS                                                            $  (570)
                                                               =============

See notes to financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

STATEMENT OF SHAREHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1996
(IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------



                                                                                                Foreign
                                                               Additional                       Currency
                                                 Common         Paid-In        Retained       Translation
                                                  Stock         Capital        Earnings        Adjustment        Total
BALANCE, JANUARY 1, 1996                          $ 15           $1,485         $1,641           $ (17)          $3,124
Net Loss                                                                          (570)                           (570)
                                                 ------          ------         ------           ------          ------
BALANCE, DECEMBER 31, 1996                        $ 15           $1,485         $1,071           $ (17)          $2,554
                                                  ====           ======         ======           ======          ======

See notes to financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1996
(IN THOUSANDS)
------------------------------------------------------------------------------



CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                              $   (570)
Adjustments to reconcile net loss to net cash used in operating activities:
   Allocation of Corporate income/expense - net                           (879)
   Amortization of negative goodwill                                      (149)
   Depreciation                                                            295
   Gain on sale of equipment                                                (1)
   Deferred income taxes                                                  (312)
   Minority interest in net income of subsidiary                             6
   Changes in operating assets and liabilities that provided (used)
   cash:
      Accounts receivable                                               (1,211)
      Inventories                                                       (4,577)
      Prepaid expenses                                                     (19)
      Trade accounts payable                                             2,581
      Payable to affiliate                                               1,173
      Accrued expenses                                                   2,457
                                                                   -----------
         Net cash used in operating activities                          (1,206)

CASH FLOWS FROM INVESTING ACTIVITIES -
   Purchases of equipment and tooling                                     (477)
   Proceeds from sales of equipment                                          7
                                                                   -----------
         Net cash used in investing activities                            (470)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on note payable (line-of-credit)                       2,230
   Repayment of subordinated debt                                         (250)
   Payments on long-term debt                                             (221)
                                                                   -----------
         Net cash provided by financing activities                       1,759
                                                                   -----------

NET INCREASE IN CASH                                                        83

CASH AT BEGINNING OF YEAR                                                   46
                                                                   -----------

CASH AT END OF YEAR                                                     $  129
                                                                   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
   Cash paid during the year for interest                               $  566
                                                                   ===========

See notes to financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Operations - Heath Company, which is wholly owned by Heath Holding Corp., consists of the Heath/Zenith ("Heath/Zenith") division and the HeathKit ("Heathkit") division. Heath Company owns 99.5% of Heath Limited which is located in Hong Kong with assets of approximately $4.6 million. The Heath/Zenith division, located in Benton Harbor, Michigan is engaged in the distribution of motion-senor lighting products and wireless home-control devices. Heath Limited is engaged in the importing and exporting of electronic components, parts and accessories, and the supervision of manufacturing of electronic components, parts and accessories carried out by sub-contractors. All of Heath Limited's sales are to Heath/Zenith. The customers of the Heath/Zenith division are located throughout the United States and Canada.

         Heath Acquisition Corp. was formed in December 1994, solely for the purpose of acquiring the outstanding common stock of Heath Company, a non affiliated Company. In January 1995, Heath Acquisition Corp. acquired Heath Company. Subsequently, Heath Acquisition Corp. amended its name to Heath Holding Corp.

         Basis of Presentation - The financial  statements  include the accounts
         of  Heath/Zenith  and  Heath  Limited.  All  significant   intercompany
         transactions have been eliminated.

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates are reasonable, actual results could differ from those estimates.

         Payable to affiliate - Represents the payable to Heathkit.

         Inventories - Inventories are carried at the lower of cost (first-in, first-out method) or market.

         Property, Plant and Equipment - Is recorded at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the related assets ranging from 2 to 20 years. Expenditures for maintenance and repairs are charged to expense as incurred.

         Taxes on Income - Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Heath Company and Heath Limited are separate taxable entities. A portion of the deferred tax asset benefit attributable to Heath Company was allocated to the accounts of Heath/Zenith based on the differences between the financial statement and tax bases of the assets and liabilities of Heath/Zenith. Also included in the deferred tax asset benefit are amounts attributable to Heath Limited. The provision for income taxes was allocated to Heath/Zenith based on the effective income tax rate of Heath Company. Deferred tax assets attributable to net operating loss (NOL's) carryforwards available to Heath Company have been allocated 100% to Heath/Zenith. No benefit related to future utilization of NOL's has been allocated to Heathkit.

         Negative Goodwill - Negative goodwill was allocated to the accounts of Heath/Zenith and Heath Limited based on the values of the assets and liabilities attributable to Heath/Zenith and Heath Limited on January 25, 1995 (date of acquisition) and is being amortized on a straight-line basis over fifteen years.

         Foreign  Currency   Translation  -  The  functional  currency  for  the
         Heath/Zenith   foreign   operations  is  the  Hong  Kong  dollar.   The
         translation from Hong Kong dollars is performed for balance sheet accounts using current exchange rates in effect at the date of the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The gains or losses resulting from such translation are included as a separate component of shareholder's equity. Gains or losses from foreign currency transactions were not material during the year ended December 31, 1996 and are reflected in income from operations.

         Revenue Recognition - Sales are recognized at the time product is shipped. Returns, including "destroy-in-field" items, are netted against sales and amounted to approximately $2,707,000 for the year ended December 31, 1996.

         Research and Development Costs - Such costs are expensed as incurred and are included in operating expenses in the accompanying statement of income. Research and development costs incurred for the year ended December 31, 1996 were approximately $1,100,000.

         Corporate Allocations - Interest expense, management fees (see Note 8) and general and administrative expenses have been allocated to Heath/Zenith. Heath Company's bank debt is currently recorded on the accounts of Heath/Zenith. An allocation of interest expense was made to Heathkit based on the average receivable balance from the division and Heath Company's borrowing rate (see Note 4). Management fees were allocated to Heath/Zenith based on the division's sales as a % of total Heath Company sales volume. General and administrative expenses, consisting primarily of salaries for corporate support functions and occupancy costs are allocated based on estimates of time attributable to the division and square footage, respectively. Other administrative expenses have been allocated based on a budget formula that was agreed upon by management at the beginning of the year.

2.       INVENTORY

         Inventory at December 31 consisted of the following (in thousands):

Raw materials                                                         $    690
Work-in-process                                                          2,944
Finished goods                                                           8,563
                                                                 -------------

Total                                                                  $12,197
                                                                 =============

3.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31 consisted of the following (in thousands):

Buildings and improvements                                            $    688
Machinery and equipment                                                  1,194
Tooling                                                                    251
Construction in progress
                                                                 -------------
                                                                         2,133
Less accumulated depreciation                                            1,127
                                                                 -------------

Total                                                                   $1,006
                                                                 =============

4.       NOTE PAYABLE

         Heath Company has a loan agreement (the "Agreement") with a bank which provides a revolving line of credit and a term loan (see Note 5). Terms of the Agreement include certain restrictions on expenditures for property and operating leases. The Company is also required to maintain minimum levels of working capital and net worth, along with certain financial ratios measured annually. Borrowings under the agreement are collateralized by substantially all assets of the Company.

         The revolving line of credit has a maximum borrowing commitment of $11 million and is subject to a borrowing formula. The line of credit agreement requires the payment of interest at the bank prime rate or base lending rate, plus 1% (9.25% at December 31, 1996) or the LIBOR rate, plus 3.00% (8.62% at December 31, 1996). The line of credit expires January 26, 1998.

         The agreement also provides for letters of credit up to $3 million. No advances were taken against the letters at December 31, 1996.

5.       LONG-TERM DEBT

         Long-term debt consists of the following (in thousands):

         Term notes  payable to bank - payable in monthly  installments  of $12, plus  interest at 1.25% over the prime rate  (9.50% at December  31,
            1996) or LIBOR rate plus 3.25% (8.62%
            at December 31, 1996) through January 1998                $ 719
         Less current portion                                           221
                                                                      -----

         Total long-term debt                                         $ 498
                                                                      =====

         The annual aggregate maturities of long-term debt at December 31, 1996, are as follows (in thousands):

         1997                                                         $ 221
         1998                                                           498
                                                                      -----

         Total                                                        $ 719
                                                                      =====

6.       RETIREMENT

         Heath Company has a 401(k) defined contribution profit sharing plan covering substantially all employees. The Company has the option to make matching contributions at the discretion of management. The Company contributed approximately $41,000 on behalf of Heath/Zenith employees during the year ended December 31, 1996.

7.       FEDERAL INCOME TAXES

         The  provision  for  income  taxes   consisted  of  the  following  (in
         thousands):

         Current tax liability                                        $   180
         Benefit of operating loss carryforward                          (180)
         Deferred tax credit                                             (312)
                                                                      --------

         Provision for income taxes                                   $  (312)
                                                                      ========

         The effective tax rate on income differs from the federal statutory rate primarily due to state income taxes and non-taxable amortization of negative goodwill.

         Deferred tax assets resulting from temporary differences are as follows at December 31 (in thousands):

                                                      Deferred Tax
                                                         Assets
                                         ---------------------------------------
                                                     (In Thousands)
                                         ---------------------------------------
                                               Current           Non Current

Accounts receivable                                $  136
Inventory                                             248
Settlements                                           620
Accrued warranty                                      438
Accrued promotional allowances                        429
Accrued vacations                                      48
Fixed assets                                                           $1,056
Net operating loss                                                      1,063
All other                                              18                  23
                                                 --------            --------

Subtotal                                            1,937               2,142

Less - valuation allowance                          -                     238
                                               ----------            --------

Total                                              $1,937              $1,904
                                                   ======              ======

         The Company has net operating loss carryforwards of approximately $2,100,000 available to offset future taxable income. Of the total net operating loss carryforward amount, $1,343,000 expires at a rate of $133,000 each year for the next 10 years, while the remainder expires in 15 years.

8.       RELATED PARTY TRANSACTIONS

         The  Company  is  required  to pay  $21,000  per  month to HIG  Capital
         Management, Inc., a majority shareholder, for management services. During the year ended December 31, 1996 the Company paid approximately $250,000 of which approximately $217,000 was allocated to Heath/Zenith.

9.       MAJOR CUSTOMER TRANSACTIONS

         Sales to one customer approximated $21.7 million for the year ended December 31, 1996. Accounts receivable from this customer approximated $2.9 million at December 31, 1996.

10.      LITIGATION

         On November 18, 1997, Heath Company reached a settlement in a case involving the Company as both a defendant and plaintiff, concerning alleged patent infringement. The cases were initiated prior to December 31, 1996. The settlement resulted in the Company paying a net amount of $1.825 million, for which the parties received certain licenses and covenant not to sue rights. The Company believes the license received is of nominal future value and, therefore the settlement amount has been recorded as an expense and accrued as a liability in the 1996 financial statements. During 1996, the Company incurred other costs of approximately $1.1 million related to the lawsuit.

         Heath Company has received notification of other possible patent infringements, none of which is currently in litigation. The Company believes it has no material liability for which it is alleged that infringement of patents has occurred, however, the ultimate outcome cannot be determined at this time.

         Heath Company's insurance company has received notification of litigation claim surrounding product liability. The insurance company's attorneys and management of the Company has evaluated the circumstances surrounding the case and believe it has no merit. In management's opinion, additional liability in excess of insurance coverages, if any, will not have a material affect on the Company's results of operations, financial position or liquidity.

11.      STOCK OPTION PLAN

         During 1995, the Company's Board of Directors approved the "1995 stock option plan." The plan allows eligible employees, as selected by the plan administrator, to receive options to purchase shares of common stock at a price determined by the administrator, but not less than the fair market value at date of grant. The maximum term of an option may not exceed 10 years. There are 300,000 shares reserved under the plan. Transactions under the plan are summarized as follows:


                                                  Shares         Price Range

Options outstanding at January 26, 1995              191,000        $1.00
Options granted                                        5,000     $1.00-$1.10
                                               -------------

Options outstanding at December 31, 1995             196,000     $1.00-$1.10
Options granted                                        4,000        $7.00
Options terminated                                   (1,000)     $1.00-$1.10
                                               -------------

Options outstanding at December 31, 1996             199,000     $1.00-$7.00
                                               =============

         Subsequent to year-end, 2,000 of the options granted in 1996 were terminated and the exercise price of the remaining 2,000 options granted in 1996 was revised to $1.00.

         Statement of Financial Accounting Standards ("SFAS") No. 123 became effective for the Company during 1996. The Company has elected to continue to follow the "Intrinsic Value" method of Accounting Principles Board opinion No. 25 ("APB 25") and include the required disclosures under SFAS 123. Stock options granted did not have a material affect on the Company's financial position or results of operations.

12.      SERIES A PREFERRED STOCK

         The Company has authorized 500,000 shares of Series A Preferred Stock at a par value of $1.00. The shares contain both voting and conversion rights. Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into shares of Common Stock. Additionally, Series A Preferred Stock will be automatically converted to Common Stock upon the occurrence of the closing of an underwritten public offering or upon the conversion by the holders of eighty percent of the then issued and outstanding shares of the Series A Preferred Stock into shares of Common Stock. No preferred shares were outstanding at December 31, 1996 and December 31, 1995.

           HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY
               (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

                            BALANCE SHEET (unaudited)
                                 5 October 1997
                                 (IN THOUSANDS)

ASSETS

CURRENT ASSETS:
     Cash                                                         $     131
     Accounts receivable:
       Trade (net of allowance for doubtful accounts and
       customer returns)                                              8,268
       Other                                                          1,079
     Inventories                                                     10,539
     Prepaid expenses                                                   160
     Deferred income taxes benefit                                    1,561
                                                                -----------
          Total current assets                                       21,738

PROPERTY, PLANT AND EQUIPMENT - NET                                   1,040

DEFERRED INCOME TAXES BENEFIT                                         1,561
                                                                -----------
TOTAL ASSETS                                                       $ 24,339
                                                                ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Note payable                                                   $ 7,160
     Trade accounts payable                                           3,307
     Payable to affiliate                                             1,273
     Accrued expenses:
          Warranty                                                    1,459
          Compensation and benefits                                     512
          Merchandising programs                                      1,411
          Settlements and other                                       2,739
                                                                -----------
                   Total accrued expenses                             6,121
     Current maturities of long-term debt                               221
                                                                -----------
                   Total current liabilities                         18,082

     LONG-TERM DEBT, less current maturities                            313

     NEGATIVE GOODWILL, (net of amortization)                         1,651

     MINORITY INTEREST IN NET ASSETS OF SUBSIDIARY                       --

     SHAREHOLDERS' EQUITY:
          Common stock, par value $.01 per share - voting,
                   2500 shares authorized; 1,500 shares
                   issued and outstanding, 54 shares in
                   treasury                                              15
          Additional paid-in-capital                                  1,485
          Retained Earnings                                           2,793
          Foreign currency translation adjustment
                                                                -----------
                   Total shareholders' equity                         4,293
                                                                -----------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $ 24,339
                                                                ===========

           HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY
               (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

                       STATEMENT OF OPERATIONS (unaudited)
         Thirty-nine Weeks Ended October 5, 1997 and September 29, 1996
                                 (In thousands)


                                                                            Thirty-nine Weeks Ended
                                                                   ------------------------------------------
                                                                   September 29, 1996      October 5, 1997
                                                                   -----------------     --------------------

NET SALES                                                                     30,723                  $41,151

COST OF GOODS SOLD                                                            23,937                   31,409
                                                                   -----------------     --------------------

GROSS PROFIT                                                                   6,786                    9,742

OPERATING EXPENSES                                                             5,942                    6,256
                                                                   -----------------     --------------------

INCOME FROM OPERATIONS                                                           844                    3,486

OTHER EXPENSE                                                                    676                    1,012
                                                                   -----------------     --------------------

INCOME BEFORE PROVISION FOR INCOME TAXES
  AND MINORITY INTEREST IN NET INCOME
  OF SUBSIDIARY                                                                  168                    2,474

MINORITY INTEREST IN NET INCOME OF SUBSIDIARY                                      5                        5
                                                                   -----------------     --------------------

GAIN/(LOSS) BEFORE PROVISION FOR INCOME TAX                                      163                    2,469

PROVISION FOR INCOME TAX                                                          28                      728
                                                                   -----------------     --------------------

NET INCOME / (LOSS)                                                             $135                   $1,741
                                                                   =================     ====================

           HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY
               (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

                       STATEMENT OF CASH FLOWS (unaudited)
             Thirty-nine Weeks Ending October 5, 1997 and September
                                    29, 1996
                                 (In thousands)
                                                                                           Thirty-nine weeks ending
                                                                                          --------------------------
                                                                                           September     October 5,
                                                                                           29, 1996         1997
                                                                                          -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                                       $135         $1,741
Adj. to reconcile net income to net cash used in operating activities:
     Amortization of negative Goodwill                                                           (113)          (106)
     Depreciation                                                                                 256            351
     (Gain) Loss on sale of equipment                                                              --             (1)
     Deferred income taxes                                                                        253            720
     Changes in operating assets and liabilities that provided (used) cash:
          Accounts Receivable                                                                    (987)        (3,173)
          Payable to affiliate                                                                    210           (156)
          Inventories                                                                           1,208          1,658
          Prepaid Expenses                                                                          3            113
          Trade Accounts Payable                                                                 (444)        (1,409)
          Accrued Expenses                                                                        301            803
                                                                                          -----------    -----------
               Net cash used in operating activities                                              822            541

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of equipment and tooling                                                          (389)          (386)
     Proceeds from sales of equipment                                                              --              2
                                                                                          -----------    -----------
               Net cash provided by financing activities                                         (389)          (384)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings on note payable (line of credit)                                             (265)            30
     Repayment of subordinated debt                                                                --             --
     Payments on long-term debt                                                                  (166)          (185)
                                                                                          -----------    -----------
               Net cash provided by financing activities                                         (431)          (155)

NET INCREASE / (DECREASE) IN CASH                                                                   2              2

CASH AT BEGINNING OF FISCAL YEAR                                                                   30            129
                                                                                          -----------    -----------

CASH AT PERIOD END                                                                                $32           $131
                                                                                          ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
     Cash paid for Interest                                                                      $566           $587

                        See notes to financial statements

DISCLOSURE:       As of December 1995, balance sheet accounts were not accounted for on a  divisional  basis.  Therefore,  figures  above  were
                  derived   utilizing   estimated  balance  sheet  accounts  for
                  Heath-Zenith at December 1995.

           HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY
               (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)


                  STATEMENT OF SHAREHOLDERS' EQUITY (unaudited)
              Thirty-nine Weeks Ended October 5, 1997 and September
                                    29, 1996
                                 (In thousands)


                                                                          Foreign
                                              dditional                  Currency
                                 Common        Paid-In      Retained    Translation
                                  Stock      A Capital      Earnings    Adjustment       Total
                               -----------   -----------   -----------  -----------   -----------
BALANCE, JANUARY 1, 1996               $15        $1,485        $1,641        ($17)        $3,124

  Net Income                                                       135                        135
                               -----------   -----------   -----------  -----------   -----------
BALANCE, SEPTEMBER 29, 1996            $15        $1,485        $1,776        ($17)        $3,259
                               ===========   ===========   ===========  ===========   ===========


BALANCE, JANUARY 1, 1997               $15        $1,485        $1,071        ($17)        $2,554

  Net loss                                                       1,741          (2)         1,739
                               -----------   -----------   -----------  -----------   -----------
BALANCE, OCTOBER 5, 1997               $15        $1,485        $2,812        ($19)        $4,293
                               ===========   ===========   ===========  ===========   ===========





                       See notes to financial statements.

                            DESA INTERNATIONAL, INC.
                       REGISTRATION STATEMENT ON FORM S-4

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that in the case of a non-derivative action, any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. In a derivative action, this indemnification does not apply to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

     Article Tenth of the Company's Certificate of Incorporation states that the Company shall indemnify any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that the or she (i) is or was a director or officer of the Company or (ii) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary or another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended.

     Insofar as indemnification for liabilities arising under the Securities At of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be government by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K).

Item 21. Exhibits and Financial Statement Schedules.

     (a) Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K).

Exhibit No.                        Description of Document                               Exhibit File No.
-----------                        -----------------------                               ----------------

    2.1    Recapitalization Agreement, dated as of October 8, 1997, among J.W.                 2.1**
           Childs Equity Partners, L.P., Desa Holdings Corporation and each
           Stockholder of  Desa Holdings Corporation named therein
    2.2    Stock Purchase Agreement, dated as of January 12, 1998, by and among               2.2**
           Heath Holding Corp., its Shareholders and Optionholders and the Company
    3.1    Articles  of  Incorporation  of the  Company                                       3.1**
    3.1A   Articles  of  Incorporation of Desa Holdings Corporation                           3.1A**

Exhibit No.                        Description of Document                               Exhibit File No.
-----------                        -----------------------                               ----------------
    3.2    By-laws of the Company                                                             3.2**
    3.2A   By-laws of Desa Holdings Corporation                                               3.2A**
    4.1    Indenture, dated as of November 26, 1997, by and among the Company,                4.1**
           Holdings and Marine Midland Bank relating to $130,000,000 of the
           Company's 97/8% Senior Subordinated Notes Due 2007
    4.2    Registration Rights Agreement, dated as of November 26, 1997 by and                4.2**
           among the Company, Holdings, NationsBanc Montgomery Securities, Inc.
           and UBS Securities LLC
    4.3    Purchase Agreement, dated as of November 21, 1997, by and among the                4.3**
           Company, Holdings, NationsBanc Montgomery Securities, Inc. and UBS
           Securities LLC
    4.4    Global Note Payable to CEDE & Co.                                                  4.4**
    4.5    Holdings Guarantee                                                                 4.5**
     5     Form of Opinion of Sullivan & Worcester LLP                                          5
   10.1    Credit Agreement, dated as of November 26, 1997 by and among the
           Company, Holdings, NationsBank, N.A., UBS Securities LLC and
           NationsBanc Montgomery Securities, Inc.                                            10.1**
   10.2    Management Incentive Plans of the Company, dated March 1, 1997                     10.2**
   10.3    Sales Compensation and Incentive Plan of the Company for FY 1998                   10.3**
   10.4    Services Agreement between the Company and Hamilton Ryker Company                  10.4**
   10.5    Services Agreement between the Company and Manpower Services                       10.5**
   10.6    Manufacturer's Representative Agreement between the Company and Sales              10.6**
           & Marketing Specialists
   10.7    Manufacturer's Representative Agreement between the Company and The                10.7**
           Upper Midwest Group
   10.8    Manufacturer's Representative Agreement between the Company and                    10.8**
           Marketing Consultants, Inc.
   10.9    Manufacturer's Representative Agreement between the Company and                    10.9**
           Belmont Enterprises, Inc.
   10.10   Manufacturer's Representative Agreement between the Company and                    10.10**
           Kitchin & Son, Inc.
   10.11   Manufacturer's Representative Agreement between the Company and                    10.11**
           Hurley Marketing Services
   10.12   Manufacturer's Representative Agreement between the Company and                    10.12**
           Marketing Services Group
   10.13   Manufacturer's Representative Agreement between the Company and Sales              10.13**
           Managers, Inc.
   10.14   Manufacturer's Representative Agreement between the Company and                    10.14**
           Manufacturers Products, Inc.
   10.15   Intellectual Property Agreement between the Company and Worgas                     10.15**
           Bruciatori SRL dated December 1, 1996
   10.16   Intellectual Property Agreement between the Company and Valor Limited              10.16**
           dated May 21, 1996
   10.17   Intellectual Property Agreement between the Company and Remington                  10.17**
           Arms Company dated August 29, 1969
   10.18   Intellectual Property Agreement between the Company and Remington                  10.18**
           Arms Company dated January 29, 1988

                                      II-2

Exhibit No.                        Description of Document                               Exhibit File No.
-----------                        -----------------------                               ----------------

   10.19   Lease Agreement between the Company and Shelbyville Industrial Spec.               10.19
           Building - WRS Partnership
   10.20   Agreement to produce and sell finished goods between the Company and               10.20
           Tangible/Shinn Fu
   10.21   Agreement to produce and sell finished goods between the Company and               10.21**
           BYSE
   10.22   Agreement to produce and sell finished goods between the Company and               10.22**
           NU-TEC
   10.23   Agreement to produce and sell finished goods between the Company and               10.23**
           International Pin
   10.24   Agreement to produce and sell finished goods between the Company and               10.24**
           Kingsman Industries
   10.25   Agreement to produce and sell finished goods between the Company and               10.25**
           Sealey
   10.26   Agreement to produce and sell finished goods between the Company and               10.26**
           Hudson Manufacturing
   10.27   Agreement to produce and sell finished goods between the Company and               10.27**
           Sengoka Works, Ltd
   10.28   Employment Agreement, dated as of November 26, 1997, between the                   10.28**
           Company and Robert H. Elman
   10.29   Employment Agreement, dated as of November 26, 1997, between the                   10.29**
           Company and John M. Kelly
   10.30   Employment Agreement, dated as of November 26, 1997, between the                   10.30**
           Company and Terry G. Scariot
    12     Schedule of Earnings to Fixed Charges                                                12
    21     Subsidiaries of the Company                                                          21**
   23.1    Consent of Sullivan & Worcester LLP                                         Contained in Exhibit 5
   23.2    Consent of Ernst & Young LLP                                                          *
   23.3    Consent of Deloitte & Touche LLP                                                      *
    24     Powers of Attorney                                                                    *
    25     Statement of Eligibility of Marine Midland Bank as trustee under the                  25
           Indenture
    27     Amended Financial Data Schedule                                                       27
   99.1    Form of Letter of Transmittal to be used in connection with the Exchange             99.1
           Offer
   99.2    From of Notice of Guaranteed Delivery                                                99.2
----------

*  To be filed by amendment
** Previously filed

  (b) The following Financial Statement Schedules are included herein:

                                                                                             Page Number
     Report of Ernst & Young LLP                                                                 S-1
     Schedule I - Condensed Financial Information of Registrant (DESA International, Inc.)       S-2
     Schedule II - Valuation and Qualifying Accounts                                             S-6

Item 22. Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                         Report of Independent Auditors


Board of Directors and Stockholders
Desa Holdings Corporation

We  have  audited  the  consolidated   financial  statements  of  DESA  Holdings
Corporation (the "Company") as of March 2, 1996 and March 1, 1997, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 1, 1997, and have issued our report thereon dated April 4, 1997 (included elsewhere in this Prospectus). Our audits also included the consolidated financial statement schedules listed in Schedule I and II attached hereto in this Prospectus. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these schedules based on our audits.

In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth for the periods stated above.


                               Ernest & Young LLP


New York, New York
April 4, 1997

           SCHEDULE I - Condensed Financial Information of Registrant

                                             DESA International, Inc.

                                  Condensed Consolidated Balance Sheets



                                                                                   March 2,                   March 1,
                                                                                     1996                       1997
                                                                               -----------------        --------------------
                                                                                            (In thousands)
Assets
Current assets:

  Cash and cash equivalents                                                     $          145            $         5,058
  Accounts receivables (including $122,730 and $122,520 due from parent in 1996 and 1997, respectively) less allowance for doubtful
  accounts of  $1,008 and $822 in 1996 and 1997, respectively                          133,481                    135,586
  Inventories                                                                           14,936                     15,747
  Prepaid expenses and other current assets                                              1,839                      1,761
                                                                                --------------            ---------------
Total current assets                                                                   150,401                    158,152

Property, plant and equipment, net                                                       9,744                     10,082
Other assets (principally goodwill)                                                     46,895                     45,067
                                                                                --------------            ---------------
                                                                                $      207,040            $       213,301
                                                                                ==============            ===============
Liabilities and Stockholder's Equity
Current liabilities                                                             $       28,865            $        44,198
Long-term debt                                                                         149,709                    130,600
Other non-current liabilities                                                            2,373                      1,940
                                                                                --------------            ---------------
Total liabilities                                                                      180,947                    176,738

Stockholder's equity:
  Common stock                                                                          31,900                     31,900
  Other stockholder's equity                                                            (5,807)                     4,663
                                                                                --------------            ---------------
                                                                                        26,093                     36,563
                                                                                --------------            ---------------
                                                                                $      207,040            $       213,301
                                                                                ==============            ===============

                                             DESA International, Inc.


                                  Condensed Consolidated Statements of Income


                                                             February 25,           March 2,           March 1,
                                                                  1995                1996               1997
                                                         --------------------- ------------------ ------------------
                                                                               (In thousands)
Net sales                                               $              172,501 $          186,324 $          209,105

Costs and expenses:
  Cost of goods sold                                                   107,484            116,217            130,890
  Selling, general and administrative                                   35,817             37,828             45,224
                                                        ------------------------------------------------------------
Operating Profit                                                        29,200             32,279             32,991
   Interest expense                                                      5,777              7,073             14,509
                                                        ------------------------------------------------------------
Income before income taxes and extraordinary item                       23,423             25,206             18,482
Income taxes                                                            10,064             10,401              7,733
                                                        ------------------------------------------------------------
Income before extraordinary item                                        13,359             14,805             10,749
Extraordinary item, net of income taxes of $1,421                           --              2,176                 --
                                                        ------------------------------------------------------------
Net income                                              $               13,359 $           12,629 $           10,749
                                                        ============================================================

                                             DESA International, Inc.


                                  Condensed Consolidated Statements of Cash Flows




                                              February 25,         March 2,           March 1,
                                                  1995               1996               1997
                                           ------------------ ------------------ ------------------
                                                                (In thousands)
Net cash provided by operating activities      $    18,337         $   19,375         $   18,398

Investing Activities
Capital expenditures                                (1,499)            (2,122)            (2,770)
Dividends received from joint venture                  196                112                132
Purchase of Toro assets                               (873)                --                 --
Other                                                   --                (50)               244
                                           ---------------    ---------------    ---------------
Net cash used in investing activities               (2,176)            (2,060)            (2,882)

Financing Activities
Proceeds from new Term Loans                            --            155,000                 --
Proceeds from new revolver loan                         --              9,900                 --
Proceeds from exercise of BT  Warrant                                     891                 --
Redemption of Series A Preferred Stock                  --             (6,418)                --
Redemption of Series B Preferred Stock                  --             (4,946)                --
Repayment of old Term Loans                             --            (50,950)                --
Dividends paid on common stock and
   nonvoting common stock                               --           (113,154)                --
Payment of expenses                                     --             (5,673)                --
Decrease in revolving loan                              --             (7,141)            (2,759)
Payments on old Term Loans                          (2,250)           (11,050)            (8,050)
Decrease in promissory notes                           (97)                --                 --
Proceeds from issuance of common stock                 696                202                210
                                           ---------------    ---------------    ---------------
Net cash used in financing activities               (1,651)           (33,339)           (10,559)
Effect of exchange rates on cash                        63                 (1)                (4)
                                           ---------------    ---------------    ---------------
Increase (decrease) in cash and cash
   equivalents                                      14,573            (16,025)             4,913
Cash and cash equivalents at beginning of
   fiscal year                                       1,597             16,170                145
                                           ---------------    ---------------    ---------------
Cash and cash equivalents at end of fiscal
   year                                        $    16,170         $      145          $   5,058
                                           ===============    ===============    ===============

                            DESA International, Inc.

              Notes to Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of DESA International, Inc. ("DESA") and its wholly owned subsidiaries:
DESA Industries of Canada, Inc. and DESA Europe B.V. All significant intercompany accounts and transactions have been eliminated. DESA's 50% interest in a joint venture is accounted for using the equity method.

The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for condensed financial statements and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.


Note 2 - Dividends from Investee

Cash dividends paid to DESA from the Company's 50% interest in a joint venture accounted for by the equity method are as follows:


      February 25,                March 2,                   March 1,
          1995                      1996                       1997
------------------------ --------------------------  ------------------------
                               (In thousands)

         $ 196                     $ 112                      $ 132

                           SCHEDULE II - Valuation and Qualifying Accounts
                                      DESA International, Inc.
                                            March 1, 1997
            COL. A                 COL. B                COL. C                COL. D         COL. E
                                                       Additions
                                                              Charged to
                                 Balance at     Charged to       Other                      Balance at
                                  Beginning     Costs and      Accounts-    Deductions -      End of
         Description              of Period      Expenses      Describe       Describe        Period
------------------------------  ------------- -------------- -------------  ------------- --------------

Year Ended March 1,1997:
 Deducted from assets accounts:
  Allowance for doubtful accounts   1,108,000       (63,000)                  109,000(1)     936,000

Year Ended March 2,1996:
 Deducted from assets accounts:
  Allowance for doubtful accounts   1,072,000      (160,000)                 (196,000)(1)  1,108,000

Year Ended February 25, 1995:
 Deducted from assets accounts:
  Allowance for doubtful accounts    882,000        274,000                    84,000(1)   1,072,000

(1) Uncollectible accounts written off, net of recovery.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, State of Kentucky, on the 30th day of April, 1998.

                                              Desa International, Inc.

                                              By: /s/ Robert H. Elman
                                              Name: Robert H. Elman
                                              Title:  Chairman and Chief
                                                       Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1998.


    Signature                        Title                             Date
    ---------                        -----                             ----

/s/ Robert H. Elman           Chairman, Chief Executive          April 30, 1998
Robert H. Elman               Officer and Director

_______*____________          Director                           April 30, 1998
John W. Childs

_______*____________          Director                           April 30, 1998
Raymond B. Rudy

/s/ Adam L. Suttin            Director                           April 30, 1998
Adam L. Suttin

/s/ Michael Greene            Director                           April 30, 1998
Michael Greene

/s/ Terry G. Scariot          President and Director             April 30, 1998
Terry G. Scariot

/s/ Edward G. Patrick         Vice President of Finance,         April 30, 1998
Edward G. Patrick             Treasurer

/s/ Scott M. Nehm             Vice President and Controller      April 30, 1998
Scott M. Nehm


 *   By: /s/ Adam L. Suttin
            Adam L. Suttin, Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Holdings has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, State of Kentucky, on the 30th day of April, 1998.

                                              Desa Holdings Corporation

                                              By: /s/ Robert H. Elman
                                              Name: Robert H. Elman
                                              Title:  Chairman and Chief
                                                         Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1998.

      Signature                       Title                           Date


/s/ Robert H. Elman       Chairman, Chief Executive               April 30, 1998
Robert H. Elman           Officer and Director

________*_____________    Director                                April 30, 1998
John W. Childs

________*_____________    Director                                April 30, 1998
Raymond B. Rudy

/s/ Adam L. Suttin        Director                                April 30, 1998
Adam L. Suttin

/s/ Michael Greene        Director                                April 30, 1998
Michael Greene

/s/ Terry G. Scariot      President and Director                  April 30, 1998
Terry G. Scariot

/s/ Edward G. Patrick     Vice President of Finance,              April 30, 1998
Edward G. Patrick         Treasurer

/s/ Scott M. Nehm         Vice President and Controller           April 30, 1998
Scott M. Nehm


 *   By: /s/ Adam L. Suttin
            Adam L. Suttin, Attorney-in-fact